As filed with the Securities and Exchange Commission on March 15, 2002.

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant   [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[x] Preliminary Proxy Statement                    [ ]  Confidential, for Use of
[ ] Definitive Proxy Statement                          the Commission Only
[ ] Definitive Additional Materials                     (as permitted by
[ ] Soliciting Material Pursuant to Rule 14a-11(c)      Rule 14a-6(e)(2))
    or Rule 14a-12

                           DARLING INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)   Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
         (2)   Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
         (4)   Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
         (5)   Total fee paid:

         -----------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)   Amount Previously Paid:

         -----------------------------------------------------------------------
         (2)   Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------
         (3)   Filing Party:

         -----------------------------------------------------------------------
         (4)   Date Filed:

         -----------------------------------------------------------------------

                           DARLING INTERNATIONAL INC.

                              [Logo to be inserted]

                     251 O'Connor Ridge Boulevard, Suite 300
                               Irving, Texas 75038



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD [APRIL 30], 2002



To the Stockholders of Darling International Inc.:

     An Annual Meeting of Stockholders of Darling International Inc. will be held on [Tuesday, April 30], 2002, at 9:00 a.m., local time, at our company's corporate headquarters located at the address set forth above, for the following purposes (which are more fully described in the accompanying Proxy Statement):

     1. To consider and approve the issuance to the lenders under our existing credit facility of (i) approximately 46.7 million shares of our common stock, such that the lenders will collectively own 75% of our issued and outstanding common stock and (ii) up to 110,000 shares of our newly created Series A Preferred Stock. We will issue such common stock, as well as 100,000 shares of our newly created Series A Preferred Stock plus an additional number of shares of Series A Preferred Stock based on the level of our revolving credit with the lenders at the closing of the transactions described in this proxy statement, in exchange for the cancellation by the lenders of indebtedness owed by us to the lenders (Proposal No. 1);

     2. To consider and approve amendments to our certificate of incorporation to facilitate the recapitalization described in Proposal No. 1, including amendments to (i) increase the number of authorized shares of our common stock from 25 million to 100 million and (ii) grant to the lenders preemptive rights to purchase our common stock (Proposal No.
         2);

     3. To elect five nominees, including the lenders' three designees (who will constitute a majority of a five-person Board of Directors), to the Board of Directors (Proposal No. 3); and

     4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The affirmative vote of the holders of (i) a majority of our outstanding shares of common stock present or represented at the Annual Meeting and entitled to vote thereon is required for approval of Proposal No. 1, (ii) a majority of our outstanding shares of common stock entitled to vote thereon is required for approval of Proposal No. 2 and (iii) a plurality of the shares voting is required for the election of each of the nominees for director and approval of Proposal No. 3 (assuming in each case a quorum is present). The effectiveness of each proposal is contingent upon the approval of the other proposals. We will not take any action on any proposal unless all proposals are approved.

     The Board of Directors unanimously recommends that you vote to approve each of the three proposals.

     The Board of Directors has fixed the close of business on March [28], 2002, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     You are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting, to assure your shares are represented at the Annual Meeting, please date, execute and mail promptly the enclosed proxy in the enclosed envelope, for which no additional postage is required.

     A copy of our Annual Report for the year ended December 29, 2001 is enclosed for your convenience.

                                            By Order of the Board of Directors,




                                            Joseph R. Weaver, Jr.
                                            Secretary

Irving, Texas
March __, 2002




                             YOUR VOTE IS IMPORTANT.
                     PLEASE EXECUTE AND RETURN PROMPTLY THE
                  ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

                                TABLE OF CONTENTS
                                                                                                               Page
                                                                                                               ----

SUMMARY...........................................................................................................1
QUESTIONS AND ANSWERS ABOUT THE RECAPITALIZATION..................................................................2
QUESTIONS AND ANSWERS ABOUT VOTING................................................................................6
OVERVIEW OF THE RECAPITALIZATION..................................................................................9
   The Recapitalization Transactions..............................................................................9
   Current and Post-Recapitalization Equity Ownership............................................................11
SOME EFFECTS OF THE RECAPITALIZATION.............................................................................12
BACKGROUND OF THE RECAPITALIZATION...............................................................................13
   Events Leading to the Recapitalization........................................................................13
FACTORS CONSIDERED BY THE BOARD OF DIRECTORS.....................................................................15
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.........................................................16
PROPOSAL NO.1 - APPROVAL OF THE ISSUANCE OF COMMON STOCK AND
PREFERRED STOCK IN CONNECTION WITH THE RECAPITALIZATION..........................................................17
   Introduction..................................................................................................17
   Required Vote.................................................................................................17
   Recommendation of the Board of Directors......................................................................17
   Issuance of Common Stock to the Lenders.......................................................................17
   Issuance of Series A Preferred Stock to the Lenders; Terms of the Series A Preferred Stock....................17
PROPOSAL NO. 2 - AMENDMENTS TO CERTIFICATE OF INCORPORATION......................................................19
   Introduction..................................................................................................19
   Required Vote.................................................................................................19
   Recommendation of the Board of Directors......................................................................19
   Increase in Authorized Common Stock and Issuance of Common Stock and Series A
   Preferred Stock to the Lenders................................................................................19
   Preemptive Rights.............................................................................................20
THE RECAPITALIZATION AGREEMENT AND RELATED AGREEMENTS............................................................22
   The Recapitalization Agreement................................................................................22
   The New Amended and Restated Credit Agreement.................................................................27
   Terms of the Revolver.........................................................................................28
   Terms of the Term Loan........................................................................................28
   Registration Rights Agreement.................................................................................29
PROPOSAL NO. 3 - ELECTION OF DIRECTORS...........................................................................30
   Introduction..................................................................................................30
   Required Vote.................................................................................................31
   Recommendation of the Board of Directors......................................................................32
   Composition of the Board of Directors if Proposals No. 1, 2 and 3 are Not Approved............................32
OUR MANAGEMENT...................................................................................................33
   Executive Officers and Directors..............................................................................33
   Meetings and Committees of the Board of Directors.............................................................34
   Compensation of Directors.....................................................................................35
   Executive Compensation........................................................................................36
SUMMARY COMPENSATION TABLE.......................................................................................36
   Option Grants.................................................................................................37
   Option Exercises and Year-End Options Values..................................................................37
   Severance Agreements..........................................................................................38
   Stock Option Plans............................................................................................38
   Annual Incentive Plan.........................................................................................38
   Pension Plan Table............................................................................................39


                                                                  i


REPORT OF THE COMPENSATION COMMITTEE.............................................................................39
   Base Salaries.................................................................................................40
   Short Term Incentive Awards...................................................................................40
   Long Term Incentive Awards....................................................................................40
PERFORMANCE GRAPH................................................................................................41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................42
   Security Ownership of Certain Beneficial Owners...............................................................42
   Security Ownership of Management..............................................................................44
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................44
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..........................................................45
UNAUDITED PRO FORMA FINANCIAL STATEMENTS.........................................................................45
   UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET................................................................46
   UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS.....................................................47
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS................................................47
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS........................................................................................48
   Results of Operations.........................................................................................49
   Financing, Liquidity, Going Concern Risk and Capital Resources................................................51
   Quantitative and Qualitative Disclosures About Market Risks...................................................52
   Critical Accounting Policies..................................................................................52
   Recent Accounting Pronouncements..............................................................................53
REPORT OF THE AUDIT COMMITTEE....................................................................................54
   Audit Fees; Financial Information Systems Design and Implementation Fees; All Other Fees......................54
INDEPENDENT AUDITORS.............................................................................................55
OTHER MATTERS....................................................................................................55
ADDITIONAL INFORMATION...........................................................................................55
   Stockholder Proposals for Inclusion in Our 2003 Annual Meeting Proxy Statement and Proxy Card.................55
   Other Stockholder Proposals--Deadline for Consideration.......................................................55
INFORMATION REGARDING FORWARD LOOKING STATEMENTS.................................................................56
WHERE YOU CAN FIND MORE INFORMATION..............................................................................56



                           DARLING INTERNATIONAL INC.

                              [Logo to be inserted]



                     251 O'Connor Ridge Boulevard, Suite 300
                               Irving, Texas 75038



                                 PROXY STATEMENT
                      FOR AN ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD [APRIL 30], 2002



     This Proxy Statement is provided to the stockholders of Darling International Inc. ("Darling," "we," or "our company") in connection with the solicitation of proxies by the Board of Directors to be voted at an Annual Meeting of Stockholders to be held at our corporate headquarters located at the address set forth above, at 9:00 a.m., local time, on [Tuesday, April 30], 2002, and at any adjournment or postponement thereof. This Proxy Statement and the enclosed proxy is first being sent or given to stockholders on or about April [8], 2002. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

                                     SUMMARY

     This summary answers basic questions about the proposals. Please read the full Proxy Statement for full information about the proposals.

     This Proxy Statement contains forward-looking statements that involve risks and uncertainties. The words "believe," "anticipate," "expect," "estimate," "intend" and similar expressions identify forward-looking statements. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors. See "Information Regarding Forward-Looking Statements" on page 56 of this Proxy Statement.

                                  Introduction

     Our existing credit facility with our lenders (the "Lenders") matured on June 30, 2001, at which time approximately $125.5 million of principal and interest became due and payable. We were unable to repay or refinance the credit facility when it matured, which resulted in a default under the credit facility. On June 29, 2001, we entered into a forbearance agreement with the Lenders in which the Lenders agreed not to enforce their remedies under the credit agreement. The Lenders also agreed to continue to make revolving loans under the credit facility. We have amended the forbearance agreement several times. It is currently scheduled to expire on April 30, 2002, after which the Lenders will be entitled to enforce all of their remedies under the credit facility and will no longer be obligated to make revolving loans to us. As of March 14, 2002, the outstanding principal amount under our existing credit facility was approximately $116.9 million.

     We have been unable to repay or refinance our existing credit facility. Following extensive negotiations with our Lenders, we have entered into a Recapitalization Agreement with our Lenders that provides for a reduction in the principal amount and a restructuring of our existing indebtedness on the terms and subject to the conditions set forth in the Recapitalization Agreement.

                QUESTIONS AND ANSWERS ABOUT THE RECAPITALIZATION

What are we asking you to approve?

     We are asking you to approve three proposals necessary to allow us to restructure our indebtedness with our Lenders pursuant to a Recapitalization Agreement we have entered into with our Lenders.

     The first  proposal  for you to consider is the  issuance to the Lenders of
(i) approximately 46.7 million shares of our common stock and (ii) up to 110,000 shares of our newly created Series A Preferred Stock. We will issue such common stock, as well as 100,000 shares of our newly created Series A Preferred Stock plus an additional number of shares of Series A Preferred Stock based on the level of our revolving credit with the Lenders at the closing of the transactions contemplated by the Recapitalization Agreement, in exchange for the cancellation by the Lenders of a portion of the indebtedness owed by us to the Lenders under our existing credit facility.

     The second proposal for you to consider is the amendment of our certificate of incorporation to facilitate the recapitalization described in the first proposal, including amendments to (i) increase the number of authorized shares of our common stock from 25 million to 100 million and (ii) grant to the Lenders preemptive rights to purchase our common stock to be issued to the Lenders in connection with the first proposal.

     The third proposal for you to consider is the election of five nominees, including three designees of the Lenders (who will constitute a majority of our five-person Board of Directors), to our Board of Directors, for a term commencing on the consummation of the Recapitalization. The Lenders' three designees are O. Thomas Albrecht, Charles Macaluso and Richard A. Peterson. Two of our current directors, Messrs. Taura and Klink, have been nominated for re-election.

     Each of the three proposals is conditioned upon the approval of the other proposals.

What are the principal terms of the Recapitalization?

     When we refer in this Proxy Statement to the "Recapitalization," we mean the transactions contemplated by and the terms and conditions of the Recapitalization Agreement that we have entered into with our Lenders. Those transactions, include:

     o The issuance to the Lenders of approximately 46.7 million shares of common stock, such that the Lenders will collectively own 75% our issued and outstanding common stock and up to 110,000 shares of Series A Preferred Stock in exchange for the Lenders canceling an aggregate of approximately $66.3 million of indebtedness owed by us, comprised of
         (i) the principal amount of loans in excess of $68.25 million under our existing credit agreement, (ii) a portion of the accrued and unpaid interest owing under our existing credit agreement and (iii) the $3,855,000 forbearance fee we owe to the Lenders under a forbearance agreement we entered into with the Lenders in June 2001, as amended;

     o Our entry into a new amended and restated credit agreement with the Lenders. The amended and restated credit agreement will provide for a $68.25 million term loan and a revolving credit facility of $7.75 million for working capital loans and letters of credit. The Term Loan will mature on the fifth anniversary of the closing date and will have the terms described below under Proposal No. 1 under the heading "Terms of the Term Loan." The Revolver will mature on the fifth anniversary of the closing date and may be increased by up to $8 million with a corresponding decrease in the Term Loan by an equivalent amount under certain circumstances, as described below under Proposal No. 1 under the heading "Terms of the Revolver";

     o The reduction of our indebtedness to the Lenders from approximately $135.8 million to $68.25 million, after giving effect to any borrowings (including reimbursement obligations for letters of credit) under the Revolver and the Term Loan at the closing date (representing the renewal, modification and extension of advances made by the Lenders to us under the existing credit agreement);

     o The reduction in the size of our Board of Directors from six to five and the election of the three designees of the Lenders and two existing directors to our Board of Directors for a term commencing on the consummation date of the Recapitalization and expiring at our 2003 annual meeting of stockholders;

     o   Our granting certain preemptive rights to the Lenders; and

     o Our filing a registration statement with the Securities and Exchange Commission after the consummation of the Recapitalization covering, upon its effectiveness, sales by the Lenders, their successors and permitted assigns and transferees, of the shares of common stock and Series A Preferred Stock we issue to the Lenders at consummation of the Recapitalization; we also will grant the Lenders certain other registration rights relating to such shares.

     In order to issue the shares of common stock, we must, under the applicable provisions of the Delaware General Corporation Law, amend our certificate of incorporation to authorize additional shares of common stock. We are also amending our certificate of incorporation to grant preemptive rights to the Lenders. These amendments, together with our proposed issuance of the shares of common stock and the Series A Preferred Stock to the Lenders, require your approval in the manner set forth herein.

     Please read the information set forth under "The Recapitalization Agreement and Related Agreements" for details of the Recapitalization Agreement and the transactions contemplated thereby. The information set forth above is qualified in its entirety by reference to those details.

     At the consummation of the Recapitalization, we will enter into certain agreements and instruments providing for the contemplated transactions, including, without limitation, an amended and restated credit agreement and a registration rights agreement, the terms and conditions of which are summarized herein. The description set forth herein of the terms and conditions of the Recapitalization Agreement and of the instruments and agreements and transactions contemplated thereby is qualified in its entirety by reference to the Recapitalization Agreement. The Recapitalization Agreement has been filed with the SEC. You should read the entire Recapitalization Agreement, together with the exhibits thereto containing forms of such agreements and instruments, a copy of which may be obtained from our company. See "Where You Can Find More Information."

Why are we entering into the Recapitalization?

     We are entering into the Recapitalization because our existing credit facility matured on June 30, 2001 and the related forbearance agreement expires April 30, 2002, and after extensive negotiations with the Lenders they are willing to amend the facility only upon the terms and conditions described herein, and no alternative financing is available to us. The Recapitalization is designed to provide us with sufficient financing to implement our business plan and improve our existing debt and capital structure. For additional information regarding the Recapitalization, please see "Overview of the Recapitalization" below.

What factors did the Board of Directors take into consideration in making their determination to approve the Recapitalization? Why has the Board of Directors recommended that I vote to approve the Recapitalization and the Election of the Nominees?

     The Board of Directors considered a number of factors, which are discussed in this Proxy Statement beginning on page 15. Our existing credit facility matured on June 30, 2001 and the related forbearance agreement expires on April 30, 2002. We have been unable to obtain alternative financing. If the proposed Recapitalization is not consummated, we are likely to become insolvent and be required to file for bankruptcy, in which event it is likely that there would be no value to our equity, while, if the Recapitalization is entered into, we expect to be able to continue as a going concern and pay our debts as they mature. The Board of Directors also considered, among other factors, the oral advice of our financial advisor, The Blackstone Group L.P., that under the circumstances the

Recapitalization is reasonable, but this does not constitute an opinion or recommendation by The Blackstone Group L.P. to stockholders on how to vote with respect to the proposals. Therefore, the Board of Directors has unanimously determined that the terms of the Recapitalization and the election of the Lenders' three nominees to the Board of Directors are in the best interests of Darling and our stockholders, and has unanimously recommended that the stockholders vote FOR approval of these proposals.

Why is a stockholder vote necessary to consummate the Recapitalization?

     Under the Delaware General Corporation Law, we are required to obtain stockholder approval to amend our certificate of incorporation to increase the number of our authorized shares of common stock from 25 million to 100 million to enable us to issue approximately 46.7 million shares of common stock to the Lenders and to amend our certificate of incorporation to grant preemptive rights to purchase shares of our common stock to the Lenders as part of the Recapitalization. In addition, we believe that the rules of the American Stock Exchange require that we obtain stockholder approval to issue 46.7 million shares of our common stock to the Lenders.

Following the Recapitalization, what percentage of our Company will the holders of our common stock immediately prior to the Recapitalization own?

     The holders of our common stock immediately prior to the Recapitalization will hold 25% of our outstanding common stock immediately following the Recapitalization. For additional information, please see "Overview of the Recapitalization--Current and Post-Recapitalization Equity Ownership."

Following the Recapitalization, what percentage of our Company will the Lenders own?

     None of the Lenders now beneficially owns any of our common stock. After giving pro-forma effect to the Recapitalization, the Lenders will own 75% of our issued and outstanding common stock. For additional information, please see "Overview of the Recapitalization--Current and Post-Recapitalization Equity Ownership." The shares of Series A Preferred Stock to be issued to the Lenders will constitute all of our outstanding preferred stock.

What are the principal terms of the Series A Preferred Stock, the Revolver and the Term Loan?

     The principal terms of the Series A Preferred Stock, the Revolver and the Term Loan are summarized in the following table. The information set forth in the table should be read in conjunction with the detailed information set forth elsewhere herein.

         Series A Preferred Stock                          Revolver                                  Term Loan
---------------------------------------    ---------------------------------------   -----------------------------------------

                  Amount                                    Amount                                    Amount

                                           A revolving credit facility for loans     $68.25 million in aggregate principal
$10 million (in aggregate liquidation      and letters of credit in the amount       amount (after application of $750,000 of
value) of cumulative redeemable preferred  $7.75 million, of which no loans and      existing cash collateral to repay loans
stock; provided, however, that such        only one letter of credit in the face     under the existing credit agreement at
amount is subject to increase at the       amount of $750,000 issued under the       closing).  If , however, on the Closing
Closing Date by up to $1 million based     existing credit agreement will be         Date, a certain letter of credit under
upon the amount then outstanding under     outstanding thereunder at closing.  If ,  the existing credit agreement has
our existing revolving credit facility.    however, on the Closing Date, a certain   been issued and remains outstanding, the
                                           letter of credit under the existing       Revolver will be increased to a maximum
                                           credit agreement has been issued and      of $15.75 million and the initial Term
                                           remains undrawn, the Revolver will be     Loan will be decreased to $60.25 million.
                                           increased to a maximum of $15.75 million
                                           and the initial Term Loan will be
                                           decreased to $60.25 million.

                                                                  4

         Series A Preferred Stock                          Revolver                                  Term Loan
---------------------------------------    ---------------------------------------   -----------------------------------------

           Redemption/Maturity                             Maturity                              Maturity/Payments

Mandatorily redeemable upon the earliest   The Revolver matures on the 5th           The Term Loan matures on the fifth
to occur of (i) a change of control of     Anniversary of the closing date of the    anniversary of the closing date of the
our company, (ii) a sale of all or         Recapitalization.  The Revolver may not   Recapitalization.
substantially all of our assets, (iii) a   be cancelled or terminated unless the
dissolution or liquidation of our          Term Loan has been or will be             The Term Loan will be fully drawn at
company, or (iv) the fifth anniversary of  contemporaneously repaid in full.         closing, with the principal balance
the closing date of the Recapitalization,                                            thereof being repaid in installments due
at a redemption price equal to the                                                   quarterly on the last day of each third
aggregate liquidation preference of the                                              full calendar month occurring after the
shares of the Series A Preferred Stock,                                              closing date: (i) $300,000 will be due
plus accumulated dividends and accrued                                               on each of the first eight quarterly
and unpaid dividends not yet accumulated                                             payment dates, and (ii) $1,200,000 will
to the date of redemption                                                            be due on each quarterly payment date
                                                                                     thereafter, with a final payment in the
Subject to the prior payment in full of                                              amount of the entire remaining principal
all indebtedness under the Revolver and                                              balance and all accrued and unpaid
the Term Loan, we may redeem shares of                                               interest thereon being due and payable
Series A Preferred Stock at any time,                                                on the maturity date.  In addition, to
upon 30 days notice, at a redemption                                                 the regularly scheduled principal and
price equal to the aggregate liquidation                                             interest payments, we will make
preference of the shares to be redeemed,                                             additional payments on the Term Loan to
plus accumulated dividends and accrued                                               the extent of (i) 25% for 2002, (ii) 35%
and unpaid dividends not yet accumulated                                             for 2003, and (iii) 50% for each year
to the date of redemption.  If less than                                             thereafter of excess cash flow (defined
all shares of Series A Preferred Stock                                               generally as EBITDA, less scheduled
are to be redeemed, they will be redeemed                                            principal and interest payments on the
pro-rata.                                                                            Revolver and the Term Loan, plus or
                                                                                     minus as applicable, any changes in
                                                                                     adjusted working capital, less cash
                                                                                     taxes paid, less any required payments
                                                                                     made under permitted non-compete
                                                                                     agreements, less permitted capital
                                                                                     expenditures up to $10,800,000 for 2002
                                                                                     (such amount to increase by 5% per year
                                                                                     thereafter), which shall be calculated
                                                                                     and due annually, such payments to be
                                                                                     applied in inverse order of maturity.

                Dividends                                Interest/Fees                               Interest

Dividends will accrue at a rate equal to   The Revolver will accrue interest at our  The Term Loan will bear interest at our
6% per annum.  Dividends on the Series A   election at either (i) 30, 60, or 90 day  election at either (i) 30, 60, or 90 day
Preferred Stock will be cumulative from    LIBOR plus 5.0% per annum, payable on     LIBOR plus 5.0% per annum, payable on
the issue date, whether or not declared,   the last day of each such LIBOR interest  the last day of each such LIBOR interest
and are to be either paid in cash          period, or (ii) Credit Lyonnais New York  period, or (ii) Credit Lyonnais New York
semi-annually or, at our election may be   Branch's prime rate plus 2.0% per annum,  Branch's prime rate plus 2.0% per annum,
accumulated; provided, however, that the   floating with an unused commitment fee    floating, payable quarterly and on the
new credit agreement will prohibit us      of 0.50% per annum and a facility fee of  maturity date.
from paying dividends in cash so long as   1.5% per annum, with such prime rate
any indebtedness or commitments remain     interest, unused commitment fees and
outstanding under the Revolver or the      facility fees being payable quarterly on
Term Loan.  To the extent accrued          the last day of the third full calendar
dividends are not paid semi-annually, the  month occurring after the closing date

                                                                  5


         Series A Preferred Stock                          Revolver                                  Term Loan
---------------------------------------    ---------------------------------------   -----------------------------------------

amount thereof will be added to the        and the last day of each third month
original issue price, and dividends will   thereafter and on the maturity date.
thereafter accrue on the original issue
price as so adjusted.                      Letter of credit fees payable to the
                                           Lenders will be 3% per annum on the face
                                           amount of each letter of credit
                                           outstanding, payable on each quarterly
                                           payment date in arrears plus a 0.125%
                                           per annum "fronting fee" paid to Credit
                                           Lyonnais New York Branch as the Agent
                                           (for its own account) as issuer of such
                                           letter of credit.

              Ranking/Voting                                Ranking                                   Ranking

The Series A Preferred Stock will rank     The Revolver will share a first priority  The Term Loan will share a first
senior to all of our other equity          lien with the Term Loan on substantially  priority lien with the Revolver on
securities with regard to rights to        all of our assets (subject only to        substantially all of our assets (with
receive dividends, redemptions and         certain permitted liens); provided,       the exception that all obligations and
distributions upon our dissolution,        however, that all obligations and         indebtedness under the Revolver will be
liquidation or winding up.  The Series A   indebtedness under the Revolver will be   repaid prior to those under the Term
Preferred Stock will be non-voting.        repaid prior to those under the Term      Loan in the application of any payments
                                           Loan in the application of any payments   received after the occurrence and during
                                           received after the occurrence and during  the continuance of an event of default
                                           the continuance of an event of default    under the new credit agreement).
                                           under the new credit agreement.

              Convertibility                            Convertibility                            Convertibility

The Series A Preferred Stock will not be   The Revolver will not be convertible.     The Term Loan will not be convertible.
convertible.


                       QUESTIONS AND ANSWERS ABOUT VOTING

Who is entitled to vote at the Annual Meeting?

     You are entitled to vote your shares of Darling common stock at the Annual Meeting and any adjournment or postponement thereof if our records show that you owned the shares at the close of business on March 28, 2002. A total of [15,568,362] shares of common stock are eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The enclosed proxy card shows the number of shares you are entitled to vote at the meeting.

How do I vote?

     Your shares may only be voted at the Annual Meeting if you are present or are represented by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to assure that your shares will be represented. To vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided.

     You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Secretary, submission of a properly executed later-dated proxy, or by voting by ballot at the Annual Meeting.

Voting by proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

     If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual Meeting.

     All shares entitled to vote that are represented by properly-completed proxies received prior to the Annual Meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly-completed proxy will be voted (i) FOR Proposal No. 1, Proposal No. 2 and Proposal No. 3 and (ii) in the discretion of the persons named in the proxies as proxy appointees as to any other matter that may properly come before the Annual Meeting.

Who may attend the Annual Meeting?

     All stockholders that were stockholders of Darling as of the record date (March 28, 2002), or their authorized representatives, may attend the Annual Meeting. Admission to the meeting will be on a first-come, first-served basis. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you should bring proof of ownership, such as a bank or brokerage account statement, to the Annual Meeting to ensure your admission.

How will votes be counted?

     The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented in person or by proxy. Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     The affirmative vote of a majority of the outstanding shares of common stock present or represented at the Annual Meeting and entitled to vote is required to approve Proposal No. 1 - Issuance of Common Stock and Preferred Stock in Connection with the Recapitalization. Abstentions will have the same effect as a vote cast "against" Proposal No. 1. Broker "non-votes" will have no effect.

     The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is required to approve Proposal No. 2 -- Amendments to Certificate of Incorporation. Abstentions and broker "non-votes" will have the same effect as a vote cast "against" Proposal No. 2.

     With respect to the nominees for director, to be elected, each nominee must receive a plurality of all votes cast with respect to such position as director. Accordingly, shares not voted in the election of directors (including shares covered by a proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a proxy as to which authority is withheld to vote for only one or less than all of the identified nominees) will not prevent the election of any of the nominees for director.

     Each of the three proposals is conditional upon the approval of the other proposals.

Who will count the votes?

     Our transfer agent, EquiServe Trust Company, N.A., will tally the vote, and will serve as inspector of the Annual Meeting.

Will I have appraisal rights?

     Our stockholders are not entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, whether or not they vote against the proposals.

How are proxies being solicited and who will pay for the solicitation of proxies?

     We will bear the expense of the solicitation of proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person. No special compensation will be paid to our directors, officers or employees for the solicitation of proxies. To solicit proxies, we will also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse such organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies. We will also use the services of the proxy solicitation firm of Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies. For such services, we will pay a fee that is not expected to exceed $5,000, plus out-of-pocket expenses.

Who can help answer my other questions?

     If you have more questions about voting or wish to obtain another proxy card, you should contact:

                              Joseph R. Weaver, Jr.
                          General Counsel and Secretary
                           Darling International Inc.
                     251 O'Connor Ridge Boulevard, Suite 300
                               Irving, Texas 75038
                             Telephone: 972.717.0300
                                Fax: 972.281.4475
                    E-mail: corporatesecretary@darlingii.com

                        OVERVIEW OF THE RECAPITALIZATION

The Recapitalization Transactions

     On March 15, 2002, we entered into the Recapitalization Agreement with the Lenders, which we believe provides us with sufficient financing to implement our business plan and improve our existing debt and capital structure. The principal components of the Recapitalization consist of:

     o The issuance to the Lenders of approximately 46.7 million shares of common stock, such that the Lenders will collectively own 75% our issued and outstanding common stock and up to 110,000 shares of Series A Preferred Stock in exchange for the Lenders canceling an aggregate of approximately $66.3 million of indebtedness owed by us, comprised of
         (i) the principal amount of loans in excess of $68.25 million under our existing credit agreement, (ii) a portion of the accrued and unpaid interest owing under our existing credit agreement and (iii) the $3,855,000 forbearance fee we owe to the Lenders under a forbearance agreement we entered into with the Lenders in June 2001, as amended;

     o Our entry into a new amended and restated credit agreement with the Lenders. The amended and restated credit agreement will provide for a $68.25 million term loan and a revolving credit facility of $7.75 million for working capital loans and letters of credit. The Term Loan will mature on the fifth anniversary of the closing date and will have the terms described below under Proposal No. 1 under the heading "Terms of the Term Loan." The Revolver will mature on the fifth anniversary of the closing date and may be increased by up to $8 million with a corresponding decrease in the Term Loan by an equivalent amount under certain circumstances, as described below under Proposal No. 1 under the heading "Terms of the Revolver";

     o The reduction of our indebtedness to the Lenders from approximately $135.8 million to $68.25 million, after giving effect to any borrowings (including reimbursement obligations for letters of credit) under the Revolver and the Term Loan at the closing date (representing the renewal, modification and extension of advances made by the Lenders to us under the existing credit agreement);

     o The reduction in the size of our Board of Directors from six to five and the election of the three designees of the Lenders and two existing directors to our Board of Directors for a term commencing on the consummation date of the Recapitalization and expiring at our 2003 annual meeting of stockholders;

     o   Our granting certain preemptive rights to the Lenders; and

     o Our filing a registration statement with the Securities and Exchange Commission after the consummation of the Recapitalization covering, upon its effectiveness, sales by the Lenders, their successors and permitted assigns and transferees, of the shares of common stock and Series A Preferred Stock we issue to the Lenders at consummation of the Recapitalization; we also will grant the Lenders certain other registration rights relating to such shares.

     Please read the information set forth under "The Recapitalization Agreement and Related Agreements" for details of the Recapitalization Agreement and the transactions contemplated thereby. The information set forth above is qualified in its entirety by reference to those details.

     At the consummation of the Recapitalization, we will enter into certain agreements and instruments providing for the contemplated transactions, including, without limitation, and amended and restated credit agreement and a registration rights agreement, the terms and conditions of which are summarized herein. The description set forth herein of the terms and conditions of the Recapitalization Agreement and of the instruments and agreements and transactions contemplated thereby is qualified in its entirety by reference to the Recapitalization Agreement. The Recapitalization Agreement has been filed with the SEC. You should read the entire

Recapitalization Agreement, together with the exhibits thereto containing forms of such agreements and instruments, a copy of which may be obtained from our company. See "Where You Can Find More Information."

     The Recapitalization will be consummated as soon as the conditions set forth in the Recapitalization Agreement have been satisfied, including approval of the Recapitalization by our stockholders at the Annual Meeting. Although we are currently working to satisfy all of such closing conditions, we cannot assure you that all of such conditions will be satisfied or that the Recapitalization will be consummated. We refer to the date on which the Recapitalization is consummated as the "Closing Date" throughout this Proxy Statement.

Current and Post-Recapitalization Equity Ownership

     The table below sets forth information regarding the ownership of our outstanding common stock as of March 14, 2002 and, for illustrative purposes, the ownership of our outstanding common stock after giving effect to the Recapitalization, assuming the Recapitalization had occurred on such date.

                                                                                      Immediately Following
                                        Prior to the Recapitalization                 the Recapitalization
                                     -----------------------------------      -----------------------------------
                                                               % of                                      % of
               Name                   No. of Shares       Common Stock*        No. of Shares        Common Stock*
---------------------------------    ------------------  ---------------      ------------------   --------------
Existing Investors:
   Morgens, Waterfall Group              7,048,501               45.3%            7,048,501               11.3%
   CIBC Oppenheimer Corp./
    Contrarian Capital
    Management, L.L.C. (1)               1,559,248               10.0             1,559,248                2.5
   Intermarket Corp.                     1,416,104                9.1             1,416,104                2.3

Other Common Stockholders                5,544,509               35.6             5,544,509                8.9

Lenders:
   Credit Lyonnais New York Branch                                                4,359,141                7.0
   PPM America Special
    Investments Fund, LP                                                         17,902,607               28.7
   Bank One N.A.                                                                  6,434,923               10.3
   Credit Agricole Indosuez                                                       2,075,782                3.3
   Wells Fargo Bank (Texas)
    National Association                                                                363                 **
   ARK CLO 2000-1 Limited                                                         1,037,891                1.7
   Cerberus Partners, L.P.                                                        8,355,849               13.4
   Avenue Special Situations
    Fund II L.P.                                                                  6,538,530               10.5
                                                                              ------------------    -------------
       Total Lenders                                                             46,705,086               75.0
                                     ------------------  ---------------      ------------------    -------------
              Total                     15,568,362              100.0%           62,273,448              100.0%
                                     ==================  ===============      ==================    ==============

* Columns may not foot due to rounding.

** Less than 1%.

(1) Contrarian Capital Management, L.L.C. does not directly own any of the common stock but may be deemed to indirectly beneficially own 1,559,248 shares of common stock by virtue of its position as investment adviser to CIBC Oppenheimer Corp. regarding such shares of common stock.

     We have not included in this table any shares of common stock issuable upon the exercise of outstanding stock options. As a result, the table does not give effect to potential dilution that may be caused by existing stock options.

                      SOME EFFECTS OF THE RECAPITALIZATION

     Although our Board of Directors believes that each of the proposals is in the best interest of us and our stockholders, stockholders should consider the following effects of the Recapitalization.

The Series A Preferred Stock, the Revolver and the Term Loan Will Have Rights Senior to the Common Stock

     The Lenders, as holders of the Series A Preferred Stock, the revolving loans and the Term Loan, will have rights that are senior to those of the holders of our common stock. The Lenders, as holders of the revolving loans and the Term Loan will be our creditors and, as such, will have a claim against our assets senior to the claim of the holders of our equity securities in the event of our liquidation or bankruptcy. The holders of the Series A Preferred Stock will also have a claim against our assets senior to the claim of the holders of the common stock in the event of our liquidation or bankruptcy. The aggregate amount of the senior claims of the holders of the Series A Preferred Stock, the revolving loans and the Term Loan will be at least $78.25 million initially and will increase thereafter due to additional borrowings under the Revolver, accrued and unpaid dividends on the Series A Preferred Stock and accrued and unpaid interest on the Revolver and the Term Loan.

The Recapitalization Will Have a Significant Dilutive Effect on Our Existing Stockholders

     The Recapitalization will have a significant dilutive effect on our existing stockholders. Immediately following the Recapitalization, our Lenders will own 75% of our outstanding common stock.

The  Lenders  Will  Exercise   Significant  Control  Over  All  Major  Corporate
Transactions

     The Lenders will hold 75% of our common stock outstanding immediately following the Recapitalization. In addition, the Lenders will have designated three representatives to be nominated for election to our Board of Directors. The Lenders may have interests with respect to their investment in our company that differ from those of other stockholders. The Lenders' three designees to our Board of Directors and the preemptive rights and registration rights to be granted to the Lenders as part of the Recapitalization are described below under Proposal No. 2 under the heading "Amendments to Certificate of Incorporation", under Proposal No. 3, and under "The Recapitalization Agreement and Related Agreements -- Registration Rights Agreement."

The Significant Ownership Interest of the Lenders Could Make it Difficult for a Third Party to Pursue a Change of Control of our Company

     The ownership by the Lenders of a substantial majority of our common stock and the terms of the Series A Preferred Stock and the Term Loan could make it more difficult and expensive for a third party to pursue a change of control of our company, even if a change of control would generally be beneficial to the interests of our other stockholders.

Sales of the Securities Acquired in Connection with the Recapitalization in the Public Market Could Lower our Stock Price

     Sales of the securities acquired in connection with the Recapitalization in the public market or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities.

     In connection with the Recapitalization, we have entered into a registration rights agreement with the Lenders that will obligate us to register under the Securities Act the shares of common stock and Series A Preferred Stock held by the Lenders and to maintain such registration for the foreseeable future. These registration rights are described in further detail under Proposal No. 1 under the heading "Registration Rights Agreement."

                       BACKGROUND OF THE RECAPITALIZATION

Events Leading to the Recapitalization

     Our existing credit facility with the Lenders matured on June 30, 2001, at which time approximately $125.5 million of principal and interest became due and payable. Our management also investigated other sources of financing but was unable to find any. As a result, we were unable to repay or refinance the credit facility when it matured, which resulted in a default under the credit facility. On June 29, 2001, we entered into a forbearance agreement with the Lenders in which the Lenders agreed not to enforce their remedies under the credit agreement. The Lenders also agreed to continue to make revolving loans under the credit facility. We have amended the forbearance agreement several times. It is currently scheduled to expire on April 30, 2002, after which the Lenders will be entitled to enforce all of their remedies under the credit facility and will no longer be obligated to make revolving loans to us. As of March 14, 2002, the outstanding principal amount under our existing credit facility was approximately $116.9 million.

     Our principal products are meat and bone meal, tallow and yellow grease. The prices we receive for our products are established by international commodities markets, which are influenced by factors such as crop production, global economic events, and worldwide supply and demand. Prices declined between 1996 and December 2001, from a blended production value of $18.15 at December 1996 to $11.70 at December 1998, $9.29 at December 2000, and $9.49 at December 2001, and our revenues have decreased significantly.

     We have taken a number of steps to offset the decline in revenue including implementing cost reduction programs and putting increased emphasis on collection charges. As a result, throughout the period of price declines, we maintained positive operating cash flow and met all of our obligations under our existing credit facility, including scheduled amortization payments. Since the commencement date of the existing credit facility, we have voluntarily reduced our revolving credit commitment from $135 million to $126.5 million, and have completely repaid the $50 million term loan.

     In contemplation of the initial maturity of the loans at June 30, 2001, we hired The Blackstone Group L.P. as financial advisors. Together with The Blackstone Group L.P., we participated in good faith negotiations to extend the loans and exchanged a series of term sheets with the Lenders. In June 2001, a steering committee for the Lenders met with us and negotiated a forbearance agreement dated June 29, 2001, which provided, among other things, that (i) Credit Lyonnais New York Branch would replace Fleet Bank as Agent; (ii) the
Lenders would forbear from exercising remedies relating to certain asserted defaults through October 31, 2001; (iii) the revolving commitment would be reduced to $128.5 million; and (iv) certain additional terms and covenants, including the interest rate, would be modified.

     Between June 2001 and October 31, 2001, the steering committee and our management participated in more than a half dozen meetings and negotiating sessions, while also exchanging various term sheets. An amendment to the forbearance agreement was entered into dated October 31, 2001, which further extended the forbearance period from October 31, 2001 through January 31, 2002.

     Following the execution of the second amendment to the forbearance agreement, extensive negotiations between the steering committee and our management continued. Our management also investigated other sources of financing but was unable to find any. On January 31, 2002, another amendment to the forbearance agreement was entered into, which further extended the forbearance period through February 28, 2002. On February 28, 2002, the third amendment to the forbearance agreement was signed further extending the forbearance period to March 15, 2002. On March 15, 2002 we and the Lenders signed the Recapitalization Agreement, at which time the forbearance was further extended to April 30, 2002.

     Our senior management presented the terms and conditions of the Recapitalization Agreement to our Board of Directors at a meeting of the Board of Directors held on February 11, 2002. At such meeting the Board of Directors approved the Recapitalization Agreement and resolved that the Recapitalization be submitted to our stockholders for approval at the Annual Meeting. In making its decision, the Board of Directors, considered, among other factors, that our existing credit facility matured on June 30, 2001 and the related forbearance agreement was then scheduled to expire on February 28, 2002. We have been unable to obtain alternative financing. If the proposed Recapitalization is not consummated, we are likely to become insolvent and be required to file for bankruptcy, in which event it is likely that there would be no value to our equity, while, if the Recapitalization is entered into, we expect to be able to continue as a going concern and pay our debts as they mature. The Board of Directors also considered, among other factors, the oral advice of our financial advisor, The Blackstone Group L.P., that under the circumstances the Recapitalization is reasonable, but this does not constitute an opinion or recommendation by The Blackstone Group L.P. to stockholders on how to vote with respect to the proposals.

                  FACTORS CONSIDERED BY THE BOARD OF DIRECTORS

     The material factors that the Board of Directors considered in connection with the Recapitalization are described below. In addition, because of our financial condition, the Board of Directors also considered the effect of the Recapitalization upon our creditors. Except as noted below, the Board of Directors considered the following factors to be positive factors supporting its determination that the Recapitalization is in the best interests of our company, including the stockholders. The material positive factors the Board of Directors considered were:

     (1) Our existing credit facility matured on June 30, 2001 and the related forbearance agreement, as amended, expires on April 30, 2002. We have been unable to obtain alternative financing. If the proposed Recapitalization is not consummated, we are likely to become insolvent and be required to file for bankruptcy, in which event it is likely that there would be no value to our equity, while, if the Recapitalization is entered into, we expect to be able to continue as a going concern and pay our debts as they mature.

     (2) The Board of Directors believes that the transactions with the Lenders are the only readily available transactions that would give us the liquidity and flexibility we need to fund our ongoing operations and offer a reasonable opportunity for us to achieve our strategic objectives.

     (3) Our liquidity and financial strength will improve as a result of the Recapitalization. The Recapitalization will result in a reduction of our indebtedness to the Lenders from approximately $135.8 million to $68.25 million, after giving effect to any borrowings under the Revolver and the Term Loan at the closing date (representing the renewal, modification and extension of advances made by the Lenders to us under the existing credit agreement); the cancellation of accrued interest and the forbearance fee payable aggregating approximately $7.8 million; and improve our debt to total capitalization ratio as of December 29, 2001 from 108.7% on an actual basis to 83.3% on a pro forma basis giving effect to the Recapitalization.

     (4) The Board of Directors believes that the recent trading prices of our common stock and the current conditions of the United States capital markets make it unlikely that we could raise any additional capital through the sale of equity or debt securities for the foreseeable future.

     (5) The terms of the Recapitalization were the result of extensive arm's-length negotiations between our management and our advisors, and the Lenders and their advisors.

     (6) The oral advice of The  Blackstone  Group  L.P.,  given to the Board of
         Directors that under the circumstances the Recapitalization is reasonable, but this does not constitute an opinion or a recommendation of The Blackstone Group L.P. to stockholders on how to vote with respect to the proposals.

     The Board of Directors also considered the following negative factors in making their determinations. You should consider these in deciding whether to vote for the proposals:

     (1) The Recapitalization will significantly dilute the holdings of our existing stockholders. Following the closing of the Recapitalization, our existing stockholders will hold a substantially lesser proportion of our common equity. As a result of the Recapitalization, the Lenders will receive shares of our common stock, representing 75% of our common stock outstanding immediately following the consummation of the Recapitalization.

     (2) The significant common stock ownership of the Lenders could effectively deter a third party from making an offer to acquire us. In addition, the terms of the Series A Preferred Stock, which require mandatory redemption upon a change of control, could deter a third party from making an offer to acquire us and could otherwise prevent changes in control or management. Such an offer might involve a premium stock price or other benefits for stockholders.

     (3) The Lenders, as holders of the Revolver, the Term Loan and Series A Preferred Stock, will have preferential rights on distributions if we are liquidated, which means that holders of our common stock would not have the right to receive any distribution on liquidation until the Revolver and the Term Loan are repaid in full and the Lenders receive their liquidation preference with accumulated and accrued dividends on the Series A Preferred Stock.

     (5) Whether or not the Recapitalization is consummated, we are required to reimburse the Lenders for all expenses incurred in connection with the Recapitalization.

     The Board of Directors believes that, on balance, the possible benefits to our stockholders from the positive factors outweighed the possible detriments from the negative factors summarized above.

     In view of the variety of factors considered, the Board of Directors found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the above factors considered or determine that any factor was of particular importance in reaching its determination. Rather, the Board of Directors views its position and its recommendation as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the Recapitalization on the stockholders compared to any reasonably available alternative transaction.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is traded on the American Stock Exchange under the symbol "DAR." The table below presents, for the fiscal quarters indicated, the high and low closing sales prices per share for each such fiscal quarter.

                                      2001                       2000                        1999
Fiscal Quarter                High           Low          High               Low          High           Low
--------------                ----           ---          ----               ---          ----           ---
First Quarter               $1.125        $0.438        $2.000            $1.625        $3.500        $1.750
Second Quarter               0.750         0.500         1.750             1.125         2.125         1.500
Third Quarter                1.000         0.550         1.375             0.250         2.000         1.063
Fourth Quarter               0.910         0.600         0.875             0.250         3.000         0.875


     We have been notified by our stock transfer agent that as of February 25, 2002, there were 80 registered holders of record of our common stock. There are approximately 650 beneficial stockholders of our common stock. As of March 14, 2002, the closing price per share of our common stock was $0.60 as quoted on the American Stock Exchange.

Dividend Policy

     We do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition our financing arrangements, pre- and post-Recapitalization, effectively prohibit us from paying cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, for use in the operation of our business, to reduce our indebtedness and to fund future growth. Any future determination to pay cash dividends on our common stock will be at the discretion of our Board of Directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the Board of Directors feels are relevant.

     PROPOSAL NO. 1 - APPROVAL OF THE ISSUANCE OF COMMON STOCK AND PREFERRED
                 STOCK IN CONNECTION WITH THE RECAPITALIZATION

Introduction

     We are asking you to approve the issuance to the Lenders of (i) approximately 46.7 million shares of our common stock, such that the Lenders will collectively own 75% our issued and outstanding common stock as of the Closing Date and (ii) up to 110,000 shares of our newly created Series A Preferred Stock. We will issue such common stock, as well as 100,000 shares of our newly created Series A Preferred Stock plus an additional number of shares of Series A Preferred Stock based on the level of our revolving credit with the Lenders at the closing of the transactions described in this proxy statement, in exchange for the Lenders canceling an aggregate of approximately $66.3 million of indebtedness owed by us, comprised of (i) the principal amount of loans in excess of $68.25 million under our existing credit agreement, (ii) a portion of the accrued and unpaid interest owing under our existing credit agreement and
(iii) the $3,855,000 forbearance fee we owe to the Lenders under a forbearance agreement we entered into with the Lenders in June 2001, as amended. See
Proposal No. 2 for a description of the amendment to our certificate of incorporation necessary to issue the shares of common stock to the Lenders and for additional information concerning the issuance of by us of common stock to the Lenders.

Required Vote

     The affirmative vote of a majority of the outstanding shares of common stock present or represented at the Annual Meeting and entitled to vote is required to approve Proposal No. 1. Approval of Proposal No. 1 is contingent upon approval of each of the other two proposals.

Recommendation of the Board of Directors

     The Board of Directors has unanimously approved and adopted the matters set forth in Proposal No. 1 and believes that they are in the best interests of us and our stockholders and recommends that the stockholders vote "FOR" Proposal No. 1.

Issuance of Common Stock to the Lenders

     See Proposal No. 2 for additional information concerning the issuance of by us of common stock to the Lenders and a description of the amendment to our certificate of incorporation necessary to issue the shares.

Issuance of Series A Preferred Stock to the Lenders; Terms of the Series A Preferred Stock

     Subject to stockholder approval, our Board of Directors has authorized the issuance of up to 110,000 shares of Series A Preferred Stock to the Lenders pursuant to the Recapitalization Agreement. The Series A Preferred Stock will rank senior (with respect to liquidation payments) to our common stock and any preferred stock we issue in the future. The total number of shares of Series A Preferred Stock to be issued to the Lenders will be 100,000 shares plus that number of additional shares of Series A Preferred Stock as shall equal the number obtained by dividing $100 into the positive difference, if any, of (i) the amount of indebtedness outstanding as of the closing date under our existing revolving credit facility less certain letter of credit liabilities under our existing credit agreement as of the closing date, minus (ii) $126.5 million.

     The complete text of the proposed Certificate of Designation establishing the rights and preferences of the Series A Preferred Stock is attached hereto as Annex A. You should read the Certificate of Designation in its entirety.

     Dividends

     Dividends on the Series A Preferred Stock will accumulate at a rate of 6% per annum. Dividends on the Series A Preferred Stock will be cumulative from the issue date, whether or not declared, and will accrue semi-annually and may be either paid in cash or accumulated, at our election; provided, however, that the new credit agreement, will prohibit us from paying dividends in cash so long as any indebtedness or commitments remain outstanding under the Revolver or the Term Loan. To the extent accrued dividends are not paid semi-annually, the amount thereof will be added to the original issue price, and dividends will thereafter accrue on the original issue price as so adjusted.

     Liquidation Preference

     Upon any liquidation, dissolution or winding up of our company, each holder of Series A Preferred Stock will be entitled to be paid, before any distribution or payment is made to the holders of our common stock, the sum of original issue price of $100 per share plus accumulated dividends and accrued and unpaid dividends not yet accumulated. Our company will be prohibited from issuing any other preferred stock with a liquidation preference equal to or greater than the Series A Preferred Stock.

     Conversion Rights

     The Series A Preferred Stock will not be convertible.

     Redemptions

     Mandatory Redemptions. The Series A Preferred Stock will be mandatorily redeemable upon the earliest to occur of (i) a change of control of our company,
(ii) a sale of all or substantially all of our assets, (iii) a dissolution or liquidation of our company, or (iv) the fifth anniversary of the Closing Date, to the extent we have legally available funds, at a redemption price equal to the aggregate original issue price of the shares to be redeemed, plus accumulated dividends and accrued and unpaid dividends not yet accumulated to the date of redemption.

     For purposes of the mandatory redemption provisions of the Series A Preferred Stock, a change of control shall be deemed to occur when (a) any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the Lenders and their respective affiliates, individually or as a group, becomes a "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of our outstanding capital stock; (b) the first day on which a majority of the members of our Board of Directors are not "continuing directors" (defined as any member who (i) was a member of the Board of Directors on the date of issuance of the Series A Preferred Stock, (ii) was nominated for election by the Lenders in accordance with the Recapitalization Agreement, or (iii) was nominated or elected by a majority of the continuing directors who were members at the time of such nomination or election); or (c) our company consolidates with, or merges with or into, any person or entity or any person or entity consolidates with, or merges with or into, our company, pursuant to a transaction in which any of our outstanding voting capital stock is converted into or exchanged for cash, securities or other property.

     Optional Redemptions. Subject to the prior payment in full of all indebtedness under the Revolver and the Term Loan, we may redeem shares of Series A Preferred Stock at any time, upon 30 days notice, at a redemption price equal to the sum of the aggregate original issue price of the shares to be redeemed, plus accumulated dividends and accrued and unpaid dividends not yet accumulated to the date of redemption. If less than all shares of Series A Preferred Stock are to be redeemed, they will be redeemed pro-rata.

     Voting Rights

     The Series A Preferred Stock will be non-voting.

     Covenants

     So long as the Series A Preferred Stock remains outstanding, we will not be able to take any of the following actions without the prior written consent of the holders of 66 2/3% of the then outstanding Series A Preferred Stock, voting separately as a class:

     o creating or issuing any class or series of equity security of our company that is senior or pari passu in priority to the Series A Preferred Stock with respect to dividends, redemption, liquidation, winding up or dissolution of our company;

     o modifying any securities junior to the Series A Preferred Stock so as to become senior or pari passu in priority to the Series A Preferred Stock with respect to dividends, redemption, liquidation, winding up or dissolution of our company;

     o declaring, paying or making any dividends or other distributions on any securities junior to the Series A Preferred Stock (other than dividends declared in connection with any stock splits, stock dividends, share combinations, share exchanges or other recapitalizations in which such dividends are made in the form of securities junior to the Series A Preferred Stock);

     o directly or indirectly redeeming, retiring, repurchasing or otherwise acquiring any shares of Series A Preferred Stock (except to the extent allowed or required by a mandatory or optional redemption as described above) or any securities junior to the Series A Preferred Stock (or authorizing or allowing any of our subsidiaries to do so);

     o increasing the number of shares constituting the Series A Preferred Stock from the number of shares established by the certificate of designation or taking any action that adversely alters or changes the rights, preferences, or privileges of the Series A Preferred Stock; and

     o creating or issuing any class or series of equity security of our company (i) that is subject to mandatory redemption, in whole or in part, by us while any shares of Series A Preferred Stock are outstanding (whether or not such redemption is contingent on the occurrence of any event or circumstance) or (ii) the terms of which provide for protective covenants or provisions more restrictive or onerous upon our company than the covenants and provisions fixed herein in favor of the Series A Preferred Stock.

           PROPOSAL NO. 2 - AMENDMENTS TO CERTIFICATE OF INCORPORATION

Introduction

     We are asking you to approve amendments to our certificate of incorporation to facilitate the Recapitalization, including amendments to (i) increase the number of authorized shares of our common stock from 25 million to 100 million and (ii) grant to the Lenders preemptive rights to purchase our common stock.

Required Vote

     The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote is required to approve Proposal No. 2. Approval of Proposal No. 2 is contingent upon approval of each of the other two proposals.

Recommendation of the Board of Directors

     The Board of Directors has unanimously approved and adopted the matters set forth in Proposal No. 2 and believes that they are in the best interests of us and our stockholders and recommends that the stockholders vote "FOR" Proposal No. 2.

Increase in Authorized Common Stock and Issuance of Common Stock and Series A Preferred Stock to the Lenders

     Our certificate of incorporation currently authorizes us to issue up to 25,000,000 shares of common stock, 15,568,362 of which were issued and outstanding and 3,727,538 of which were reserved for issuance, as of March 14, 2002. Thus, even before considering any obligations under the Recapitalization, we only have available

5,704,100 authorized, unissued and unreserved shares as of that date. In connection with the Recapitalization, and as consideration for the cancellation of the outstanding principal of the loans under our existing senior credit facility (together with any accrued and unpaid interest thereon and the forbearance fee payable under our forbearance agreement), we have agreed, subject to stockholder approval, to issue to the Lenders 46.7 million shares of common stock and up to 110,000 shares of our Series A Preferred Stock, the terms of which are set forth above under Proposal No. 1 under the heading "--Terms of Series A Preferred Stock."

     Because we do not currently have enough authorized, unissued and unreserved shares of common stock to issue such shares to the Lenders, we are asking you to approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 25 million to 100 million. A copy of the proposed form of such amendment is attached as Annex B to this Proxy Statement.

     46.7 million of the newly authorized shares would be issued to the Lenders in connection with the Recapitalization. The remaining shares of common stock authorized under Proposal No. 1 that are not issued to the Lenders in connection with the Recapitalization, along with other currently existing authorized and unissued shares of our common stock, will be available for any future private or public offerings to raise capital, potential acquisitions, issuance upon exercise of the stock options granted under our stock option plans, conversion of convertible preferred stock, if and when issued by us, and other legitimate corporate purposes. Except with respect to the Recapitalization, however, there are no current plans or commitments for issuing shares of common stock other than upon exercise of stock options.

     In general, subject to the preemptive rights to be granted to the Lenders in connection with the Recapitalization, our Board of Directors is authorized to approve the issuance of additional shares of common stock, without prior notice to or approval by our stockholders, in connection with any transaction that the Board of Directors determines to be in the best interests of our stockholders. Delaware law, however, generally requires stockholder approval for us to issue shares in connection with a merger or consolidation with another corporation.

     The Recapitalization will have a significant dilutive effect on our existing stockholders. Immediately following the Recapitalization, our Lenders will own 75% of our outstanding common stock. In addition, a potential effect of the increase in the number of authorized shares of our common stock beyond that which is necessary to issue to the Lenders in connection with the Recapitalization is that the interests of our existing stockholders could be further diluted, through the issuance of additional authorized but unissued shares of our common stock, without stockholder approval. Such dilutive transactions could occur even without an increase in the number of authorized shares, but the potential for such transactions is increased by the authorization of the substantial additional number of authorized but unissued shares of common stock covered by Proposal No. 1.

Preemptive Rights

     Pursuant to the Recapitalization Agreement, we have agreed to provide preemptive rights to the Lenders, as set forth below. Because the grant of preemptive rights to the Lenders will require an amendment to our certificate of incorporation, we are asking you to approve such amendment, the form of which is attached as Annex B to this Proxy Statement.

     (1) If and whenever we issue any additional shares of common stock following the Closing Date, except as provided in paragraphs (4) and
         (5) below, each Lender will have the right, but not the obligation, to purchase additional shares of common stock up to an amount sufficient to permit such Lender to maintain its percentage equity interest in our company (based on the Common Share Ratio (as defined below) held by such Lender) at the level existing immediately prior to the issuance of the additional shares of common stock. If we desire to issue additional shares of common stock, we will first give notice thereof to each Lender stating the number of additional shares of common stock proposed to be issued and the total consideration to be received by us upon issuance of the additional shares of common stock. Within 30 days after the receipt of such notice, each Lender may elect to exercise its preemptive rights by giving to us written notice to that effect. Failure to give such notice within that 30-day period or failure to pay at the required time the purchase price for any additional shares of common stock as to which a right to purchase shall have been exercised will constitute a waiver of the preemptive rights as to the particular issuance of additional shares of common stock specified in our notice.

         "Common Share Ratio" means, at any time of determination with respect to each Lender whose percentage or ratio is to be calculated, a ratio or percentage consisting of a numerator equal to all shares of common stock held by such Lender and a denominator equal to all issued and outstanding common stock of our company.

     (2) The per share purchase price to be paid by each Lender upon exercise of the preemptive rights described in paragraph (1) will be equal to the per share consideration (net of underwriting discounts or commissions if such Lender is not a participant in the offering) at which the additional shares of common stock are offered or proposed to be offered by us to another party. The total consideration for which additional shares of common stock are offered or proposed to be offered will be determined as follows: (i) in case of the proposed issuance of additional shares of common stock for cash, the consideration to be received by us will be the amount of cash (net of underwriting discounts or commissions if such Lender is not a participant in the offering) for which the additional shares of common stock are proposed to be issued and (ii) in case of the proposed issuance of additional shares of common stock in whole or in part for consideration other than cash, the value of the consideration to be received by us other than cash (net of underwriting discounts or commissions if such Lender is not a participant in the offering) will be the fair market value of that consideration as determined by our Board of Directors.

     (3) If and whenever we issue any securities convertible into or exchangeable or exercisable for additional shares of common stock or rights or options to subscribe for or to purchase additional shares of common stock after the Closing Date, except as provided in paragraph
         (5), each Lender will have the right, but not the obligation, to purchase convertible securities, rights or options of like kind up to an amount which when converted, exchanged or exercised would be sufficient to permit such Lender to maintain its percentage equity interest in us (based on the Common Share Ratio of such Lender) at the level existing immediately prior to the issuance of the convertible securities, rights or options. If we desire to issue convertible securities, rights or options, we will first give notice thereof to each Lender describing the convertible securities, rights or options proposed to be issued (including the number of additional shares of common stock issuable upon conversion, exchange or exercise of such convertible securities, rights or options) and stating the total consideration to be received by us upon such issuance and upon conversion, exchange or exercise. Within 30 days after the receipt of such notice, each Lender may elect to exercise its preemptive rights by giving written notice to us to that effect. Failure to give such notice within that 30-day period or failure to pay at the required time the purchase price for any convertible securities, rights or options as to which a right to purchase shall have been exercised will constitute a waiver of the rights granted as to the particular issuance of convertible securities, rights or options specified in our notice to such Lender.

     (4) The purchase price to be paid by each Lender upon exercise of its rights described in paragraph (3) will be in proportion to the consideration proposed to be received by us (net of underwriting discounts or commissions if such Lender is not a participant in the offering) upon the original issuance to another party of convertible securities, rights or options. The amount of consideration to be received by us upon the original issuance of such convertible securities, rights or options will be determined in the manner described in paragraph (2) above. With respect to securities convertible into or exchangeable or exercisable for additional shares of common stock or rights or options to subscribe for or purchase additional shares common stock, the rights of each Lender (to the extent exercised) will apply only to the issuance of such convertible securities, rights, or options, and Lenders will have no rights with respect to our issuance of additional shares of common stock upon conversion, exchange or exercise of such convertible securities, rights or options. If a Lender does not exercise their right to acquire such convertible securities, rights or options, such Lender shall have the rights described in paragraph (1) above upon conversion, exchange or exercise of such convertible securities, rights or options.

     (5) The provisions described in paragraphs (1) to (4) above will not apply to (i) shares of common stock issued as a stock dividend to holders of common stock or upon any subdivision or combination of shares of common stock, (ii) options granted by us to acquire our common stock existing as of the Closing Date, (iii) options, awards, grants and other stock rights hereafter granted to our or our subsidiaries' employees, officers, directors or consultants and approved by the Board of Directors, or (iv) shares of common stock issued pursuant to the options and other rights described in the foregoing clauses (ii),
         (iii), (iv) and (v).

     (6) Unless otherwise agreed by the parties, the purchase price to be paid by the Lenders upon exercise of their preemptive rights will be paid upon terms which are the same as those being offered by third party purchasers, unless those terms provide for payment in a manner which could not be duplicated by a Lender, such as the transfer of specific property to our company, in which event payment by the Lender will be in cash in an amount equal to the fair market value of such specific property.

     Transferability. The preemptive rights described above will be assignable to any transferee of the common stock issued to the Lenders, except (i) transferees who acquire such shares as purchasers in a sale made under a registration statement that has been filed and gone effective pursuant to the Registration Agreement, (ii) transferees who acquire their shares in a transfer made under Rule 144 of the Securities Act or any successor rules and (iii) subsequent transferees of shares sold or transferred to a transferee described in (i) or (ii).

              THE RECAPITALIZATION AGREEMENT AND RELATED AGREEMENTS

The Recapitalization Agreement

     On March 15, 2002, we and the Lenders entered into the Recapitalization Agreement, which sets forth the terms and conditions of the proposed Recapitalization. A summary of the material transactions that constitute the Recapitalization is set forth above under the heading "Overview of the Recapitalization." A summary of the other material terms and conditions of the Recapitalization and the transactions contemplated thereby are described below. Neither summary describes the Recapitalization in its entirety. The Recapitalization Agreement has been filed with the SEC. You should read the entire Recapitalization Agreement, together with the exhibits thereto containing the forms of the amended and restated credit agreement and registration rights agreement, a copy of which may be obtained from our company. See "Where You Can Find More Information."

     Representations and Warranties

     In the Recapitalization Agreement, we have made various representations and warranties relating to, among other things, (1) our due organization, valid existence and good standing and similar corporate matters, (2) the authorization, execution, delivery and enforceability of the Recapitalization Agreement and the consummation of the transactions contemplated by the Recapitalization Agreement, (3) conflicts under our certificate of incorporation or by-laws, required consents or approvals and violations of any instruments or law, in each case that might be caused by the Recapitalization, (4) our capitalization, corporate structure and subsidiaries and the due authorization of the Series A Preferred Stock, (5) legal and governmental proceedings and orders, (6) our financial statements and undisclosed liabilities, (7) the conduct of our business and the lack of material adverse changes in our company,
(8) the absence of brokers, finders or consultants, other than The Blackstone Group L.P., (9) our taxes, (10) the accuracy of our filings with the SEC, including this Proxy Statement, (11) our material contracts, (12) environmental matters, (13) our employee benefit plans and ERISA, (14) our labor relations,
(15) our compliance with law, (16) disclosure, (17) board approval and (18) the exemption of the Recapitalization from state takeover laws.

     The Recapitalization Agreement also contains representations and warranties of each of the Lenders related to (1) its investment intent with respect to our common stock and the Series A Preferred Stock, (2) its status as an accredited investor, (3) its understanding that the common stock and Series A Preferred Stock have not been registered under the Securities Act of 1933, as amended, (4) compliance with law and its organizational documents and required consents and approvals, (5) its principal business address, and (6) its ownership of our existing debt.

     Covenants and Restrictions

     The Recapitalization Agreement includes a number of covenants by our company, including the following:

     o we have agreed to (i) make, or cause to be made, all such filings and submissions, and take or cause to be taken all such action, under laws, rules and relations as may be applicable and required for us to consummate the transactions contemplated by the Recapitalization Agreement in accordance with its terms, and (ii) use our reasonable best efforts to obtain, or cause to be obtained, all authorizations, approvals, consents, permits and waivers of or from all governmental entities necessary to be obtained by us in order for us to consummate such transactions; provided, however, that we are not required to (i) register or qualify the common stock or Series A Preferred Stock for offer or sale in any jurisdiction in which an applicable exemption from such registration or qualification is available, (ii) qualify as a dealer in securities under the laws of any jurisdiction, or (iii) provide our general consent to service of process in any jurisdiction;

     o we have agreed to use our reasonable best efforts to obtain any consents, approvals or waivers of any third party required in order for us to consummate the transactions contemplated by the Recapitalization Agreement in accordance with its terms;

     o we have agreed to file an application with the AMEX for approval to list the common stock on the AMEX, subject to official notice of issuance, and we have agreed to use our reasonable best efforts to have such application approved prior to the Closing Date;

     o from the date of the Recapitalization Agreement to the Closing Date, the Recapitalization Agreement requires us to, upon reasonable notice and only as frequently as the agent for the Lenders or the Lenders may reasonably request, make our books and records reasonably available for inspection to the agent for the Lenders or the Lenders and their respective counsel and advisors at reasonable times during normal business hours, subject to the execution of appropriate confidentiality agreements and to cooperate with and provide to the agent for the Lenders or the Lenders, their respective counsel and their respective advisors any financial information reasonably necessary to determine our compliance with the terms and conditions of the Recapitalization Agreement; provided that we or our representatives may be present at or participate in any such inspection;

     o from the date of the Recapitalization Agreement to the Closing Date, except as contemplated by the Recapitalization Agreement, we may not and may not permit any of our subsidiaries to: (i) issue any shares of capital stock (nor any other securities convertible into or exchangeable or exercisable for capital stock) other than pursuant to exercises of options under our existing option plans; (ii) in the case of our company, pay dividends on our capital stock; (iii) register any shares of capital stock or any such convertible security or other security exchangeable or exercisable therefor under the Securities Act, in connection with any distribution of such stock or securities (other than on Form S-8); or (iv) take certain other actions prohibited by the Recapitalization Agreement, except to the extent taken in the ordinary course of business consistent with past practice;

     o from the date of the Recapitalization Agreement to the Closing Date, we are required to, and are required to cause our subsidiaries to: (i) conduct our business in the ordinary course consistent with past practice; (ii) use reasonable efforts to maintain and preserve intact our business organization, employees and advantageous business relationships and, except as otherwise contemplated by the agreements listed on the disclosure schedules to the Recapitalization Agreement, retain the services of our key officers and key employees, it being understood that so long as we use such reasonable efforts, the failure of any of our officers or employees to remain an officer or employee of our company shall not constitute a breach of this covenant; (iii) take no action which would reasonably be expected to materially and adversely affect or delay our ability to obtain any necessary approvals of any governmental entity required for the Recapitalization or to perform our covenants and agreements under the Recapitalization Agreement, and (iv) take no action that is intended or may reasonably be expected to result in any of our representations and warranties set forth in the Recapitalization Agreement to be or become untrue in any material respect at any time prior to the Closing Date, or in any of the conditions to closing set forth in the Recapitalization Agreement to not be satisfied or in a violation of any provision of the Recapitalization Agreement, except, in every case, as may be required by applicable law;

     o we have agreed to prepare and file with the SEC (i) this Proxy Statement, and (ii) a registration statement on Form S-1 in accordance with the Registration Rights Agreement described below. We are required to use reasonable best efforts to mail this Proxy Statement to our stockholders at the earliest practicable time after such filing;

     o the Recapitalization Agreement requires us and the Lenders to cooperate with each other and provide to each other all information reasonably necessary in order to prepare the registration statement in accordance with the terms and conditions of the Registration Rights Agreement and this Proxy Statement and to provide reasonably promptly to the other party any information that such party may obtain that could necessitate amending or supplementing any such document. We have agreed to notify the Lenders promptly of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to the registration statement or this Proxy Statement or for additional information and to supply the Lenders with copies of all correspondence between us or any of our representatives on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. If at any time any event shall occur that should be set forth in an amendment of, or a supplement to, the registration statement or this Proxy Statement, we have agreed to as promptly as practicable prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable law, including, in the case of an amendment or supplement to this Proxy Statement by mailing such supplement or amendment to our stockholders;

     o as promptly as practicable after the date of the Recapitalization Agreement, we have agreed to take all action necessary in accordance with the Delaware General Corporation Law and our certificate of incorporation and bylaws to convene the Annual Meeting at the earliest practicable time; and

     o we have also agreed that from time to time, as and when reasonably requested by the agent for the Lenders or the Lenders, we will execute and deliver, or cause to be executed and delivered, such documents and instruments and take, or cause to be taken, such further or other actions as may be reasonably necessary to effectuate the Recapitalization.

     Fees and Expenses

     At the earlier of the Closing Date and the termination of the Recapitalization Agreement for any reason other than a breach by the Lenders, we will pay certain out-of-pocket costs and expenses of the agent for the Lenders arising in connection with the Recapitalization. We have agreed to pay, on the Closing Date (or, if the Recapitalization Agreement is terminated in accordance with its terms, on the date of termination) (i) any transfer taxes payable on the issuance of the common stock and Series A Preferred Stock, in accordance with the terms and conditions of the Recapitalization Agreement; (ii) the reasonable fees and expenses of counsel for the agent for the Lenders; (iii) the reasonable fees and expenses of the financial consultant to the Agent, (iv) any fees and expenses owed to The Blackstone Group L.P., with half of the transaction fee to be paid after the Closing Date; (v) the reasonable fees and expenses of the agent for the Lenders incurred in connection with its due diligence review of our company and with investigations of the Lenders' designees to our Board of Directors; and (vi) the reasonable fees and expenses of any other of our attorneys, accountants, consultants and financial advisors other than The Blackstone Group L.P.; it being understood that the amounts described in the foregoing clauses (i) through (vi) shall be paid immediately prior to the Closing Date or the date of termination, as the case may be, from (subject to certain conditions) drawings under our existing credit agreement and that the bills presented to us in respect of such amounts shall have been updated prior to delivery to us include all amounts incurred as of the Closing Date, or the date of termination, as the case may be.

     Conditions to Closing

     Conditions to the Obligations of Each Party. Our obligation and the Lenders' obligation, respectively, to consummate the transactions contemplated by the Recapitalization Agreement is subject to:

     o our stockholders having approved Proposals No. 1, 2 and 3 included in this Proxy Statement;

     o all governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by the Recapitalization Agreement having been obtained on terms and conditions reasonably satisfactory to each party and which remain in full force and effect; and

     o no preliminary or permanent injunction or other order, decree or ruling of any governmental entity nor any applicable law shall be in effect that would prohibit, restrain, or make illegal the consummation of the transactions contemplated by the Recapitalization Agreement.

     Additional Conditions to Our Obligations. Our obligation to consummate the transactions contemplated by the Recapitalization Agreement is subject to the satisfaction or waiver of the following conditions:

     o the agent for the Lenders and the Lenders shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by them under the Recapitalization Agreement at or prior to the Closing Date; and

     o the representations and warranties of the Lenders in the Recapitalization Agreement shall be true and correct, as of the date of the Recapitalization Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     Additional Conditions to the Obligations of the Agent for the Lenders and the Lenders. The obligation of the Agent for the Lenders and the Lenders to consummate the transactions contemplated by the Recapitalization Agreement is subject to the satisfaction or waiver of the following conditions:

     o our having furnished to the agent for the Lenders resolutions of our Board of Directors certified by our corporate secretary or an assistant secretary which authorize the execution, delivery, and performance by us of this Recapitalization Agreement and the other related agreements;

     o our having furnished to the Lenders certain customary officer's certificates and certificates of public officials;

     o our having performed in all material respects each obligation and agreement and having complied in all material respects with each covenant to be performed and complied with by us under the Recapitalization Agreement on or prior to the Closing Date;

     o our representations and warranties in the Recapitalization Agreement being true and correct as of the date of the Recapitalization Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date or to the extent changes to the underlying facts are expressly authorized by the Recapitalization Agreement) with the same force and effect as though made on and as of the Closing Date;

     o other than the existing defaults (as such term is defined in our forbearance agreement with the Lenders) under the existing credit agreement, since September 29, 2001, there shall not have occurred any event that the Lenders holding more than 50% of our outstanding revolving loans could reasonably expect to have a material adverse effect (as defined in the Recapitalization Agreement);

     o execution and delivery of the amended and restated credit agreement and each of the other agreements contemplated by the Recapitalization Agreement, and the conditions precedent to their effectiveness having been satisfied and fulfilled, and the transactions contemplated thereby having been consummated;

     o the common stock being issued to the Lenders shall have been approved for listing on the AMEX, subject to official notice of issuance;

     o our company, each of our directors and executive officers and each other beneficial owner of 5% or more of our outstanding common stock shall have delivered releases to the Lenders in the forms attached to the Recapitalization Agreement;

     o all authorizations, consents, approvals and waivers of, or notices to, any third party which if not obtained or made would reasonably be expected to have a material adverse effect on us or materially and adversely interfere with the transactions contemplated by the Recapitalization Agreement shall have been obtained and shall be in full force and effect;

     o our having amended our certificate of incorporation to provide for the increase in our authorized common stock and to grant preemptive rights to the Lenders, as described below;

     o our having duly adopted, executed and filed with the Secretary of State of the State of Delaware a certificate of designation establishing the rights, preferences and privileges of the Series A Preferred Stock and the certificate of designation being in full force and effect;

     o our issuance of the common stock and the Series A Preferred Stock issuable upon consummation of the Recapitalization in compliance with all federal and state securities laws;

     o the Lenders' receipt of an opinion of our counsel as to specified matters;

     o the investigations by the agent for the Lenders and its representatives shall not have caused the agent, the Lenders or their respective representatives to become aware of any facts or circumstances relating to the business, operations, assets, properties, liabilities, financial condition, results of operations or affairs of our company, that, in the reasonable judgment of the Lenders holding more than 50% of our outstanding revolving loans, make it inadvisable to proceed with the transactions contemplated by the Recapitalization Agreement;

     o our reimbursement of the Lenders for their fees and expenses as described above under "--Fees" and Expenses;

     o we and each of the Lenders shall have executed and delivered the new amended and restated credit agreement and all other documents, instruments, and other agreements contemplated thereby and all conditions to the effectiveness thereof shall have been fully satisfied; and

     o all corporate and other proceedings taken or required to be taken by us in connection with the Recapitalization Agreement, the new amended and restated credit agreement and the transactions contemplated thereby, shall have been consummated at or prior to the Closing Date, and all certificates, opinions, instruments, consents and other documents required to be delivered by us to effect the Recapitalization Agreement, the new amended and restated credit agreement and the transactions contemplated thereby shall be reasonably satisfactory in form and substance to the Lenders.

     Termination

     The Recapitalization terminates automatically and without notice (i) at 11:50 p.m. (New York time) on April 30, 2002 if the Closing Date has not yet occurred or (ii) upon the commencement of certain bankruptcy or iii) any insolvency proceedings against our company. The Recapitalization Agreement may be terminated at any time prior to the Closing Date:

     o by the mutual written consent of our company and the Lenders holding more than 50% of our outstanding revolving loans;

     o by the Lenders holding more than 50% of our outstanding revolving loans (or in the case of clause (iii) below, any Lender) if (i) any of our representations or warranties in the Recapitalization Agreement shall be false, incorrect or misleading in any material respect when made or deemed made, or we shall breach or fail to perform, or observe or comply with any of our covenants or obligations under the Recapitalization Agreement and such breach or failure shall continue unremedied for a period of 20 business days after receipt by us of written notice of such breach or failure, (ii) the investigations by the agent for the Lenders and its representatives cause the agent, the Lenders, or their respective representatives to become aware of any facts or circumstances relating to the business, operations, assets, properties, liabilities, financial condition, results of operations or affairs of our company, that, in the sole and absolute judgment of the Lenders holding more than 50% of our outstanding revolving loans, make it inadvisable to proceed with the transactions contemplated by the Recapitalization Agreement, (iii) any Lender shall not be satisfied, in its sole and absolute discretion, with the results of any aspect of its due diligence review of our benefit plans, (iv) certain other defaults by us exist under the forbearance agreement, or (iv) our Board of Directors shall have withdrawn or modified its recommendation of the Recapitalization Agreement or the transactions contemplated thereby in a manner adverse to the Lenders;

     o by us, if any of the Lenders' representations or warranties in the Recapitalization Agreement shall be false, incorrect or misleading in any material respect when made or deemed made, or any of the Lenders shall breach or fail to perform, observe or comply with any of their covenants or obligations under the Recapitalization Agreement and such breach or failure shall continue unremedied for a period of 20 business days after receipt by such Lender of written notice of such breach or failure; or

     o by either us or the Lenders holding more than 50% of our outstanding revolving loans, if (i) any permanent injunction, decree, ruling, order or other action of a governmental entity, in each case, having the effect of preventing the consummation of the transactions contemplated by the Recapitalization Agreement shall have become final and non-appealable, or (ii) if the required approval of our stockholders of Proposals No. 1, 2 and 3 shall not have been obtained by reason of the failure to obtain the required vote at the Annual Meeting or any adjournment or postponement thereof.

The New Amended and Restated Credit Agreement

     We have reached an agreement with the Lenders to replace our existing credit facility with a new amended and restated credit facility and to reduce our outstanding indebtedness, subject to certain terms and conditions. The new amended and restated credit agreement provides for a total of $7.75 million of borrowing capacity under a revolving credit facility (which may be increased by up to $8 million with a corresponding decrease in the Term Loan by an equivalent amount under certain circumstances) and $68.25 million of borrowings through a Term Loan plus allows us to continue to have our existing letter of credit outstanding until its expiration date. In connection with the Recapitalization, the outstanding principal of the loans in excess of $68.25 million under our existing credit facility (together with any accrued and unpaid interest through January 31, 2002 on all outstanding principal plus any accrued and unpaid interest on outstanding principal in excess of $69 million after January 31, 2002 until the Closing Date under the existing credit facility, and commitment fees payable under the existing credit facility and the forbearance fee payable under our forbearance agreement) will be cancelled. In consideration for such cancellation and the new revolving credit facility we will issue to the Lenders approximately 46.7 million shares of our common stock, up to 110,000 shares of Series A Preferred Stock and the Term Loan. See "Overview of the Recapitalization" and "The Recapitalization Agreement and Related Agreements" for a description of other terms and conditions of the debt cancellation. For a summary description of the terms of the Revolver and the Term Loan see "--Terms of the Revolver" and "--Terms of the Term Loan" below.

Terms of the Revolver

     Pursuant to the new amended and restated credit agreement, and in connection with the Recapitalization, the Lenders will make available to us under the new amended and restated credit agreement, a revolving credit facility for loans and letters of credit in the amount $7.75 million, of which no loans and only one letter of credit in the face amount of $750,000 issued under the existing credit agreement will be outstanding thereunder at closing. If, however, on the Closing Date, a certain letter of credit under the existing credit agreement has been issued and remains undrawn, the Revolver will be increased to a maximum of $15.75 million and the initial Term Loan will be decreased to $60.25 million.

     Maturity

     The Revolver, together will all accrued and unpaid interest on the Revolver, will mature on the fifth anniversary of the Closing Date. The Revolver may not be cancelled or terminated unless the Term Loan has been or will be contemporaneously repaid in full.

     Ranking

     The Revolver will share a first priority lien with the Term Loan on substantially all of our assets (subject only to certain permitted liens); provided, however, that all obligations and indebtedness under the Revolver will be repaid prior to those under the Term Loan in the application of any payments received after the occurrence and during the continuance of an event of default under the new credit agreement.

     Interest; Fees

     Interest will accrue on the Revolver at our election at either (i) 30, 60, or 90 day LIBOR plus 5.0% per annum, payable on the last day of each such LIBOR interest period, or (ii) Credit Lyonnais New York Branch's Prime Rate plus two percent 2.0% per annum, floating with an unused commitment fee of 0.50% per annum and a facility fee of 1.50% per annum, with such prime rate interest, unused commitment fees and facility fees being payable quarterly on the last day of the third full calendar month occurring after the Closing Date and the last day of each third month thereafter and on the maturity date.

     Letter of credit fees payable to the Lenders will be 3% per annum on the face amount of each letter of credit outstanding, payable on quarterly payment dates in arrears plus a 0.125% per annum "fronting fee" paid to Credit Lyonnais New York Branch as Agent (for its own account) as issuer of such letter of credit.

     Conversion

     The Revolver will not be convertible.

Terms of the Term Loan

     Pursuant to the new credit agreement and the other recapitalization agreements, certain advances made by the Lenders to us under the existing credit agreement are being renewed, modified and extended as a Term Loan in the principal amount of $68.25 million (after application of $750,000 of existing cash collateral to repay loans under the existing credit agreement at closing). If , however, on the Closing Date, a certain letter of credit under the existing credit agreement has been issued and remains undrawn, the Revolver will be increased to a maximum of $15.75 million and the initial Term Loan will be decreased to $60.25 million.

     Maturity; Payment of Principal and Other Amounts

     The Term Loan, together will all accrued and unpaid interest on the Term Loan, will mature on the fifth anniversary of the Closing Date.

     The Term Loan will be fully drawn at closing, with the principal balance thereof being repaid in installments due quarterly on the last day of each third full calendar month occurring after the Closing Date: (i) $300,000 will be due on each of the first eight quarterly payment dates, and (ii) $1,200,000 will be due on each quarterly payment date thereafter, with a final payment in the amount of the entire remaining principal balance and all accrued and unpaid interest thereon being due and payable on the maturity date. In addition, to the regularly scheduled principal and interest payments, we will make additional payments on the Term Loan to the extent of (i) 25% for 2002, (ii) 35% for 2003, and (iii) 50% for each year thereafter of excess cash flow (defined generally as EBITDA, less scheduled principal and interest payments on the Revolver and the Term Loan, plus or minus as applicable, any changes in adjusted working capital, less cash taxes paid, less any required payments made under non-compete agreements, less permitted capital expenditures up to $10,800,000 for 2002
(increasing by 5% per year thereafter)), which shall be calculated and due annually, such payments to be applied in inverse order of maturity.

     Ranking

     The Term Loan will share a first priority lien with the Revolver on substantially all of our assets (with the exception that all obligations and indebtedness under the Revolver will be repaid prior to those under the Term Loan in the application of any payments received after the occurrence and during the continuance of an event of default under the new credit agreement).

     Interest

     The Term Loan will bear interest at our election at either (i) 30, 60, or 90 day LIBOR plus 5.0% per annum, payable on the last day of each such LIBOR interest period, or (ii) the Credit Lyonnais New York Branch's prime rate plus 2.0% per annum, floating, payable quarterly and on the maturity date.

     Conversion

     The Term Loan will not be convertible.

Registration Rights Agreement

     As a condition to closing under the Recapitalization Agreement, we will enter into a registration rights agreement with the Lenders that, among other things obligates us to file a registration statement on Form S-1 (or any other appropriate form) covering the offer and sale of the shares of common stock and Series A Preferred Stock held by the Lenders and their permitted assignees on a delayed and continuous basis pursuant to Rule 415 under the Securities Act. In addition, the Registration Rights Agreement will generally require us to use our reasonable best efforts to have the shelf registration declared effective no later than 60 days after the Closing Date and to keep the shelf registration continuously effective, supplemented and amended, as required by the Securities Act, for a period of 5 years (subject to certain exceptions set forth in the Registration Rights Agreement) following the date on which the shelf registration is declared effective in order to permit the prospectus forming a part thereof to be usable under the Securities Act by the Lenders and their permitted assignees from the date the shelf registration is declared effective by the SEC.

     Pursuant to the Registration Rights Agreement, we will also grant to the Lenders and their permitted assignees certain demand and piggy-back registration rights that will commence after the expiration of the five-year term for effectiveness of the shelf registration.

     We have agreed to pay all registration expenses in connection with any registration required by the Registration Rights Agreement. We have also agreed that we will not after the Closing Date enter into any agreement with respect to our securities which is inconsistent with the rights granted to the Lenders and their permitted assignees under the Registration Rights Agreement, including without limitation entering into any agreement which would permit the registration of any securities to the exclusion of any portion of the common stock and Series A Preferred Stock to be issued to the Lenders in connection with the
Recapitalization, unless such exclusion is first waived in writing by the holders of more than 50% of such common stock and Series A Preferred Stock then outstanding. Without limiting the generality of the foregoing, any registration rights granted by us after the Closing Date will be required to be subordinate to the registration rights granted under the Registration Rights Agreement, and we will be required to obtain the written agreement of each person or entity to whom such other registration rights may be granted or may become available to such effect.

     The foregoing summary does not describe the Registration Rights Agreement in its entirety. The form of Registration Rights Agreement has been filed with the SEC. You should read the entire form of Registration Agreement, a copy of which may be obtained from our company. See "Where You Can Find More Information."

                     PROPOSAL NO. 3 - ELECTION OF DIRECTORS

Introduction

     Our current Board of Directors consists of six members. In the Recapitalization Agreement, we agreed with the Lenders that in connection with the Recapitalization, (i) the size of the Board of Directors will be reduced to five members, (ii) the Lenders will designate three directors for election to our Board of Directors and (iii) two of our current directors, Messrs. Taura and Klink, will be nominated to fill the remaining two positions on the Board. Thus, following the Annual Meeting, subject to the approval of Proposals No. 1, No. 2 and No. 3, our Board of Directors will consist of five members. The Lenders' three nominees for election as directors are O. Thomas Albrecht, Charles Macaluso and Richard A. Peterson.

     At the Annual Meeting, the nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Each of the nominees has consented to serve as a director if elected. If any of the nominees shall become unable or unwilling to stand for election as a director (an event not now anticipated by the Board of Directors), proxies will be voted for such substitute as shall be nominated by the Lenders (in the case of a designee of the Lenders) and designated by the Board of Directors. The following table sets forth for each of the nominees for election as a director, his age, principal occupation and certain other information. None of the Lenders' designees currently holds any position with our company. For information about our four resigning directors, see "Our Management" below.

  Name                   Age      Principal Occupation
  ----                   ---      --------------------

  Denis J. Taura          62      Mr.  Taura has served as our  Chairman of the
                                  Board  and  Chief  Executive   Officer  since
                                  August  1999.  Mr.  Taura is a partner in the
                                  management  consulting  firm  Taura  Flynn  &
                                  Associates,   LLC.  Previously,   in  October
                                  1991,   Mr.   Taura   founded   D.   Taura  &
                                  Associates, a management consulting firm, of which Mr. Taura served as chairman. From
                                  January 1995 through October 1996, Mr. Taura was also affiliated with Zolfo Cooper LLC, a management consulting firm. From 1972 to October 1991, Mr. Taura was a partner with KPMG LLP. Mr. Taura serves as a director of Kasper A.L.S. Limited.

  Name                   Age      Principal Occupation
  ----                   ---      --------------------

  Fredric J. Klink        68      Mr.  Klink has been a director of our company
                                  since  April  1995.  Mr.  Klink  has  been  a
                                  partner at the law firm of  Dechert  for more
                                  than five years.  Mr.  Klink's  law  practice
                                  concentrates  on  mergers  and  acquisitions,
                                  securities,   and   international   work.  He
                                  received his LL.B. from Columbia Law School in 1960.

  O. Thomas Albrecht      55      Mr.  Albrecht was employed by the  McDonald's
                                  Corporation  from 1977  until his  retirement
                                  in  March  2001.  Most  recently,  from  1995
                                  until March 2001, Mr. Albrecht served as a Senior Vice President and Chief Purchasing
                                  Officer of McDonald's Corporation.

  Charles Macaluso        58      Mr.  Macaluso  was a  founding  principal  of
                                  East Ridge  Consulting,  Inc.,  a  management
                                  consulting  and  corporate  advisory  service
                                  firm  focusing  on  operational   assessment,
                                  strategic  planning and  workouts,  from 1998
                                  to 2000.  Prior thereto,  he was a partner at
                                  Miller    Associates,    Inc.,   a   workout,
                                  turnaround     partnership     focusing    on
                                  operational  assessment,  strategic  planning
                                  and  workouts.  Mr.  Macaluso is  currently a
                                  director  of   Elder-Beerman   Stores   Corp.
                                  (NASDAQ:   EBSC),  where  he  serves  on  the
                                  Executive   Committee   and  the   Audit  and
                                  Finance  Committee,  and  formerly  served on
                                  the  Compensation  Committee.  Mr.   Macaluso
                                  also  serves as a director  of the  following
                                  privately-held  companies:  NCH NuWorld  Ltd.
                                  (Chairman),  Crescent Public Telephone,  Inc.
                                  (Chairman),     Prime    Succession,     Inc.
                                  (Chairman), and Lazy Days RV Centers, Inc.

  Richard A. Peterson     60      Mr. Peterson has been the managing  principal
                                  of    Peterson   &    Associates,    a   firm
                                  specializing in financial  restructuring  and
                                  strategic  advisory  services  to  management
                                  and  directors  of  distressed  companies,  a
                                  firm  he   founded  in  April   2001.   Prior
                                  thereto,  Mr.  Peterson  was  a  senior  vice
                                  president   and   regional   manager  in  the
                                  managed  assets  department  of Bank One, NA,
                                  from  April  1999  until  his  retirement  in
                                  April 2001.  He was  employed by Bank One, NA
                                  or its  predecessors  from  October  1981  in
                                  various   capacities   in  the  "workout  and
                                  turnaround"   group   for   large   corporate
                                  credits.

Required Vote

     To be elected, each nominee for director must receive a plurality of all votes cast with respect to such position as director. Approval of Proposal No. 3 is contingent upon approval of Proposal No. 1 and No. 2.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES SET FORTH IN PROPOSAL NO. 3.

Composition  of the  Board of  Directors  if  Proposals  No.  1, 2 and 3 are Not
Approved

     In the event that Proposals No. 1, 2 and 3 are not approved, our current directors, Messrs. Taura, Ransweiler, Colonnetta, Klink, Longmire and Waterfall will continue to serve in such capacity until their successors are duly elected and qualified.

                                 OUR MANAGEMENT

Executive Officers and Directors

     Our executive officers and directors, their ages and their positions as of March 14, 2002, are as follows: Our executive officers serve at the discretion of the Board of Directors.


       Name                            Age         Position
       ----                            ---         --------

       Denis J. Taura                  62          Chairman of the Board and
                                                   Chief Executive Officer

       James A. Ransweiler             58          President, Chief Operating
                                                   Officer and Director

       John O. Muse                    53          Executive Vice President -
                                                   Finance and Administration

       Neil Katchen                    56          Executive Vice President -
                                                   Operations

       Mitchell Kilanowski             50          Executive Vice President -
                                                   Marketing and Research

       Gilbert L. Gutierrez            45          Senior Vice President -
                                                   Business Development

       Joseph R. Weaver, Jr.           55          General Counsel and Secretary

       Joe Colonnetta (1)              39          Director

       Fredric J. Klink (1)(2)         68          Director

       Dennis B. Longmire (2)          57          Director

       Bruce Waterfall (1)(2)          64          Director

       ------------------
       (1)    Member of the audit committee

       (2)    Member of the compensation committee

     For a description of the business experience of Mr. Taura and Mr. Klink, see Proposal No. 3--Election of Directors.

     James A. Ransweiler has served as our President and Chief Operating Officer since August 1999. Mr. Ransweiler served as the President of Darling Rendering from October 1997 to August 1999. From August 1986 to October 1997, he served as Vice President of our Eastern Region, except for the period from January 1989 to February 1990 when he served as Special Projects Coordinator.

     John O. Muse has served as our Executive Vice President-Finance and Administration since February 2000. From October 1997 to February 2000, he served as our Vice President and Chief Financial Officer. From 1994 to October 1997 he served as Vice President and General Manager at Consolidated Nutrition, L.C. Prior to serving at Consolidated Nutrition, Mr. Muse was Vice President of Premiere Technologies, a wholly-owned subsidiary of Archer-Daniels-Midland Company. Since August 1998, Mr. Muse has served on an advisory board for Factory Mutual Insurance Company.

     Neil Katchen has served as Executive Vice President - Operations since November 2001. Prior thereto he served as Vice President of our Eastern Region beginning in October 1997 and served as General Manager of the our Newark, New Jersey facility from January 1990 to October 1997.

     Mitchell Kilanowski has served as our Executive Vice President-Marketing and Research since January 1999. From September 1997 to January 1999, Mr. Kilanowski served as our Vice President-Marketing. From August 1986 to September 1997 he served as Director of Domestic Sales. From March 1975 to August 1986, he served in customer sales and service.

     Gilbert L. Gutierrez has served as our Senior Vice President - Business Development since November 2001. Prior thereto he served as General Manager of our Los Angeles, California facility from June 1997 to November 2001. Prior to serving as General Manager, he served as our Vice President - Human Resources.

     Joseph R. Weaver, Jr. has served as our General Counsel since March 1997 and as our Secretary since April 1997. From May 1994 to March 1997, he served as Secretary and General Counsel of AAF-McQuay, Inc. From January 1990 to April 1994, Mr. Weaver served as Assistant General Counsel of AAF-McQuay, Inc., then known as Snyder General Corporation.

     Joe Colonnetta has been a director of our company since May 2000. Mr. Colonnetta has served as a principal at the equity firm Hicks, Muse, Tate & Furst Incorporated since June 1996. In June 1995, Mr. Colonnetta founded and was the Chief Executive Officer of Resource Management Partners, a management partner to institutional and private equity firms that own middle market companies. Prior to June 1995, Mr. Colonnetta was the Chief Financial Officer of TRC, a restaurant and food company.

     Dennis B. Longmire has been a director of our company since March 1995. Dr. Longmire has served as Chief Executive Officer of McCauley Brothers since 1999. Prior to that, Dr. Longmire served as Chairman of the Board and Chief Executive Officer of our company starting in March 1995. Prior to that, Dr. Longmire was President of Premiere AgriTechnologies, a wholly owned subsidiary of Archer-Daniels-Midland Co. starting January 1994. Dr. Longmire also serves as a director of Terra Nitrogen Corporation.

     Bruce Waterfall has been a director of our company since March 1995. Mr. Waterfall is President and co-founder of Morgens, Waterfall, Vintiadis & Company, Inc. Mr. Waterfall has been a professional money manager and analyst for more than twenty-five years. Mr. Waterfall serves as a director of Elsinore Corporation.

Meetings and Committees of the Board of Directors

     During the fiscal year ended December 29, 2001, the Board of Directors held five regular meetings and nine special meetings. Each of the directors attended at least 75% of all meetings held by the Board of Directors and all meetings of each committee of the Board of Directors on which such director served during the fiscal year ended December 29, 2001.

     The Board of Directors has an audit committee and compensation committee. The Board of Directors does not have a nominating committee or any other committees.

     The audit committee currently consists of Messrs. Colonnetta (Chairman), Klink, and Waterfall. The audit committee met five times during the fiscal year ended December 29, 2001. The functions of the audit committee are (i) to annually request from the outside auditors, a formal written statement delineating all relationships between the auditor and our company, discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's independence; and recommend that the Board of Directors take appropriate action to oversee the auditor's independence; (ii) to review the audit plans, scope, fees, and audit results of our independent auditors; (iii) to review internal audit reports on the adequacy of internal audit controls;
(iv) to review non-audit services and fees; and (v) to review the scope of the internal auditors' plans, the results of their audits, and the effectiveness of our program of correcting audit findings. The audit committee also recommends to the Board of Directors the independent auditors to perform the annual audit of our financial statements. The directors who serve on the audit committee are all "independent" for purposes of the American Stock Exchange listing standards.

     The Board of Directors has adopted a written charter setting out the audit related functions the audit committee is to perform.

     The compensation committee consisted of Mr. Jackson (Chairman), until his resignation as Chairman on March 28, 2001, Mr. Waterfall and Dr. Longmire. Mr. Klink succeeded Mr. Jackson as Chairman of the compensation committee. The compensation committee met two times during the fiscal year ended December 29, 2001. The functions of the compensation committee are (i) to review and recommend to the Board of Directors the direct and indirect compensation and employee benefits of our executive officers; (ii) to review and administer our incentive, bonus, and employee benefit plans, including the 1993 Plan, the 1994 Plan, and the Non-Employee Directors Stock Option Plan; (iii) to review our policies relating to employee and executive compensation; and (iv) to review management's long-range planning for executive development and succession. The compensation committee also performs the functions of the nominating committee of the Board of Directors.

Compensation of Directors

     Non-employee members of the Board of Directors are paid a $25,000 annual retainer. Each outside director receives $1,500 for each board meeting or $1,000 for each committee meeting personally attended, or $500 if a committee meeting is attended before or after a board meeting, and $750 for each board or committee meeting attended by telephone.

     Under the Non-Employee Directors Stock Option Plan, prior to May 17, 2000, each outside director was granted an option to purchase 15,000 shares of our common stock on the tenth business day of July 1995 and was granted an identical option on the tenth business day of July of each year thereafter. Each outside director elected after July 1995 but prior to May 17, 2000, was granted an option to purchase 21,000 shares of our common stock on the day he was first elected by our stockholders as a member of the Board of Directors. Pursuant to an amendment to the Non-Employee Directors Stock Option Plan adopted on May 17, 2000, each outside director elected on or after May 17, 2000 is granted options to buy 4,000 shares of our common stock when he is first elected to the Board of Directors by our stockholders. Thus, if elected to our Board of Directors, each of Messrs. Albrecht, Macaluso and Peterson will, upon such election, be granted options to purchase 4,000 shares of our common stock. On the tenth business day of July each calendar year thereafter, options to purchase 4,000 shares of our common stock are granted under the Non-Employee Directors Stock Option Plan, but such grants occur only if we obtain 90% of our target EBITDA for the year of such director's election. The per share exercise price of each option granted under the Non-Employee Directors Stock Option Plan is equal to the fair market value per share of our common stock on the date of grant of the options relating thereto. Twenty-five percent of the shares subject to each option vest on the date that is six months following the date of grant and 25% of the shares vest on each of the first, second and third anniversaries of the date of grant thereafter. Options to purchase an aggregate of 450,000 shares of our common stock may be granted under the Non-Employee Directors Stock Option Plan.

     If while unexercised options remain outstanding under the Non-Employee Directors Stock Option Plan, any of the following events occur, all options granted under the Non-Employee Directors Stock Option Plan become exercisable in full, whether or not they are otherwise exercisable: (i) any entity other than us makes a tender or exchange offer for shares of our common stock pursuant to which purchases are made; (ii) our stockholders approve a definitive agreement to merge or consolidate our company with or into another corporation or to sell all or substantially all of our assets or adopt a plan of liquidation; (iii) the beneficial ownership of securities representing more than 15% of the combined voting power of our company is acquired by any person; or (iv) during any period of two consecutive years, the individuals who at the start of such period were members of the Board of Directors cease to constitute at least a majority thereof, unless the election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the start of such period. In the case of a merger, where we are the surviving entity and in which there is a reclassification of the shares of our common stock, each option shall become exercisable for the kind and amount of shares of stock or other securities receivable upon such reclassification or merger. Upon consummation of the Recapitalization, all options granted under the Non-Employee Directors Stock Option Plan will become exercisable in full, whether or not they are otherwise exercisable.

     No options were granted under the Non-Employee Directors Stock Option Plan during fiscal 2001 because we did not achieve 90% of our targeted EBITDA for the fiscal year ended December 30, 2000.

Executive Compensation

     The following table sets forth certain information with respect to annual and long-term compensation for services in all capacities for fiscal years 2001, 2000 and 1999 paid to our five most highly compensated executive officers who were serving as such at December 29, 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                                      Annual Compensation           Compensation
                                                      -------------------           ------------
                                                                                      Number of
                                                                                     Securities
               Name and                                                              Underlying         All Other
          Principal Position              Year        Salary          Bonus            Options         Compensation
          ------------------              ----        ------          -----            -------         ------------

Denis J. Taura                            2001     $  700,000(1)              --             --              --
   Chairman and Chief Executive           2000        520,000(2)              --      1,080,000(5)   $    13,200 (3)
     Officer                              1999             --                 --         15,000(6)       328,007 (4)

James A. Ransweiler                       2001        307,500            $30,000         90,000(7)            --
   President and Chief Operating          2000        300,000                                --               --
     Officer                              1999        258,000                                --               --

John O. Muse                              2001        216,924             20,000         45,000(7)            --
   Executive Vice President - Finance     2000        197,693                 --             --               --
     and Administration                   1999        185,000                 --             --               --

Neil Katchen                              2001        200,000             20,000         73,800(7)            --
   Executive Vice President -             2000        195,000                 --             --               --
     Operations                           1999        178,460                 --             --               --

Mitchell Kilanowski                       2001        164,000             10,000         45,000(7)            --
   Executive Vice                         2000        160,000                 --             --               --
     President -Marketing and Research    1999        160,000              3,333          5,000(8)            --


     ---------------------

(1) Of this amount, $180,000 represents additional salary paid to Mr. Taura as compensation for extensive additional time spent on company matters during fiscal 2001. Mr. Taura's current salary for fiscal 2002 is $520,000. Upon the consummation of Recapitalization Agreement, Mr. Taura will be retained as a consultant to our company and the remaining portion of Mr. Taura's salary for 2002 will be paid to Taura Flynn & Associates, LLC, of which Mr. Taura is a principal, for services to be provided to our company by Mr. Taura as Chief Executive Officer pursuant to a consulting agreement.

(2) Of this amount, $130,000 represents compensation paid to Taura Flynn & Associates, LLC, of which Mr. Taura is a principal, for services provided to our company by Mr. Taura as Chief Executive Officer pursuant to a loan-out agreement. Effective March 15, 2000, Mr. Taura became an employee of our company. Mr. Taura does not participate in any of our employee benefit plans.

(3) $13,200 represents payments of management consulting fees and expenses to Taura Flynn & Associates, LLC, of which Mr. Taura is a principal, for services provided to us.

(4) Amount represents payments of management consulting fees and expenses to Taura Flynn & Associates, LLC, of which Mr. Taura is a principal. Of this amount, $148,007 represented fees and expenses during 1999 related to management consulting services provided to us prior to Mr. Taura serving as Chief

     Executive Officer and $180,000 was paid pursuant to a loan-out agreement in connection with Mr. Taura serving as Chief Executive Officer.

(5) Amount represents (i) options to purchase 540,000 shares of our common stock granted March 15, 2000 and ratified by shareholders on May 17, 2000; and (ii) options granted on December 13, 2000 to purchase an additional 540,000 shares of Common Stock.

(6) Pursuant to the Directors Plan on the tenth business day of July each year, 15,000 options were granted to Mr. Taura as a non-employee director prior to him serving as Chief Executive Officer.

(7) On May 16, 2001, our stockholders authorized the Board of Directors to grant under the 1994 Plan on or after June 4, 2001 options to purchase 735,355 shares of our common stock at 100% of fair market value on such date to key employees who surrendered an equal number of options on December 1, 2000. On June 5, 2001, options to purchase 703,385 shares of our common stock were issued to such key employees at $0.50 per share.

(8) Mr. Kilanowski surrendered such options on December 1, 2001. See footnote 7 above.


     On October 29, 2001, Omar A. Dreiling, who had been our Vice President - Western Region, resigned and the responsibility for our rendering operations was reorganized. Mr. Katchen has been appointed Executive Vice President with responsibility for all of our rendering plants. Effective January 1, 2002, the salaries of Messrs. Ransweiler, Muse and Katchen were increased to $335,000, $240,000 and $220,000, respectively.

Option Grants

     On June 5, 2001, options under the 1994 Plan to purchase 90,000, 45,000, 73,800, and 45,000 shares of our common stock at $0.50 per share were issued to Messrs. Ransweiler, Muse, Katchen and Kilanowski, respectively, each of whom surrendered an equal number of options on December 1, 2000. See "--Stock Option Plans--1994 Plan" below. No other options were granted by us to any of the executive officers named in the summary compensation table above during the fiscal year ended December 29, 2001.

Option Exercises and Year-End Options Values

     The following table sets forth certain information with respect to options exercised during the fiscal year ended December 29, 2001 by each of the executive officers named in the summary compensation table above and the value of unexercised options held by such executive officers at December 29, 2001:

                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                             Options Exercised in Fiscal 2001       Number of Securities       Value of Unexercised
                                                                   Underlying Unexercised      In-the-Money Options
                                  Shares                        Options at December 29, 2001   at December 29, 2001
                                Acquired on       Value                 Exercisable (E)            Exercisable (E)
                                 Exercise        Realized              nexercisable (U)         Unexercisable(U)(1)
                            ---------------------------------------------------------------------------------------
      Denis J. Taura             --                --                  1,202,250(E)                 $81,000 (E)
                                                                           3,750(U)                       0 (U)
      James A. Ransweiler        --                --                    182,832(E)                   2,700 (E)
                                                                          72,000(U)                  10,800 (U)
      John O. Muse               --                --                      9,000(E)                   1,350 (E)
                                                                          36,000(U)                   5,400 (U)
      Neil Katchen               --                --                     14,760(E)                   2,214 (E)
                                                                          59,040(U)                   8,856 (U)
      Mitchell Kilanowski        --                --                      9,000(E)                   1,350 (E)
                                                                          36,000(U)                   5,400 (U)

(1) Based on the difference between the closing price of our common stock on December 29, 2001 ($0.650 per share) and the exercise price of the option.

Severance Agreements

     We entered into severance agreements with Messrs. Taura, Ransweiler, Muse, Dreiling, Katchen and Kilanowski which provide, subject to certain conditions, for severance compensation equal to one year's compensation to the officer (except that in Mr. Taura's case, severance compensation is equal to two years' base compensation) in the event of a termination of the officer's employment unless such termination is voluntary or based upon cause as defined in the agreement. Mr. Dreiling's employment has terminated and he is receiving an aggregate of $195,000 in severance payments, to be paid in monthly installments commencing November, 2001. If consummated, the Recapitalization will constitute a change of control under the terms of Mr. Taura's severance agreement. Pursuant to an amendment to the severance agreement that will be entered into as a condition precedent to closing of the Recapitalization, Mr. Taura has agreed that payments to be made under the severance agreement will be delayed such that payments will payable in twenty-four equal monthly installments, commencing on the Closing Date; provided that if any time after the Closing Date (i) Mr. Taura ceases to be a member of our Board of Directors, or (ii) a change of control occurs, all remaining payments under the severance agreement will become immediately due and payable.

Stock Option Plans

     1993 Plan. The Board of Directors has suspended the 1993 Plan and no further options are to be issued under such plan. Officers and other key employees of Darling were eligible to receive options under the 1993 Plan. In December 1993, we granted options covering 1,483,500 shares of our common stock to seven members of our management pursuant to the 1993 Plan. The exercise price of these options is $2.857 per share. These options vested 20% on the date of grant and vest 20% on each anniversary date thereof. All options under the 1993 Plan have fully vested. The options granted pursuant to the 1993 Plan are intended to be incentive stock options to the maximum extent permissible under the Internal Revenue Code of 1986, as amended and nonqualified stock options to the extent not incentive stock options. 184,066 of the shares covered by these options were transferred to the 1994 Plan prior to the three-for-one stock split, pursuant to shareholder approval at the annual meeting of stockholders held May 20, 1997.

     1994 Plan. Our compensation committee may grant options under the 1994 Plan to officers and other key employees of Darling. The purpose of the 1994 Plan is to attract, retain and motivate officers and key employees, and to encourage them to have a financial interest in our company. In 1994, 500,000 options, each to buy one share of our common stock, were authorized for the 1994 Plan and pursuant to stockholder approval at the annual meeting of stockholder held May 20, 1997, 184,066 options forfeited or canceled under the 1993 Plan were authorized as additional options available for grant under the 1994 Plan. Therefore, after the effect of the three-for-one stock split, a total of 2,052,198 options were authorized to be granted under the 1994 Plan. Pursuant to stockholder approval at the annual meeting of stockholders held May 27, 1998, 500,000 additional options were authorized for the 1994 Plan bringing the total authorized to be granted under the 1994 Plan to 2,552,198 options. Pursuant to stockholder approval at the annual meeting of stockholders held May 17, 2000, the number of authorized shares under the 1994 Plan were reduced from 2,552,198 to 2,012,198 shares. Options granted pursuant to the 1994 Plan typically vest 20% on the date of grant and 20% on each anniversary date thereof. Pursuant to the acceleration provisions of the 1994 Plan relating to change of control, upon consummation of the Recapitalization, all options granted under the 1994 Plan will become exercisable in full, whether or not they are otherwise exercisable, except that the options granted on June 5, 2001, as described below, will not accelerate upon consummation of the Recapitalization.

     Under the 1994 Plan, stock options are awarded based on an individual's level of responsibility within his or her area, such individual's executive development potential and competitive market norms. Options granted under the 1994 Plan are granted at 100% of the fair market value of the stock on the date of grant. During fiscal 2001, 703,385 options were granted under the 1994 Plan.

     On May 16, 2001, our stockholders authorized the Board of Directors to grant under the 1994 Plan on or after June 4, 2001 options to purchase 735,355 shares of our common stock at 100% of fair market value on such date to key employees who surrendered an equal number of options on December 1, 2000. On June 5, 2001, options to purchase 703,385 shares of our common stock were issued to such key employees at $0.50 per share.

     Non-Employee Directors Stock Option Plan. For a description of the Non-Employee Directors Stock Option Plan, see the disclosure set forth above under "Compensation of Directors."

Annual Incentive Plan

     Our annual incentive plan is administered by our compensation committee and provides incentive cash bonuses to corporate and regional executives. In 2001, the annual incentive plan was tied to plan components comprised  of actual  levels  achieved  for  EBITDA,  collection/service  charge revenue, operating expenses, safety goals, raw material procurement and individual initiatives. Incentive earned under each component is calculated independently of the other components and is expressed in terms of a percentage of base salary.

Pension Plan Table

     The following table illustrates the approximate annual pension that the executive officers named in the summary compensation table above (other than Mr. Taura) would receive under the Salaried Employee's Retirement Plan if the plan remains in effect and such executive officers retired at age 65. However, because of changes in the tax laws or future adjustments to benefit plan provisions, actual pension benefits could differ significantly from the amounts set forth in the table.

                                                              Estimated Annual Pension
                                       -----------------------------------------------------------------------
                                                                 (Years of Service)
            Average Annual Salary
           During the Last 5 Years          15            20             25            30             35
         ----------------------------- ------------- -------------- ------------- -------------- -------------

                   $150,000              $40,500       $54,000        $67,500        $71,250       $75,000
                   175,000                47,250        63,000         78,750         83,125        87,500
                   200,000                54,000        72,000         90,000         95,000       100,000
                   235,840                63,677        84,902        106,128        112,024       117,920

     The above amounts do not reflect the compensation limitations for plans qualified under the Internal Revenue Code, effective January 1, 1994. Effective January 1, 2000, annual compensation in excess of $170,000 ($235,840 for 1993) is not taken into account when calculating benefits under the Retirement Plan. Such limitation will not, however, operate to reduce plan benefits accrued as of December 31, 1993.

     If the executive officers named in the summary compensation table above (other than Mr. Taura) remain employees of our company until they reach age 65, the years of credited service for Messrs. Ransweiler, Muse, Katchen and Kilanowski will be as follows: Ransweiler, 24 years; Muse, 16 years; Katchen, 40 years; and Kilanowski, 40 years.

     The Retirement Plan is a non-contributory defined benefit plan. Office and supervisory employees, not covered under another plan, automatically become participants in the plan on the earlier of January 1 or July 1 following completion of 1,000 hours of service in a consecutive twelve-month period. Upon meeting the eligibility requirement, employees are recognized as a participant from the date of commencement of their service with our company. Eligible employees become fully vested in their benefits after completing five years of service. Benefits under the plan are calculated on "average monthly pay" based upon the highest 60 consecutive months of the latest 120 months (and subject to the limitations discussed above) and the years of service completed.

     The basic pension benefit is equal to 45% of the employee's average monthly pay, reduced proportionally for years of service less than 25 years. The multiple is increased 0.5% per year for years of service in excess of 25 years to a maximum of 15 additional years.

                      REPORT OF THE COMPENSATION COMMITTEE

     The following report of the compensation committee and the performance graph that appears immediately after such report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

     Our executive compensation program is designed to attract, motivate, reward and retain the executive officers needed to achieve our business objectives, to increase our profitability and to provide value to our stockholders. The program has been structured and implemented to provide competitive compensation opportunities and various incentive awards based on company and individual performance. Our executive compensation program is composed of three principal components: base salary, short term incentive awards and long term incentive awards.

Base Salaries

     The base salaries of the executive officers of our company are set forth in the summary compensation table located above. The base salary of Mr. Taura was established and reviewed by the compensation committee. Executive positions are grouped by grades which are part of our company's overall salary structure. The base salaries of senior executives, except those established by employment agreements, are reviewed to determine if adjustment is necessary based on competitive practices and economic conditions. Salaries are adjusted within grade ranges based on individual performance and changes in job content and responsibilities.

Short Term Incentive Awards

     The short-term program, or Annual Incentive Plan, consists of an opportunity for the award of an annual incentive cash bonus in addition to the payment of base salary. In 2001, our Annual Incentive Plan for corporate and division executives was tied to plan components comprised of actual levels achieved for EBITDA, collection/service charge revenue, operating expenses, safety goals, raw material procurement and individual initiatives. Incentive earned under each component is calculated independently of the other components and is expressed in terms of a percentage of base salary.

     In fiscal 2001, our company met the predetermined threshold established for the payment of cash incentive awards to all employees participating in the Annual Incentive Plan. Under the Annual Incentive Plan, senior executives are entitled to receive annual bonuses of up to 60% of their base salaries.

Long Term Incentive Awards

     In connection with a financial restructuring of our company consummated in December 1993, long term incentive awards in the form of stock options were granted to certain of our executive officers under the 1993 Plan. In Fiscal 1997, the Board of Directors suspended the 1993 Plan and no further options are to be issued under such plan.

     Under the 1994 Plan, stock options are awarded based on an individual's level of responsibility within his or her area, such individual's executive development potential and competitive market norms. Options granted under the 1994 Plan are granted at 100% of the fair market value of the stock on the date of grant.

March 14, 2002

                                Fredric J. Klink
                                Dennis B. Longmire
                                Bruce Waterfall

                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the change in the cumulative total stockholder return on our company's common stock with the cumulative total return of the Nasdaq Stock Market - U.S. Index, the Dow Jones Industrial Pollution Control/Waste Management Index, and the CSFB-Nelson Agribusiness Index for the period from December 28, 1996 to December 29, 2001, assuming the investment of $100 on December 28, 1996 and the reinvestment of dividends.

     The stock price performance shown on the graph only reflects the change in our company's stock price relative to the noted indices and is not necessarily indicative of future price performance.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                              DARLING COMMON STOCK
                            NASDAQ STOCK MARKET- U.S.
          DOW JONES INDUSTRIAL POLLUTION CONTROL/WASTE MANAGEMENT INDEX
                         CSFB-NELSON AGRIBUSINESS INDEX



                                [GRAPH OMITTED]


----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------
                                       Dec. 28,       Jan. 3,       Jan. 2,       Jan. 1,      Dec. 30,      Dec. 29,
                                         1996           1998          1999         2000          2000          2001
----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------
Darling International Inc.               100             88            32            22            1              2
----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------
Dow Jones Industrial Pollution
Control/Waste Management Index           100            109           114            63           89            102
----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------
CSFB - Agribusiness Index                100            124           128           108          131            158
----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------
NASDAQ Stock Market - US                 100            123           173           321          193            152
----------------------------------- --------------- ------------- ------------- ------------ -------------- ------------


     Our common stock first became eligible for trading on the Nasdaq Stock Market on September 8, 1994. On September 12, 1997, our common stock began trading on the American Stock Exchange and ceased trading on the Nasdaq Stock Market.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of March 14, 2002, by each person or group within the meaning of Rule 13d-3 under the Exchange Act who is known to the our management to be the beneficial owner of more than five percent of our outstanding common stock and is based upon information provided to us by such persons. The numbers in the table do not give effect to the Recapitalization.

                                                                       Amount and Nature of            Percent
Name and Address of Beneficial Owner                                  Beneficial Ownership (1)        of Class
------------------------------------                                  ------------------------        --------

Phoenix Partners..........................................                      260,940                  1.67%
Betje Partners............................................                       91,152                  0.58%
Phaeton B.V.I.............................................                      182,349                  1.17%
Morgens Waterfall Income Partners.........................                      233,187                  1.50%
Morgens, Waterfall, Vintiadis & Company, Inc..............                      273,501 (2)              1.75%
Restart Partners L.P......................................                      884,193                  5.66%
Restart Partners II, L.P..................................                    1,746,980                 11.17%
Restart Partners III, L.P.................................                    1,445,937                  9.25%
Restart Partners IV, L.P..................................                      900,369                  5.77%
Restart Partners V, L.P...................................                      150,000                  0.96%
MWV Employee Retirement Plan Group Trust..................                       96,619                  0.62%
Endowment Restart, L.L.C..................................                    1,266,775                  8.11%
Edwin H. Morgens..........................................                    7,161,882 (3)             45.34%
Bruce Waterfall ..........................................                    7,254,132 (4)             45.65%
(collectively the "Morgens, Waterfall Group")
Morgens, Waterfall Group
    10 East 50th Street
    New York, NY  10022...................................                    7,350,751(5)              46.25%
CIBC Oppenheimer Corp.
    Oppenheimer Tower
    World Financial Center
    New York, NY  10281...................................                    1,559,248                 10.00%
Contrarian Capital  Management, L.L.C.
    411 West Putnam Avenue
    Suite 225
    Greenwich, CT  06830..................................                    1,559,248 (6)             10.00%
Intermarket Corp.
    667 Madison Ave.
    New York, NY  10021...................................                    1,416,104                  9.08%

------------------------------
(1) Except as otherwise indicated in footnotes 2, 3, 4, 5 , and 6, the entities named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

(2) Morgens Waterfall Vintiadis & Company, Inc. does not directly own any of the common stock or options described in footnote 5 but may be deemed to indirectly beneficially own 273,501 shares of our common stock, assuming exercise of the options, by virtue of contracts with Phaeton B.V.I. and Betje Partners pursuant to which Morgens Waterfall Vintiadis & Company, Inc. provides investment advisory services.

(3) Edwin H. Morgens does not have direct beneficial ownership of the common stock or options described in footnote 5. Mr. Morgens may be deemed to indirectly beneficially own 7,161,882 shares of our common stock, assuming exercise of the options described in the second to last sentence of footnote 5, by virtue of his positions as managing member of each of MW Management, L.L.C., MW Capital, L.L.C. and Endowment Prime, L.L.C., as general partners of Phoenix Partners and Morgens Waterfall Income Partners and managing member of Endowment Restart, L.L.C., respectively; as Chairman of the Board of Directors and Secretary of Morgens Waterfall Vintiadis & Company, Inc.; as Chairman of the Board of Directors and Secretary of Prime, Inc., as general partner of each of Prime Group, L.P., Prime Group II, L.P., Prime Group III, L.P., Prime Group IV, L.P. and Prime Group V, L.P., as general partners of Restart Partners L.P., Restart Partners II, L.P., Restart Partners III, L.P., Restart Partners IV, L.P. and Restart Partners V, L.P., respectively.

(4) Bruce Waterfall has direct beneficial ownership of options for 96,000 shares, of which 92,250 are presently exercisable. He may be deemed to indirectly beneficially own 7,161,882 shares of our common stock, assuming exercise of the options described in the last sentence of footnote 5, by virtue of his positions as managing member of each of MW Management, L.L.C., MW Capital, L.L.C. and Endowment Prime, L.L.C., as general partners of Phoenix Partners and Morgens Waterfall Income Partners and managing member of Endowment Restart, L.L.C., respectively; as President, Assistant Secretary and a Director of Morgens Waterfall Vintiadis & Company, Inc.; as President and a Director of Prime, Inc. as general partner of each of Prime Group, L.P., Prime Group II, L.P., Prime Group III, L.P., Prime Group IV, L.P. and Prime Group V, L.P., as general partners of Restart Partners L.P., Restart Partners II, L.P., Restart Partners III, L.P., Restart Partners IV, L.P. and Restart Partners V, L.P., respectively.

(5) Includes options, which are immediately exercisable, in the following amounts for each entity: Phoenix Partners (6,498 options); Betje Partners (2,322 options); Phaeton B.V.I. (4,620 options); Morgens Waterfall Income Partners (7,014 options); Morgens, Waterfall, Vintiadis & Company, Inc. (6,942 options); Restart Partners L.P. (26,603 options); Restart Partners II, L.P. (52,562 options); Restart Partners III, L.P. (43,500 options); Restart Partners IV, L.P. (27,087 options); MWV Employee Retirement Plan Group Trust (1,680 options); Endowment Restart, L.L.C. (38,114 options), Edwin H. Morgens may be deemed to have indirect beneficial ownership of 208,320 options. Bruce Waterfall has direct beneficial ownership of 96,000 options, of which 92,250 are presently exercisable, and may be deemed to have indirect beneficial ownership of an additional 208,320 options.

(6) Contrarian Capital Management, L.L.C. does not directly own any of the common stock but may be deemed to indirectly beneficially own 1,559,248 shares of common stock by virtue of its position as investment adviser to CIBC Oppenheimer Corp. regarding such shares of common stock.

                        Security Ownership of Management

     The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of March 14, 2002, by each director, each executive officer and by all executive officers and directors as a group:

                                                            Former                      Common Stock      Percent of
                                               Common      Class A       Unexercised    Beneficially          Common
Name of Individual                        Stock Owned  Options (1)  Plan Options (2)       Owned (3)     Stock Owned
------------------                        -----------  -----------  ----------------       ---------     -----------

Denis J. Taura (5)                             30,000       30,000         1,172,250       1,232,250           7.35%
Fredric J. Klink                               90,000            0            92,250         182,250           1.16%
Joe Colonnetta                                      0            0             2,000           2,000               *
Dennis B. Longmire                             60,300            0             2,000          63,300               *
James A. Ransweiler                             5,000            0           182,832         187,832           1.19%
Bruce Waterfall (4)                         6,953,562      208,320            92,250       7,254,132          45.71%
Joseph R. Weaver, Jr.                               0            0             7,020           7,020               *
John O. Muse                                    7,500            0             9,000          16,500               *
Neil Katchen                                    5,000            0            14,760          19,760               *
Mitch Kilanowski                                3,500            0             9,000          12,500               *
Gilbert L. Gutierrez                                0            0             4,560           4,560               *
All executive officers and directors
as a group (11 persons)                     7,154,862      238,320         1,588,922       8,982,104          51.63%


------------------

* Represents less than one percent of our common stock outstanding.

(1) These Class A options were canceled and the numbers represent options to purchase shares of our common stock.

(2) Represents options that are or will be vested and exercisable within 60 days of March 14, 2002.

(3) Except as otherwise indicated in the columns "Former Class A Options" and footnote 1 and "Unexercised Plan Options" and footnote 2 and in footnote 4, the persons named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

(4) Based on his management positions with the Morgens, Waterfall Group, Mr. Waterfall may be deemed to indirectly beneficially own 7,161,882 of the securities listed, assuming exercise of all of the options. See footnote 4 to "Security Ownership of Certain Beneficial Owners" table above.

(5) "Common Stock Beneficially Owned" includes 540,000 options granted to Mr. Taura on March 15, 2000 and an additional 540,000 options granted to Mr. Taura on December 13, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Taura has served as our Chairman of the Board and Chief Executive Officer since August 1999. Mr. Taura is a partner in the management consulting firm Taura Flynn & Associates, LLC. Prior to Mr. Taura becoming our employee, he served as our Chairman of the Board and Chief Executive Officer pursuant to an agreement between Taura, Flynn & Associates and us. Pursuant to such agreement, we paid Taura, Flynn and Associates $130,000 during Fiscal 2000. Upon consummation of the Recapitalization Agreement, Mr. Taura will be retained as a consultant to serve as our Chairman and Chief Executive Officer pursuant to an agreement between Taura, Flynn & Associates and us. Instead of paying Mr. Taura as a salaried employee during the remainder of 2002, we will pay Taura, Flynn and Associates an equivalent amount for his services.

     Fredric J. Klink, one of our directors, is a partner in the law firm of Dechert. We pay Dechert fees for the performance of various legal services.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the Securities and Exchange Commission various reports as to ownership of such common stock. Such persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during 2001.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial information was prepared to give effect to the transactions outlined under the heading "Overview of the Recapitalization."

     The unaudited pro forma consolidated balance sheet data as of December 29, 2001 gives effect to the Recapitalization as if it had occurred on December 29, 2001. The unaudited consolidated statement of operations data for the year ended December 29, 2001 gives effect to the Recapitalization as if it had occurred on December 31, 2000, the beginning of our 2001 fiscal year.

     The unaudited pro forma consolidated financial statements are not necessarily indicative of what our results would have been if the Recapitalization had actually occurred as of the dates indicated or of what our future operating results will be.

     The unaudited pro forma consolidated financial statements should be read in conjunction with our audited consolidated financial statements as of and for the year ended December 29, 2001 and the information set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in this Proxy Statement.

                                   UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                               As of December 29, 2001
                                                   (in thousands)
                                                                                     Pro Forma
                                                                Historical          Adjustments         Pro Forma
Assets
   Current Assets:
     Cash and cash equivalents                             $           3,668     $            --      $     3,668
     Accounts receivable                                              23,719                  --           23,719
     Inventories                                                       7,698                  --            7,698
     Prepaid expenses                                                  4,394                  --            4,394
     Deferred income taxes                                             2,203                  --            2,203

     Other current assets                                                209                  --              209
                                                          ------------------    -------------------   -------------
       Total current assets                                           41,891                  --           41,891
   Property, Plant and Equipment
     less accumulated depreciation and amortization                   74,744                  --           74,744
   Collection Routes and Contracts, less accumulated
     amortization                                                     27,366                  --           27,366
   Goodwill, less accumulated amortization                             4,429                  --            4,429
   Assets held for sale                                                3,002                                3,002
   Other Noncurrent Assets                                             7,647               3,715 (a)        8,777
                                                                                          (2,157)(b)
                                                                                            (428)(c)
                                                           ------------------    -------------------  -------------
Total Assets                                               $         159,079     $         1,130      $    160,209
                                                           ==================    ===================  ==============
Liabilities and Stockholders' Equity (Deficit)
   Current Liabilities:
     Current portion of long-term debt                     $         120,053     $      (120,027)(c) $      5,097
                                                                                           5,071 (c)
     Accounts payable, principally trade                              11,104                --             11,104
     Accrued expenses                                                 24,069               3,715 (a)       25,214
                                                                                          (2,570)(c)
     Accrued interest                                                  3,383              (3,383)(c)
                                                           ------------------    -------------------  -------------
       Total current liabilities                                     158,609            (117,194)          41,415
   Long-term debt, less current portion                                   --              82,051 (c)       82,051
   Other noncurrent liabilities                                        8,134                --              8,134
   Deferred income taxes                                               1,990                --              1,990
                                                           ------------------    -------------------  -------------
       Total liabilities                                             168,733             (35,143)         133,590
   Series A 6% Cumulative Redeemable Preferred Stock,
     Liquidation Preference $10,000,000; none
     (historical)                                                         --               8,072 (c)        7,619
     and 100,000 (pro forma) shares issued and
     outstanding                                                                            (453)(b)
   Stockholders' Equity (Deficit):
     Preferred stock, $0.01 par value; 1,000,000 shares
     authorized, none issued                                              --                --                --
     Common stock, $0.01 par value; 25,000,000
     (historical) and 100,000,000 (pro forma) shares
     authorized; 15,589,362 (historical) and 62,273,448
     (pro forma) shares issued and outstanding                           156                 467 (c)          623
     Additional paid-in capital                                       35,235              29,891 (c)       63,422
                                                                                          (1,704)(b)
     Treasury stock, at cost, 21,000 shares                             (172)                 --             (172)
     Accumulated comprehensive loss                                     (533)                 --             (533)
      Accumulated deficit                                            (44,340)                 --          (44,340)
                                                           ------------------    -------------------  -------------
       Total stockholders' equity (deficit)                           (9,654)             28,654           19,000
                                                           ------------------    -------------------  -------------
Total Liabilities and Stockholders' Equity                 $         159,079     $         1,130      $    160,209
                                                           ==================    ==================   =============

                             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                        For the Year Ended December 29, 2001
                                       (in thousands, except per share data)
                                                                                   Pro Forma
                                                               Historical         Adjustments      Pro Forma
Net sales                                                  $         255,974   $            --     $       255,974
                                                           -----------------   ---------------     ---------------
Costs and Expenses:
   Cost of sales and operating expenses                              196,778                --             196,778
   Selling, general and administrative                                28,594                --              28,594
   Depreciation and amortization                                      26,634                --              26,634
                                                           ------------------                      ---------------
     Total costs and expenses                                        252,006                --             252,006
                                                           ------------------                      ---------------
Operating Income                                                       3,968                --               3,968
                                                           -----------------                       ---------------
Other Income (Expense):
   Interest expense                                                  (14,162)           12,747 (d)          (1,415)
   Other, net                                                         (1,651)             (349)(e)          (2,000)
                                                           ------------------  ------------------- ----------------
     Total costs and expense                                         (15,813)           12,398              (3,415)
                                                           ------------------  ------------------- ----------------
Earnings (Loss) Before Income Taxes                                  (11,845)           12,398                 553
Income Taxes                                                            --                  --                  --
                                                           ------------------  ------------------- ---------------
Net Earnings (Loss)                                                  (11,845)           12,398                 553
Preferred Dividends and Accretion                                         --            (1,465)(f)          (1,465)
                                                           ------------------  ------------------- ----------------
Net Loss Applicable to Common Shareholders                 $        (11,845)   $        10,933      $         (912)
                                                           =================   ===================  ===============
Basic and Diluted Loss Per Share:                          $          (0.76)                        $        (0.01)
                                                           =================                        ===============



                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

         (a) Represents estimated additional issuance costs of $3.7 million to be incurred after December 29, 2001 related to the Term Loan, the Revolver, the issuance of shares of Series A Preferred Stock and the issuance of shares of common stock.

         (b) Represents the reclassification of total estimated capitalized issuance costs of $7.0 million related to the Term Loan, the Revolver, the issuance of shares of Series A Preferred Stock and the issuance of shares of common stock on a pro rata basis as follows: $4.9 million to debt issuance cost, $1.7 million to additional paid in capital and $0.5 million to cumulative redeemable preferred stock.

         (c) For accounting purposes, the Recapitalization is treated as the exchange of:

                  i.       Approximately $120.0 million of the revolving debt,
                  ii. $3.4 million of accrued and unpaid interest thereon, and
                  iii. $2.2 million of forbearance fees, all under the existing credit facility,

                  For:

                  i. Term Loan with a face value of $69.0 million and a carrying value of $87.1 million due to troubled debt restructuring accounting,
                  ii. Issuance of approximately 46.7 million shares of common stock (constituting 75% of the total issued and outstanding common shares as of December 29,
                           2001) with a market value of $.65 per share at December 29, 2001, and

                  iii. Issuance of $10.0 million of Series A Preferred Stock with a dividend rate of 6% per annum and an estimated fair value of $8.1 million.

                  Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt
                  Restructurings," requires that the existing amount of debt owed by our company to the Lenders be reduced by the fair value of the equity interest granted and that no gain from restructuring our company's debt be recognized unless the remaining carrying amount of the debt exceeds the total future cash payments specified by the terms of the debt remaining unsettled after the restructuring. Accordingly, the remaining amount of debt owed by us to the Lenders has been adjusted to $87.1 million, which exceeds the contractual amount of the Term Loan by $18.1 million. Interest expense on the remaining carrying amount of debt reported in our financial statements will be based on a new effective interest rate that equates the present value of the future cash payments specified by the new terms of the Term Loan with the carrying amount of the debt.

         (d) Represents the reduction in interest expense associated with the exchange of the revolving debt for the Term Loan, the Revolver, the issuance of shares of Series A Preferred Stock and the issuance of shares of common stock. A 1/8 per cent variance in the interest rate utilized would have an effect of $0.1 million for the year ended December 29, 2001.

         (e) Represents the increase in debt issuance cost amortization associated with the exchange of the revolving debt for the Term Loan, the Revolver, the issuance of shares of Series A Preferred Stock and the issuance of shares of common stock.

         (f)      Represents   dividends  on  and  accretion  of  the  Series  A
                  Preferred Stock.

         (g) Pro forma basic and diluted loss per share is based on 62.3 million weighted average shares outstanding and includes the issuance of 46.7 million shares of new common stock in the exchange for the revolving commitments under the existing credit facility.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed elsewhere in this Proxy Statement. The following discussion should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this Proxy Statement.

General

     Darling is a recycler of food processing by-products and believe that we are the largest publicly traded processor in the United States in terms of raw material processed annually. We collect and recycle animal processing by-products and used restaurant cooking oil. In addition, we provide grease trap collection services to restaurants. We process such raw materials at 27 facilities located throughout the United States into finished products such as tallow, meat and bone meal and yellow grease. We sell these products nationally and internationally, primarily to producers of various industrial and commercial oleo-chemicals, soaps, pet foods and livestock feed, for use as ingredients in their products or for further processing into basic chemical compounds.

Results of Operations

52 Week Fiscal Year Ended December 29, 2001 (Fiscal 2001) vs. 52 Week Fiscal Year Ended December 30, 2000 (Fiscal 2000)

     General. We reported a sales increase of 5.4% for Fiscal 2001 and operating income of $4.0 million compared to a $5.4 million operating loss in Fiscal 2000. Principal factors affecting these comparative results, which are discussed further in the following section, were improved recovery of collection expenses, favorable finished goods prices, and lower depreciation expense, partially offset by higher natural gas and fuel oil expenses. We reported a loss from continuing operations of $11.8 million for Fiscal 2001 compared to a loss from continuing operations of $19.6 million for Fiscal 2000.

     Net Sales. We collect and process animal by-products (fat, bones and offal), and used restaurant cooking oil to produce finished products of tallow, meat and bone meal, and yellow grease. Sales are significantly affected by finished goods prices, quality of raw material, and volume of raw material. Net sales include the sales of produced finished goods, grease trap services, and finished goods purchased for resale, which constitute less than 10.0% of total sales.

     During Fiscal 2001, net sales increased by $13.2 million (5.4%) to $256.0 million as compared to $242.8 million during Fiscal 2000, primarily due to the following: (1) Improved recovery of collection expenses during Fiscal 2001, $9.2 million; (2) Favorable finished goods prices resulted in a $4.6 million increase during Fiscal 2001, compared to Fiscal 2000. (our average yellow grease prices were 6.2% higher, average tallow prices were 6.6% higher, and average meat and bone meal prices were 2.4% lower); (3) Increased hide sales during Fiscal 2001, compared to Fiscal 2000 of $2.0 million; (4) Improved yields on production during Fiscal 2001 of $0.9 million; (5) Other net increases during Fiscal 2001, $0.3 million; partially offset by (6) Decreased finished product purchased for resale during Fiscal 2001 of $3.1 million; and (7) Decreased raw material inage during Fiscal 2001 of $0.7 million.

     Cost of Sales and Operating Expenses. Cost of sales and operating expenses includes prices paid to raw material suppliers, the cost of product purchased for resale, and the cost to collect and process the raw material. We utilize both fixed and formula pricing methods for the purchase of raw materials. Fixed prices are adjusted where possible for changes in competition and significant changes in finished goods market conditions, while raw materials purchased under formula prices are correlated with specific finished goods prices.

     During Fiscal 2001, cost of sales and operating expenses increased $6.5 million (3.4%) to $196.8 million as compared to $190.3 million during Fiscal 2000, primarily as a result of the following: (1) Increased natural gas and fuel oil expenses during Fiscal 2001 of $5.4 million; (2) Increased repairs expense during Fiscal 2001, compared to Fiscal 2000, of $2.9 million; (3) Increased leased vehicle expenses of $0.8 million during Fiscal 2001; (4) Increased contract hauling expenses of $0.5 million during Fiscal 2001; (5) Other net increased expenses during Fiscal 2001 of $0.8 million; partially offset by (6) Decreased finished product purchased for resale during Fiscal 2001 of $3.1 million; and (7) Lower gasoline and lubricant expenses during Fiscal 2001 of $0.8 million.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $28.6 million during Fiscal 2001, a $1.9 million increase from $26.7 million during Fiscal 2000, primarily due to higher payroll expense.

     Depreciation and Amortization. Depreciation and amortization charges decreased $4.5 million, to $26.6 million during Fiscal 2001 as compared to $31.2 million during Fiscal 2000. Included in Fiscal 2001 and Fiscal 2000, depreciation and amortization expense are impairment charges of $0.8 million and $4.0 million, respectively, due to impairment charges recorded in accordance with Statement of Financial Accounting Standards No. 121.

     Interest Expense. Interest expense was $14.2 million during Fiscal 2001, compared to $14.0 million during Fiscal 2000, an increase of $0.2 million. The effects of amortization of loan forbearance fees included in interest expense of $2.1 million and higher debt levels during Fiscal 2001 were partially offset by declining interest rates on our floating rate debt.

     Income Taxes. We recorded a valuation allowance to eliminate the deferred tax benefit attributable to the Fiscal 2001 loss, as we did in Fiscal 2000.

     Capital Expenditures. We made capital expenditures of $9.1 million during Fiscal 2001 as compared to $7.7 million in Fiscal 2000. Fiscal 2001 capital expenditures were principally for: operating equipment, $5.8 million; vehicles (primarily trucks or tractor-trailers), $1.6 million; office equipment, $1.2 million; and other capital expenditures, $0.5 million.

52 Week Fiscal Year Ended December 30, 2000 (Fiscal 2000) vs. 52 Week Fiscal Year Ended January 1, 2000 (Fiscal 1999)

     General. We reported a 6.1% decline in sales for Fiscal 2000 and an operating loss of $5.4 million compared to an operating loss of $12.0 million in Fiscal 2000. Principal factors affecting these comparative results, which are discussed further in the following section, were lower finished goods sales prices and lower sales volume, the effects of which were more than offset by lower raw material costs and improved recovery of collection expenses. We reported a loss from continuing operations of $19.6 million for Fiscal 2000 compared to a loss from continuing operations of $15.7 million for Fiscal 1999.

     Net Sales. We collect and process animal by-products (fat, bones and offal), and used restaurant cooking oil to produce finished products of tallow, meat and bone meal, and yellow grease. Sales are significantly affected by finished goods prices, quality of raw material, and volume of raw material. Net sales include the sales of produced finished goods, grease trap services, and finished goods purchased for resale, which constitute less than 12% of total sales.

     During Fiscal 2000, net sales decreased by $15.8 million (6.1%) to $242.8 million as compared to $258.6 million during Fiscal 1999, primarily due to the following: (1) decreases in overall finished goods prices resulted in an $11.1 million decrease in sales during Fiscal 2000 versus Fiscal 1999 (our average yellow grease prices were 12.12% lower, average tallow prices were 13.41% lower, and average meat and bone meal prices were 27.02% higher); (2) decreases in products purchased for resale resulted in an $11.9 million sales decrease; (3) decreases in the volume of raw materials processed resulted in a $9.7 million decrease in sales; and (4) other items decreased $1.2 million compared to Fiscal 1999; partially offset by (5) increases in collection fees (to offset a portion of the cost incurred in collecting raw material) of $13.0 million; (6) improved yields in production of $4.1 million; and (7) increases in finished hides sales which accounted for $1.0 million.

     Cost of Sales and Operating Expenses. Cost of sales and operating expenses includes prices paid to raw material suppliers, the cost of product purchased for resale, and the cost to collect and process the raw material. We utilize both fixed and formula pricing methods for the purchase of raw materials. Fixed prices are adjusted where possible as needed for changes in competition and significant changes in finished goods market conditions, while raw materials purchased under formula prices are correlated with specific finished goods prices.

     During Fiscal 2000, cost of sales and operating expenses decreased $20.6 million (9.8%) to $190.3 million as compared to $210.9 million during Fiscal 1999, primarily as a result of the following: (1) lower raw material prices paid, correlating to decreased prices for fats and oils and meat and bone meal, resulted in decreases of $6.4 million in cost of sales; (2) decreases in products purchased for resale resulted in a $11.9 million decrease; (3) decreases in the volume of raw materials collected and processed resulted in a decrease of approximately $1.8 million in cost of sales; (4) reductions in repairs expense, payroll, and contract hauling operating expenses of $4.8 million; and (5) other changes resulted in a decrease of $2.7 million; partially offset by (6) increases in natural gas, sewer expense and utilities, resulted in an increase of $6.7 million; and (7) increases in hides purchases of $0.3 million.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $26.7 million during Fiscal 2000, a $0.1 million decrease from $26.8 million during Fiscal 1999. Decreases in professional and legal fees were partially offset by various expense increases.

     Depreciation and Amortization. Depreciation and amortization charges decreased $1.7 million, to $31.2 million during Fiscal 2000 as compared to $32.9 million during Fiscal 1999. Included in Fiscal 2000 and Fiscal 1999 depreciation and amortization expense are impairment charges of $4.0 million and $1.4 million, respectively, due to impairment recorded in accordance with Statement of Financial Accounting Standards No. 121.

     Interest Expense. Interest expense was $14.0 million during Fiscal 2000, compared to $15.5 million during Fiscal 1999, a decrease of $1.5 million. Lower debt during Fiscal 2000 was partially offset by higher interest rates.

     Income Taxes. We recorded a valuation allowance to eliminate the deferred tax benefit attributable to the Fiscal 2000 loss. This results in a decrease in income tax benefit of $10.0 million, compared to Fiscal 1999. In Fiscal 1999, we recorded a $10.0 million income tax benefit, which consisted of $9.2 million of federal tax benefit and $0.8 million for various state and foreign tax benefits.

     Capital Expenditures. We made capital expenditures of $7.7 million during Fiscal 2000 as compared to $9.9 million in Fiscal 1999.

     Discontinued Operations. The operations of the Bakery By-Products Recycling segment have been classified as discontinued operations. In Fiscal 2000, we realized a gain related to a reduction in an indemnification reserve, net of tax, of $0.4 million related to the sale of this business segment which was finalized on April 5, 1999, compared to a loss of $0.3 million in Fiscal 1999.

Financing, Liquidity, Going Concern Risk and Capital Resources

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the Consolidated Balance Sheet at December 29, 2001, we have $120.0 million of debt due under our bank credit facilities classified as a current liability because our existing credit agreement had a maturity date of June 30, 2001. Effective June 29, 2001, we entered into a forbearance agreement with the Lenders. The forbearance agreement, which has been amended several times, among other things, extends the credit agreement to March 15, 2002, raises the interest rate under the credit agreement from 1% over prime to 3% over prime, requires the payment of a fee of $3.9 million to the Lenders with respect to the forbearance agreement, reduces the commitment during the forbearance period by $2.0 million, from $128.5 million to $126.5 million, and limits financial covenants to certain minimum cash flows, based upon our own projected cash flow for certain periods during the forbearance period.

     On March 15, 2002, we entered into the Recapitalization Agreement. Under the terms of the Recapitalization Agreement, the forbearance period is extended to April 30, 2002, and the we and the Lenders will use our best efforts to consummate the Recapitalization, whereby we will exchange the borrowings outstanding under our existing credit agreement, accrued interest, and forbearance fees payable for newly issued common stock equal to 75% of our total outstanding common stock on a fully-diluted basis (exclusive of stock options issued and outstanding). We and our Lenders will use our best efforts to consummate an amended and restated credit agreement which is anticipated to result in issuance of senior term notes of $68.3 million, cumulative redeemable preferred stock with a face value of $10.0 million and a revolving credit agreement which will enable us to borrow up to $7.7 million.

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments related to recoverability and classification of liabilities that might be necessary should we be unable to continue as a going concern. If we are unable to consummate a new financing arrangement, then, in the absence of another business transaction or debt agreement, we cannot make the principal payment due under the existing credit agreement and, accordingly, the Lenders could declare a default, and attempt to realize upon the collateral securing the debt (which comprises substantially all of our assets). As a result of this material uncertainty, there is doubt about our ability to continue as a going concern. The absence of a new financing arrangement creates a material uncertainty regarding our ability to continue as a going concern. Management is not able to predict what the outcome or consequences of these matters might be.

     Substantially all of our assets are either pledged or mortgaged as collateral for borrowings under the existing credit agreement. The credit agreement contains certain terms and covenants, which, among other matters, restrict the incurrence of additional indebtedness, the payment of cash dividends, the retention of certain proceeds from sales of assets, and the annual amount of capital expenditures, and requires the maintenance of certain minimum financial ratios. As of December 29, 2001, no cash dividends could be paid to our stockholders pursuant to the credit agreement.

     On December 29, 2001, we had a working capital deficit of $116.7 million and our working capital ratio was 0.26 to 1 compared to a working capital deficit of $106.8 million and a working capital ratio of 0.30 to 1 on December 30, 2000.

     Upon completion of the Recapitalization discussed elsewhere herein, we expect that our current liabilities will decrease by approximately $120 million resulting in positive working capital. In addition, the decrease in long-term debt will result in reduced interest expense.

     The current negative economic environment in our markets has the potential to adversely impact our liquidity in a variety of ways, including through reduced sales and potential inventory buildup. Our management has revised our sales forecasts in light of our view of current economic conditions, and believes that following the Recapitalization cash generated from operations and funds available under the amended and restated credit agreement should be sufficient to meet our working capital needs for at least the next 12 months. There can be no assurance, however, that a continued slowdown in the economy or other factors will not cause us to fail to meet management's revised forecasts, or otherwise result in liquidity concerns. Moreover, in the event the Recapitalization is not consummated we are not likely to be able to continue as a going concern.

Quantitative and Qualitative Disclosures About Market Risks

     Market risks affecting our company are exposures to changes in prices of the finished products we sell, interest rates on debt, and the price of natural gas used in our plants. Predominately all of our finished products are commodities that are generally sold at prices prevailing at the time of sale. We have used interest rate and, through March 2001, natural gas swaps to manage these risks. Beginning in April 2001, we are using natural gas forward purchase agreements with our suppliers to manage the price risk of natural gas used in our facilities. While we do have international operations, and operate in international markets, we consider our market risks in such activities to be immaterial.

     At December 29, 2001, we were party to two interest rate swap agreements. Under the terms of the swap agreements, the interest obligation on $45 million of existing credit agreement floating-rate debt was exchanged for fixed rate contracts which bear interest, payable quarterly. One swap agreement for $25 million matures June 27, 2002, bears interest at 6.5925% and our receive rate is based on the three-month LIBOR. The second swap agreement for $20 million matures on June 27, 2002, with a one-time option for the bank to cancel at June 27, 2001, which the bank declined to exercise, bears interest at 9.17% and our receive rate is based on the base rate.

     At December 29, 2001, we have forward purchase agreements in place for aggregate purchases of approximately 1,500,000 mmbtu's of natural gas for the period January through December, 2002, based on an average NYMEX purchase price of $3.47/mmbtu.

Critical Accounting Policies

     We follow certain significant accounting policies when preparing our consolidated financial statements. A complete summary of these policies is included in Note 1 of Notes to Consolidated Financial Statements.

     Certain of the policies require our management to make significant and subjective estimates which are sensitive to deviations of actual results from management's assumptions. In particular, management makes estimates regarding future undiscounted cash flows of acquired operations in assessing impairment of goodwill, estimates regarding future undiscounted cash flows from the future use of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, estimates regarding the net realizable value of long-lived assets held for sale, and estimates regarding self insured risks including insurance, environmental and litigation contingencies.

     In assessing impairment of goodwill and the impairment of long-lived assets where there has been a change in circumstances indicating the carrying value of a long-lived asset may not be recoverable, we have estimated future undiscounted net cash flows from the acquired operations and from use of the asset, respectively, based on actual historical results and expectations about future economic circumstances including future business volume, finished product prices and operating costs. The estimate of future net cash flows from the acquired operations and use of the asset could change if actual prices and costs differ due to industry conditions or other factors affecting the level of business volume or our performance. In assessing impairment of long-lived assets held for sale, we have estimated the net realizable value of such assets based on information from various external sources regarding possible selling prices for such assets. These estimates could change based on changes in market conditions, interest rates and other factors. In estimating liabilities for self insured risks, we consider information from outside consultants and experts, and past historical experience, in projecting future costs expected to be incurred. These estimates could change if future events are different than assumed by management, actual costs to settle the liabilities differ from those estimated and the circumstances associated with the self insured risks change.

Recent Accounting Pronouncements

     Recently, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, Business Combinations (Statement
141), Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (Statement 142), Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (Statement 143), and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (Statement 144).

     Statement 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method. Statement 141 also specifies the criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. We do not believe Statement 141 will have a significant impact on our consolidated financial statements. Statement 142 requires that goodwill and intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment at least annually. Statement 142 also requires that intangible assets with estimated useful lives be amortized over their respective useful lives to their estimated residual values, and reviewed for impairment. Statement 142 is effective for fiscal years beginning after December 15, 2001. Amortization expense related to goodwill that will not be amortized under Statement 142 was $242,000, $142,000 and $228,000 for Fiscal 2001, 2000 and 1999, respectively.
Because of the extensive effort needed to comply with adopting Statement 142, it is not practicable to reasonably estimate the impact of adopting this standard at the date of this report, including whether we will be required to recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.

     Statement 143 establishes requirements for the accounting for removal costs associated with asset retirements and is effective for fiscal years beginning after June 15, 2002, with earlier adoption encouraged. We are currently assessing the impact of Statement 143 on our consolidated financial statements. Statement 144 supercedes Statement 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. Statement 144 retains the fundamental provisions of Statement 121 but eliminates the requirement to allocate goodwill to long lived assets to be tested for impairment. Statement 144 also requires discontinued operations to be carried at the lower of cost or fair value less costs to sell and broadens the presentation of discontinued operations to include a component of an entity rather than a segment of a business. Statement 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those years with early adoption encouraged. We do not expect the adoption of Statement 144 to have a material impact on our consolidated financial statements.

                          REPORT OF THE AUDIT COMMITTEE

     The following report of the audit committee shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

     Under the guidance of a written charter adopted by the Board of Directors, the audit committee oversees our financial reporting process on behalf of our Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

     In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the 2001 Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our company's accounting principles and such other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. In addition, the audit committee has discussed with the independent auditors the auditors' independence from our company and our management, including the matters in the written disclosures and letter which were received by the audit committee from the independent auditors as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and considered the compatibility of non-audit services with the auditor's independence.

     The audit committee discussed with our independent auditors the overall scope and plans for their audit. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting. The audit committee held five meetings during the fiscal year ended December 29, 2001.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2001 for filing with the Securities and Exchange Commission.

March 14, 2002


                                  Joe Colonnetta
                                  Fredric Klink
                                  Bruce Waterfall


Audit Fees; Financial Information Systems Design and Implementation Fees; All Other Fees

     In addition to performing the audit of our consolidated financial statements, KPMG LLP has provided various other services during fiscal 2001. The aggregate fees billed for fiscal 2001 for each of the following categories of services are set forth below:

          Audit and review of our 2001 financial statements: $223,500. All other services: $197,200.

     KPMG LLP has not provided to us any information technology services during fiscal 2001. The fee set forth above for "other services" includes audits of employee benefit plans, internal audit services, tax consultation, and consultation on the proposed recapitalization transaction and related proxy statement.

     The audit committee has reviewed summaries of the services provided by KPMG LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP.

                              INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of our audit committee, has appointed KPMG LLP as our independent auditors for the fiscal year ending December 29, 2001. Representatives of KPMG LLP, are expected to be present at the Annual Meeting. The consolidated financial statements and schedules as of December 29, 2001 and December 30, 2000 and for the years ended December 29, 2001, December 30, 2000 and January 1, 2000 included in this proxy statement have been so included in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 29, 2001 consolidated financial statements contains an explanatory paragraph that states that we have debt of $120,027,000 classified as a current liability at December 29, 2001. We have not as yet obtained a new financing arrangement and these circumstances raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                  OTHER MATTERS

     Our management is not aware of any other matters to be presented for action at the Annual Meeting; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matters.

                             ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Our 2003 Annual Meeting Proxy Statement and Proxy Card

     Any stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy for next year's Annual Meeting of Stockholders, expected to be held in May 2003, must be received by our Secretary at our principal executive offices located at 251 O'Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, no later than January 1, 2003.

Other Stockholder Proposals--Deadline for Consideration

     Stockholder proposals not included in a proxy statement for an annual meeting of stockholders, including stockholder nominations for the election of directors at an annual meeting, must comply with the advance notice procedures set forth in our Bylaws in order to be properly brought before the annual meeting of stockholders. In general, notice of a stockholder proposal or a director nomination must be delivered to our Secretary not less than 120 days prior to the anniversary date of the date on which proxy materials for the preceding annual meeting of stockholders were mailed to stockholders. With regard to next year's annual meeting of stockholders expected to be held in May 2003, the written notice must be received before [December 9], 2002.

     In addition to timing requirements, the advance notice provisions of our Bylaws contain informational content requirements that must also be met. A copy of the Bylaw provision containing these timing procedures and content requirements may be obtained by writing to our Secretary.

     If the presiding officer of the special meeting of stockholders determines that business was not brought before the meeting in accordance with the Bylaw provisions, such business will not be transacted or such defective nomination will not be placed.

                INFORMATION REGARDING FORWARD LOOKING STATEMENTS

     This Proxy Statement contains forward-looking statements that involve risks and uncertainties. The words "believe," "anticipate," "expect," "estimate," "intend" and similar expressions identify forward-looking statements. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

     In addition to those factors discussed elsewhere in this proxy statement and in our other public filings with the SEC, important factors that could cause actual results to differ materially from our expectations include: our ability to consummate the Recapitalization; our continued ability to obtain sources of supply for our rendering operations; general economic conditions in the European and Asian markets; and prices in the competing commodity markets which are volatile and are beyond the our control. Among other things, future profitability may be affected by our ability to grow our business which faces competition from companies that may have substantially greater resources than we do.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are required to file reports and other information with the SEC pursuant to the information requirements of the Exchange Act.

     Our filings with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Office of the SEC located at 175 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Please call the SEC at 1.800.SEC.0330 for further information relating to the public reference rooms. Copies of our filings may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding our company.

     The Recapitalization Agreement is filed as an exhibit to our Annual Report on Form 10-K, filed with the SEC on March 15, 2002. We will provide you with a copy of the Recapitalization Agreement and the forms of the Credit Agreement and the Registration Rights Agreement without charge. You may request copies of these documents by contacting us at: Darling International Inc., 251 O'Connor Ridge Boulevard, Suite 300, Irving, Texas 75038 or calling us at 972.717.0300,
Attention: Secretary. Statements contained in this Proxy Statement as to the contents of any contract or other document referred to in this Proxy Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                           Page
                                                                           ----

Consolidated Financial Statements as of December 29, 2001 and December 30, 2000 and for the Three Years Ended December 29, 2001

Independent Auditors' Report.................................................F-2

Consolidated Balance Sheets..................................................F-3

Consolidated Statements of Operations........................................F-4

Consolidated Statements of Stockholders' Equity..............................F-5

Consolidated Statements of Cash Flows........................................F-6

Notes to Consolidated Financial Statements...................................F-7

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors and Shareholders
Darling International Inc.:


We have audited the consolidated financial statements of Darling International Inc. and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Darling International Inc. and subsidiaries as of December 29, 2001 and December 30, 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 29, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has debt of $120,027,000 classified as a current liability at December 29, 2001 because it matured in June 2001 and is now subject to a recapitalization agreement pursuant to which the lenders have agreed to a forbearance period expiring April 30, 2002 during which time the Company will endeavor to consummate a new credit agreement. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                     KPMG LLP

Dallas, Texas
February 28, 2002


                               DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                                       Consolidated Balance Sheets
                                 December 29, 2001 and December 30, 2000
                             (in thousands, except share and per share data)

                                                                        December 29,       December 30,
ASSETS (Notes 2 and 9)                                                        2001             2000
----------------------                                                  -------------      -------------
Current assets:
     Cash and cash equivalents                                             $  3,668         $  3,509
     Accounts receivable                                                     23,719           21,837
     Inventories (Note 3)                                                     7,698            8,300
     Prepaid expenses                                                         4,394            3,046
     Deferred income taxes (Note 11)                                          2,203            3,081
     Assets held for sale (Note 5)                                                -            3,161
     Other (Note 1)                                                             209            2,923
                                                                            -------          -------
              Total current assets                                           41,891           45,857

Property, plant and equipment, net (Note 4)                                  74,744           88,242
Collection routes and contracts, less accumulated amortization of
     $22,139 at Dec. 29, 2001 and $18,828 at Dec. 30, 2000                   27,366           32,140
Goodwill, less accumulated amortization of $1,077 at
     December 29, 2001 and $883 at December 30, 2000                          4,429            4,632
Deferred loan costs                                                               -              629
Assets held for sale (Note 5)                                                 3,002                -
Other assets (Note 6)                                                         7,647            3,005
                                                                            -------          -------
                                                                           $159,079         $174,505
                                                                            =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Current portion of long-term debt (Note 9)                            $120,053         $109,528
     Accounts payable, principally trade                                     11,104           14,341
     Accrued expenses (Note 7)                                               24,069           23,160
     Accrued interest                                                         3,383            3,038
     Deferred income (Note 1)                                                     -            2,599
                                                                            -------          -------
              Total current liabilities                                     158,609          152,666

Other noncurrent liabilities (Note 10)                                        8,134           16,247
Deferred income taxes (Note 11)                                               1,990            2,868
                                                                            -------          -------
              Total liabilities                                             168,733          171,781
                                                                            -------          -------

Stockholders' equity (deficit) (Note 12):
     Preferred stock, $0.01 par value; 1,000,000 shares
         authorized,  none issued                                                 -
     Common stock, $.01 par value; 25,000,000 shares authorized,
         15,589,362 shares issued and outstanding
         at December 29, 2001 and December 30, 2000                             156              156
     Additional paid-in capital                                              35,235           35,235
     Treasury stock, at cost; 21,000 shares at December 29, 2001
         and December 30, 2000                                                 (172)            (172)
     Accumulated comprehensive loss                                            (533)               -
     Accumulated deficit                                                    (44,340)         (32,495)
                                                                            -------          -------
         Total stockholders' equity (deficit)                                (9,654)           2,724
                                                                            --------         -------
Commitments and contingencies (Notes 8 and 16)
                                                                           $159,079         $174,505
                                                                            =======          =======

                           The accompanying notes are an integral part of these
                                    consolidated financial statements.

                                                   F-3


                                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES


                                      Consolidated Statements of Operations
                                       Three years ended December 29, 2001
                                      (in thousands, except per share data)


                                                        December 29,        December 30,          January 1,
                                                            2001                2000                 2000
                                                       ----------------    ----------------     ---------------

Net sales                                                 $255,974            $242,795             $258,570
                                                           -------             -------              -------
Costs and expenses:
    Cost of sales and operating expenses                   196,778             190,283              210,879
    Selling, general and administrative expenses            28,594              26,736               26,773
    Depreciation and amortization                           26,634              31,181               32,912
                                                           -------             -------              -------
          Total costs and expenses                         252,006             248,200              270,564
                                                           -------             -------              -------
          Operating income and (loss)                        3,968              (5,405)             (11,994)
                                                           -------             -------              -------
Other income/(expense):
    Interest expense                                       (14,162)            (13,971)             (15,533)
    Other, net                                              (1,651)               (184)               1,812
                                                           -------             -------              -------
          Total other income(expense)                      (15,813)            (14,155)             (13,721)
                                                           -------             -------              -------

Loss from continuing operations
    before income taxes                                    (11,845)            (19,560)             (25,715)
Income tax benefit (Note 11)                                     -                   -              (10,015)
                                                           --------            --------             -------
    Loss from continuing operations                        (11,845)            (19,560)             (15,700)
    Gain/(loss) on disposal of discontinued
          operations, net of tax (Note 15)                       -                 371                 (333)
                                                           --------            --------             --------
Net loss                                                 $ (11,845)          $ (19,189)           $ (16,033)
                                                           ========            ========             ========

Basic and diluted earnings (loss) per share:
    Continuing operations                                $   (0.76)          $   (1.25)           $   (1.01)
    Gain/(loss) on disposal of discontinued
          operations                                             -                0.02                (0.02)
                                                           --------            --------             --------
                  Total                                  $   (0.76)          $   (1.23)           $   (1.03)
                                                           ========            ========             ========


                                   The accompanying notes are an integral part of these consolidated financial statements.


                                                       F-4


                                             DARLING INTERNATIONAL INC. AND SUBSIDIARIES


                                           Consolidated Statements of Stockholders' Equity
                                                 Three years ended December 29, 2001
                                                  (In thousands, except share data)


                                           Common stock
                                      -----------------------
                                                                                                         Retained
                                                             Additional                 Accumulated     earnings/        Total
                                         Number    $.01 par    Paid-in     Treasury    comprehensive   (accumulated  stockholders'
                                       of shares     value     capital       stock          loss         deficit)        equity
                                                                                                                       (deficit)
------------------------------------------------------------------------------------------------------------------------------------


Balances at January 2, 1999            15,568,362   $  156     $  35,235    $ (172)    $        -      $  (2,727)       $ 37,946

Net loss                                        -        -             -         -              -        (16,033)        (16,033)
                                      ------------  --------   ----------   -------     ----------        -------         -------

Balances at January 1, 2000            15,568,362      156        35,235      (172)             -         (13,306)         21,913

Net loss                                        -        -             -         -              -         (19,189)        (19,189)
                                      ------------  --------   ----------    ------      ---------         -------         -------

Balances at December 30, 2000          15,568,362   $  156      $ 35,235      (172)             -       $ (32,495)      $   2,724

Net loss                                        -        -             -         -              -         (11,845)        (11,845)

Minimum pension liability                       -        -             -         -           (533)              -            (533)

Derivative transition
adjustment (Note 1)                             -        -             -         -          2,220               -           2,220

Net change arising from current period
hedging transactions (Note 1)                   -        -             -         -            376               -             376

Reclassifications into earnings (Note 1)

Total comprehensive loss                        -        -             -         -         (2,596)              -          (2,596)
                                                                                                                           -------
                                                                                                                          (12,378)
                                      ------------  --------   ----------    ------      ---------         -------         -------

Balances at December 29, 2001          15,568,362   $    156     $ 35,235    $ (172)     $   (533)      $ (44,340)       $ (9,654)
                                       ==========     ======      =======     =====       ========        ========         =======


                                             The accompanying notes are an integral part
                                             of these consolidated financial statements.


                                                                 F-5


                                         DARLING INTERNATIONAL INC. AND SUBSIDIARIES


                                            Consolidated Statements of Cash Flows
                                             Three years ended December 30, 2000
                                                       (in thousands)
                                                                   December 29,         December 30,          January 1,
                                                                       2001                 2000                 2000
                                                                  ----------------     ----------------     ---------------
Cash flows from operating activities:
   Loss from continuing operations                                    $(11,845)            $(19,560)           $ (15,700)
   Adjustments to reconcile loss from continuing operations to net cash provided by continuing operating activities:
        Depreciation and amortization                                   26,634               31,181               32,912
        Deferred income tax benefit                                          -                    -               (9,911)
        Loss/(gain) on sale of assets                                      (80)                 144               (2,060)
        Changes in operating assets and liabilities:
               Accounts receivable                                      (1,882)              (4,850)                (372)
               Inventories and prepaid expenses                           (746)               2,246                2,092
               Accounts payable and accrued expenses                    (4,898)               3,070               (4,328)
               Accrued interest                                            345                2,928                 (546)
               Other                                                    (1,916)               1,084               (1,403)
                                                                      --------            ---------            ---------
   Net cash provided by continuing operating activities                  5,612               16,243                  684
   Net cash provided by discontinued operations                              -                    -                  119
                                                                      --------            ---------            ---------
        Net cash provided by operating activities                        6,023               16,243                  803
                                                                      --------            ---------            ---------
Cash flows from investing activities:
   Recurring capital expenditures                                       (9,142)              (7,684)              (9,851)
   Gross proceeds from sale of property, plant and equipment,
      assets held for disposition and other assets                         145                4,412               32,150
   Payments related to routes and other intangibles                       (279)                (636)                (152)
   Net cash used in discontinued operations                                  -                    -                 (330)
                                                                      --------            ---------            ---------
      Net cash provided by/(used in) investing activities               (9,276)              (3,908)              21,817
                                                                      --------            ---------            ---------

Cash flows from financing activities:
   Proceeds from long-term debt                                        208,387              171,351              179,927
   Payments on long-term debt                                         (197,862)            (179,842)            (210,237)
   Contract payments                                                    (3,368)              (2,163)              (2,377)
   Deferred recapitalization costs                                      (3,334)                   -                    -
   Deferred loan costs                                                       -                    -                 (300)
   Net cash used in discontinued operations                                  -                    -                 (150)
                                                                      --------            ---------            ---------
      Net cash provided by/(used in) financing activities                3,823              (10,654)             (33,137)
                                                                      --------            ---------            ---------

Net change in cash and cash equivalents
   from discontinued operations                                              -                    -                   28
                                                                      --------            ---------            ---------
Net increase/(decrease) in cash and cash equivalents                       159                1,681              (10,489)

Cash and  cash equivalents at beginning of year                          3,509                1,828               12,317
                                                                      --------            ---------             --------
Cash and cash equivalents at end of year                             $   3,668          $     3,509           $    1,828
                                                                      ========            =========             ========

Supplemental disclosure of cash flow information:
  Cash paid during the year for:
      Interest                                                       $  13,817           $    9,161            $  14,550
                                                                      --------             --------             --------
      Income taxes, net of refunds                                   $    (141)          $   (1,777)         $      (625)
                                                                      --------             --------             --------


                                         The accompanying notes are an integral part
                                         of these consolidated financial statements.


                                                             F-6

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


(1)  GENERAL

     (a)  NATURE OF OPERATIONS

          Darling International Inc. (the "Company") believes it is the largest publicly traded recycler of food processing by-products in the United States, operating a fleet of vehicles, through which it collects animal by-products and used restaurant cooking oil from butcher shops, grocery stores, independent meat and poultry processors and restaurants nationwide. The Company processes raw materials through facilities located throughout the United States into finished products, such as tallow, meat and bone meal, and yellow grease. The Company sells its finished products domestically and internationally to producers of soap, cosmetics, rubber, pet food and livestock feed for use as ingredients in such products.

     (b)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          (1)  Basis of Presentation

               The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. As disclosed in Note 15, the operations of IPC, as defined below, are classified as discontinued operations.

          (2)  Fiscal Year

               The Company has a 52/53 week fiscal year ending on the Saturday nearest December 31. Fiscal years for the consolidated financial statements included herein are for the 52 weeks ended December 29, 2001, the 52 weeks ended December 30, 2000 , and the 52 weeks ended January 1, 2000.

          (3)  Inventories

               Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

          (4)  Property, Plant and Equipment

               Property, plant and equipment are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of assets: 1) Buildings and improvements, 24 to 30 years;
               2) Machinery and equipment, 3 to 8 years; and 3) Vehicles, 4 to 6 years.

               Maintenance and repairs are charged to expense as incurred and expenditures for major renewals and improvements are capitalized.

          (5)  Collection Routes and Contracts

               Collection   routes,   restrictive   covenants   and   consulting
               agreements are recorded at cost and are amortized using the straight-line method over periods ranging from 3 to 15 years.

          (6)  Goodwill

               Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, not exceeding 30 years. Annually, the Company assesses the recoverability of this

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

               intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

          (7)  Environmental Expenditures

               Environmental expenditures incurred to mitigate or prevent environmental contamination that has yet to occur and that otherwise may result from future operations are capitalized. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenues are expensed or charged against established environmental reserves. Reserves are established when environmental assessments and/or clean-up requirements are probable and the costs are reasonably estimable.

          (8)  Income Taxes

               The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          (9)  Earnings Per Common Share

               Basic earnings per common share are computed by dividing net earnings attributable to outstanding common stock by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are computed by dividing net earnings attributable to outstanding common stock by the weighted average number of common shares outstanding during the year increased by dilutive common equivalent shares (stock options) determined using the treasury stock method, based on the average market price exceeding the exercise price of the stock options.

               The weighted average common shares used for basic earnings per common share was 15,568,362, 15,568,362 and 15,568,362 for 2001,
               2000 and 1999, respectively. The numbers of shares for 2000 and 1999 have been reduced for 21,000 treasury shares from numbers previously reported, which did not effect previously reported earnings per share. For 2001, 2000 and 1999 the effect of all outstanding stock options was excluded from diluted earnings per common share because the effect was anti-dilutive.

          (10) Stock Option Plans

               The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

               disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

          (11) Statements of Cash Flows

               The Company considers all short-term highly liquid instruments, with an original maturity of three months or less, to be cash equivalents.

          (12) Use of Estimates

               The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          (13) Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of

               The Company applies the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

               In Fiscal 2001, Fiscal 2000, and Fiscal 1999, the Company recorded impairment charges of $840,000, $4,016,000, and $1,387,000, respectively, to reduce the value of goodwill, routes, and certain land, buildings and equipment to estimated fair value. The impairment charges are included in depreciation and amortization expense in the accompanying Fiscal 2001, Fiscal 2000 and Fiscal 1999 Consolidated Statements of Operations.

          (14) Financial Instruments

               The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the short maturity of these instruments.

               The carrying amount for the Company's outstanding borrowings under the Credit Agreement and Term Loan described in Note 9, approximates the fair value due to the floating interest rates on the borrowings.

               The fair values of the interest rate swap agreements were liabilities of $1,020,000 and $874,400 at December 29, 2001, and December 30, 2000, respectively. Current market pricing models were used to estimate fair value of interest rate swap agreements. See Note 9.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

          (15) Derivative Instruments

               The Company makes limited use of derivative instruments to manage cash flow risks related to interest and natural gas expense. Interest rate swaps are entered into with the intent of managing overall borrowing costs. The Company does not use derivative instruments for trading purposes.

               Effective December 31, 2000 (the first day of Fiscal 2001), the Company adopted the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement 133). Statement
               133, as amended, standardizes the accounting for derivatives instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to report all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding the instrument. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair value, cash flows, or foreign currencies. The Company held no fair value hedge or foreign currency hedge derivative instruments at December 30, 2000 or December 29, 2001. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside of earnings) and is subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss are reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change. Upon adoption, the provisions of Statement 133 must be applied prospectively.

               Upon adoption of Statement 133 on December 31, 2000, the Company was party to interest rate and natural gas swaps to manage the risk of changes in cash flows related to interest expense on floating-rate borrowings under its Credit Agreement and the purchase of natural gas used in its plants.

               At December 30, 2000, the Company was party to three interest rate swap agreements whereby the interest obligation on $70 million of floating-rate debt has been exchanged for fixed rate contracts which bear interest, payable quarterly. One swap agreement for $25 million matures June 27, 2002, bears interest at 6.5925% and the Company's receive rate is based on the three-month LIBOR. A second swap agreement for $25 million matured June 27, 2001, bore interest at 9.83% and the Company's receive rate was based on the Base Rate. The third swap agreement for $20 million matures June 27, 2002, with a one-time option for the bank to cancel at June 27, 2001, which the bank declined to exercise, bears interest at 9.17% and the Company's receive rate is based on the Base Rate. Due to the uncertainty related to the Company's ability to renew its Credit Agreement (see Notes 2 and
               9), the portion of the interest rate swap agreements extending beyond June 30, 2001, the expiration date of the Credit Agreement, was not considered a hedge. The Company recorded a liability of $0.5 million at December 30, 2000, with the related charge recorded in other expense. The Company continues to follow this policy in Fiscal 2001. At December 29, 2001, the fair value of this liability is $1.0 million. The Company accounted for the portion of the interest rate swaps through June 30, 2001 as cash flow hedges. The fair value of this portion of the swaps was a liability of $0.4 million at December 30, 2000.

               At December 30, 2000 and through March 2001, the Company was party to natural gas swap agreements representing approximately 300,000 mmbtu's of natural gas per month for January, February and March, 2001, with a NYMEX purchase price of approximately

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


               $4.682/mmbtu. At December 30, 2000, the fair value of the Company's positions in these swap agreements was an asset of $2.6 million. All of the Company's positions in these swap agreements were settled during the three months ended March 31, 2001, and the Company no longer uses natural gas swap agreements to manage its cash flow risk arising from the purchase of natural gas used in its plants.

               As of December 29, 2001, the Company has forward purchase agreements in place for purchases of approximately 1,500,000 mmbtu's of natural gas for the period January through December, 2002, based on an average purchase price of $3.47/mmbtu. These agreements have no net settlement provisions and the Company intends to take physical delivery, which it has done under similar forward purchase agreements from March through December, 2001. Accordingly, the agreements are not subject to the requirements of Statement 133 because they qualify as normal purchases as defined in the standard.

               The Company has designated the interest rate and natural gas swap agreements as cash flow hedges and such agreements qualify for hedge accounting under Statement 133, except as described above for certain portions of two of the interest rate swaps. A summary of the transition adjustment recorded to other comprehensive income, the net change arising from hedging transactions, and the amounts recognized in earnings during the twelve-month period ended December 29, 2001 follows (in thousands):


               Transition adjustment on December 31, 2000
               to accumulated other comprehensive income             $    2,220

               Net change arising from current period
               hedging transactions                                         376

               Reclassifications into earnings                           (2,576)
                                                                        --------

               Accumulated other comprehensive
               loss at December 29, 2001                              $       -
                                                                        ========

               A summary of the gains and losses recognized in earnings during the year ended December 29, 2001 follows (in thousands):

               Loss to interest expense related to
               interest rate swap agreements                          $    (487)

               Gain to operating expenses related to
               natural gas swap agreements (effective portion)            2,568

               Gain to other income related to
               natural gas swap agreements (ineffective portion)            515
                                                                           ----

                Total reclassifications into earnings for the
                year ended December 29, 2001                          $   2,596
                                                                         =======

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

               Gains and losses reported in accumulated other comprehensive income are reclassified into earnings upon the occurrence of the hedged transactions (accrual of interest expense and purchase of natural gas).

               The entire amount reported in accumulated other comprehensive income as of December 31, 2000 (transition), was reclassified into earnings by the second quarter of Fiscal 2001.

               There was no income tax expense or benefit recorded related to the derivative transactions described above.

               For Fiscal 2000 and 1999, interest rate swaps were accounted for under the accrual method, whereby the difference between the Company's pay and receive rate was recognized as an increase or decrease to interest expense. The natural gas fixed for float swap agreements to which the Company was party during Fiscal 2000 are traded on the NYMEX. Realized gains or losses from the settlement of these financial hedging instruments were recognized as an adjustment of the cost of purchased natural gas in the month of delivery during Fiscal 2000. The gains or losses realized as a result of these Fiscal 2000 hedging activities were substantially offset in the cash market when the hedged natural gas was delivered to the Company's facilities.

          (16) Comprehensive Income

               The Company follows the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (Statement 130). Statement 130 establishes standards for reporting and presentation of comprehensive income and its components. In accordance with Statement 130, the Company has presented the components of comprehensive income in its consolidated statement of stockholders' equity.

          (17) Reclassifications

               Certain immaterial reclassifications of amounts previously reported have been made to the Fiscal 2000 and Fiscal 1999 consolidated financial statements to conform the presentation for each year.

(2)      LIQUIDITY AND GOING CONCERN RISK

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the Consolidated Balance Sheet at December 29, 2001, the Company has $120.0 million of debt due under its bank credit facilities classified as a current liability because the underlying Credit Agreement had a maturity date of June 30, 2001. Effective June 29, 2001, the Company entered into a series of forbearance agreements and amendments with the parties to its existing Credit Agreement. The forbearance agreements and amendments, among other things, extend the Credit Agreement to March 15, 2002, raise the interest rate under the Credit Agreement from 1% over prime to 3% over prime, require the payment of a fee of $3.9 million to the lenders with respect to the forbearance agreements, reduce the commitment during the forbearance period by $2.0 million, from $128.5 million to $126.5 million, and limit financial covenants to certain minimum cash flows, based upon the Company's own projected cash flow for certain periods during the forbearance period.

         On March 15, 2002, the Company entered into a Recapitalization Agreement. Under the terms of the Recapitalization Agreement, the forbearance period is extended to April 30, 2002, and the Company and lenders will use their best efforts to consummate the recapitalization transaction, whereby the Company will exchange the borrowings outstanding under its existing Credit Agreement, accrued interest, and forbearance fees payable for newly issued common stock equal to 75% of the Company's total outstanding common shares on a fully-diluted basis (exclusive of stock options issued and outstanding). The Company and its lenders will use their best efforts to consummate a new Credit Agreement which is anticipated to result in issuance of senior term notes of $68.3 million, cumulative redeemable preferred stock with a face value of $10.0 million and a revolving credit agreement which will enable the Company to borrow up to $7.7 million.

         The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

         The financial statements do not include any adjustments related to recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. If the Company is unable to consummate a new financing arrangement, then, in the absence of another business transaction or debt agreement, the Company cannot make the principal payment due under the existing Credit Agreement and, accordingly, the lenders could declare a default, and attempt to realize upon the collateral securing the debt (which comprises substantially all the Company's assets). As a result of this material uncertainty, there is doubt about the Company's ability to continue as a going concern. The absence of a new financing arrangement creates a material uncertainty regarding the ability of the Company to continue as a going concern. Management is not able to predict what the outcome or consequences of these matters might be.

(3)      INVENTORIES

         A summary of inventories follows (in thousands):

                                                December 29,      December 30,
                                                    2001              2000
                                              ---------------- -----------------
         Finished product                          $  6,117         $  7,117
         Supplies and other                           1,581            1,183
                                                    -------          -------
                                                   $  7,698         $  8,300
                                                    =======          =======

(4)      PROPERTY, PLANT AND EQUIPMENT

         A summary of property, plant and equipment follows (in thousands):


                                              December 29,      December 30,
                                                  2001              2000
                                            ------------------------------------
         Land                                $    9,454        $    9,871
         Buildings and improvements              25,906            27,272
         Machinery and equipment                139,248           139,678
         Vehicles                                49,084            48,041
         Construction in process                  6,607             4,324
                                                -------           -------
                                                230,299           229,186
         Accumulated depreciation               155,555           140,944
                                                -------           -------
                                             $   74,744         $  88,242
                                                =======           =======

(5)      ASSETS HELD FOR SALE

         Assets held for sale consist of the following (in thousands):

                                             December 29,     December 30,
                                                 2001             2000
                                           -----------------------------------
         Esteem (Norfolk, NE)                  $ 1,200          $ 1,400
         Peptide (Norfolk, NE)                     500              862
         Petaluma, CA                              497                -
         Billings, MT                              421              372
         West Point, NE                            118                -
         Lynchburg, VA                             100                -
         Shelbyville, VA                            62                -
         Zanesville, VA                             54                -
         Goldsboro, NC                              50                -
         Milwaukee, WI                               -              527
                                                 -----            -----
                                               $ 3,002          $ 3,161
                                                 =====            =====

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

         During Fiscal 2001, management changed its assessment of the period of time in which the assets held for sale could likely be sold. Accordingly, the balance of assets held for sales is classified as a noncurrent asset at December 29, 2001.

(6)      OTHER ASSETS

         Other assets consist of the following (in thousands):

                                                   December 29,     December 30,
                                                       2001             2000
                                                  ------------------------------
         Prepaid pension cost (Note 13)             $  2,359        $  2,054
         Deposits and other                            1,526             951
         Deferred recapitalization costs               3,762               -
                                                     -------         -------
                                                    $  7,647        $  3,005
                                                     =======         =======

(7)      ACCRUED EXPENSES

         Accrued expenses consist of the following (in thousands):

                                                                       December 29,      December 30,
                                                                           2001              2000
                                                                     ------------------------------------
       Compensation and benefits                                        $   6,750         $   4,093
       Utilities and sewage                                                 3,944             3,981
       Accrued plant expenses                                               2,590             2,048
       Accrued forbearance fees                                             2,570                 -
       Insurance (Note 16)                                                  2,604             6,004
       Accrued freight cost                                                 1,208             1,053
       Accrued interest rate swap liability                                 1,020               436
       Accrued taxes                                                          888             1,359
       Reserve for environmental and litigation matters (Note 16)             599             1,149
       Non-compete agreements                                                 363             1,620
       Other accrued expense                                                1,533             1,417
                                                                         --------          --------
                                                                         $ 24,069          $ 23,160
                                                                          =======           =======

(8)      LEASES

         The Company leases five plants and storage locations, four office locations and a portion of its transportation equipment under operating leases. Leases are noncancellable and expire at various times through the year 2028. Minimum rental commitments under noncancellable leases as of December 29, 2001, are as follows (in thousands):

                Period Ending Fiscal                           Operating Leases
                --------------------                           ----------------

                     2002                                        $   3,627
                     2003                                            2,725
                     2004                                            2,086
                     2005                                            1,335
                     2006                                              515
                     Thereafter                                      8,504
                                                                    ------
                        Total                                     $ 18,792
                                                                    ======

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

         Rent expense for the years ended December 29, 2001, December 30, 2000 , and January 1, 2000 was $4.2 million, $3.2 million and $2.6 million, respectively.

(9)      DEBT

         Debt consists of the following (in thousands):

                                                   December 29,     December 30,
                                                       2001             2000
                                                --------------------------------
          Credit Agreement:
            Revolving Credit Facility                $120,027         $109,498
            Term Loan                                       -                -
          Other notes                                      26               30
                                                      -------         ---------
                                                      120,053          109,528
          Less current maturities                     120,053          109,528
                                                      -------         ---------
                                                     $      -         $      -
                                                      =======         =========

         See the discussion  regarding  Liquidity and Going Concern Risk in Note
2.

CREDIT AGREEMENT

Effective June 5, 1997, the Company entered into a Credit Agreement (the "Credit Agreement") which originally provided for borrowings in the form of a $50,000,000 Term Loan and $175,000,000 Revolving Credit Facility. On October 3, 1998, the Company entered into an amendment of the Credit Agreement whereby
BankBoston, N.A., as agent, and the other participant banks in the Credit Agreement (the "Banks") agreed to forbear from exercising rights and remedies arising as a result of several existing events of default of certain financial covenants (the "Defaults") under the Credit Agreement, as amended, until November 9, 1998.

On November 6, 1998, the Company entered into an extension of the amended Credit Agreement whereby the Banks agreed to forbear from exercising rights and remedies arising as a result of the Defaults until December 14, 1998. The forbearance period was subsequently extended to January 22, 1999. On January 22, 1999, the Company and the banks amended and restated the Credit Agreement.

The Credit Agreement, as amended, provided for borrowings in the form of a $36,702,000 Term Loan and $135,000,000 Revolving Credit Facility. At December 30, 2000, the Term Loan had been paid in full and the availability under the revolver was $128.5 million. Substantially all assets of the Company are either pledged or mortgaged as collateral for borrowings under the Credit Agreement. The Credit Agreement contains certain terms and covenants, which, among other matters, restrict the incurrence of additional indebtedness, the payment of cash dividends, the retention of certain proceeds from sales of assets, and the annual amount of capital expenditures, and requires the maintenance of certain minimum financial ratios.

As shown in the Consolidated Balance Sheet at December 29, 2001, the Company has $120.0 million of debt due under its bank credit facilities classified as a current liability because the underlying Credit Agreement had an expiration date of June 30, 2001. Effective June 29, 2001, the Company entered into a series of forbearance agreements and amendments with the parties to its existing Credit Agreement. The forbearance agreements and amendments, among other things, extend the Credit Agreement to March 15, 2002, raise the interest rate under the Credit Agreement from 1% over prime to 3% over prime, require the payment of a fee of $3.9 million to the lenders with respect to the forbearance agreements, reduce the commitment during the forbearance period by $2.0 million, from $128.5 million to $126.5 million, and limit financial covenants to certain minimum cash flows, based upon the Company's own projected cash flow for certain periods during the forbearance period.

On March 15, 2002, the Company entered into a Recapitalization Agreement. Under the terms of the Recapitalization Agreement, the forbearance period is extended to April 30, 2002, and the Company and lenders will

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

use their best efforts to consummate the recapitalization transaction, whereby the Company will exchange the borrowings outstanding under its existing Credit Agreement, accrued interest, and forbearance fees payable for newly issued common stock equal to 75% of the Company's total outstanding common shares on a fully-diluted basis (exclusive of stock options issued and outstanding). The Company and its lenders will use their best efforts to consummate a new Credit Agreement which is anticipated to result in issuance of senior term notes of $68.3 million, cumulative redeemable preferred stock with a face value of $10.0 million and a revolving credit agreement which will enable the Company to borrow up to $7.7 million.

(10)     OTHER NONCURRENT LIABILITIES

         Other noncurrent liabilities consist of the following (in thousands):

                                                                              December 29,     December 30,
                                                                                  2001             2000
                                                                            ----------------------------------
         Reserve for insurance, environmental, litigation and tax
            matters (Note 16)                                                    $  7,184          $13,214
         Liabilities associated with consulting and noncompete agreements             758            2,868
         Other                                                                        192              165
                                                                                 --------         --------
                                                                                 $  8,134          $16,247
                                                                                  =======           ======

         The Company sponsors a defined benefit health care plan that provides postretirement medical and life insurance benefits to certain employees. The Company accounts for this plan in accordance with Statement of Financial Accounting Standards No. 106 and the effect on the Company's financial position and results of operations is immaterial.

(11)     INCOME TAXES

         Income tax expense (benefit) attributable to income (loss) from continuing operations before income taxes consists of the following (in thousands):


                                       December 29,   December 30,   January 1,
                                           2001          2000           2000
                                     -------------------------------------------
          Current:
               Federal               $      -        $      -        $        -
               State                        -               -                 -
               Foreign                      -               -                 -
          Deferred:
               Federal                      -               -            (9,183)
               State                        -               -              (796)
               Foreign                      -               -               (36)
                                     --------        --------          --------
                                    $       -        $      -          $(10,015)
                                    =========        ========          =========

         Income tax benefit for the years ended December 29, 2001, December 30, 2000, and January 1, 2000, differed from the amount computed by applying the statutory U.S. federal income tax rate (35%) to loss from continuing operations before income taxes as a result of the following (in thousands):

                                                                 December 29,    December 30,    January 1,
                                                                     2001            2000           2000
                                                               -----------------------------------------------
        Computed "expected" tax expense                         $ (4,146)         $ (6,846)      $ (9,000)
        State income taxes, net of federal benefit                     -                 -           (517)
        Tax-exempt income of foreign sales corporation                 -                 -              -
        Change in valuation allowance                              4,289             7,554           (311)
        Other, net                                                  (143)             (708)          (187)
                                                                 --------          --------        -------
                                                                $      -          $      -       $(10,015)
                                                                 ========          ========        =======

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 29, 2001 and December 30, 2000 are presented below (in thousands):

                                                   December 29,     December 30,
                                                       2001             2000
                                               ---------------------------------
     Deferred tax assets:
      Net operating loss carryforwards            $  34,208        $  35,668
      Capital loss carryforwards                          -                -
      Loss contingency reserves                       4,229            5,457
      Other                                           1,753            1,314
                                                  ---------        ---------
         Total gross deferred tax assets             40,190           42,439
         Less valuation allowance                   (25,994)         (21,705)
                                                  ---------        ---------
         Net deferred tax assets                     14,196           20,734
                                                  ---------        ---------
    Deferred tax liabilities:
     Collection routes and contracts                 (5,250)          (6,926)
     Property, plant and equipment                   (8,016)         (13,023)
     Other                                             (717)            (572)
                                                  ---------        ---------
         Total gross deferred tax liabilities       (13,983)         (20,521)
                                                  ---------        ---------
                                                  $     213        $     213
                                                  =========        =========

         The portion of the deferred tax assets and liabilities expected to be recognized in Fiscal 2001 has been recorded at December 29, 2001, in the accompanying consolidated balance sheet as a net current deferred income tax asset of $2,203,000. The remaining non-current deferred tax assets and liabilities have been recorded as a net deferred income tax liability of $1,990,000 at December 29, 2001 in the accompanying consolidated balance sheet.

         The valuation allowance for deferred tax assets as of December 29, 2001 and December 30, 2000 was $25,994,000 and $21,705,000, respectively.
         The net changes in the total valuation allowance was an increase of $4,289,000 for the year ended December 29, 2001 and an increase of $7,554,000 for the year ended December 30, 2000 . The Company believes that the remaining net deferred tax assets at December 29, 2001 will be realized primarily through future reversals of existing taxable temporary differences.

         At December 29, 2001, the Company had net operating loss carryforwards for federal income tax purposes of approximately $90,020,000 which are available to offset future federal taxable income through 2019. The availability of the net operating loss carryforwards to reduce future taxable income is subject to various limitations. As a result of the change in ownership, the Company believes utilization of its pre-1994 net operating loss carryforwards ($72,280,000) is limited to $3,400,000 per year for the remaining life of the net operating losses.

(12)     STOCKHOLDERS' EQUITY

         At December 29, 1993, the Company granted options to purchase 384,615 shares of the Company's common stock to the former owners of the Redeemable Preferred Stock. The options have a term of ten years from the date of grant and may be exercised at a price of $3.45 per share (approximated market value at the date of grant).

         The 1993 Flexible Stock Option Plan and the 1994 Employee Flexible Stock Option Plan provide for the granting of stock options to key officers and salaried employees of the Company and its subsidiaries. Options to purchase common stock were granted at a price approximating fair market value at the date of grant. Options granted under the plans expire ten years from the date of grant. Vesting occurs on each anniversary of the grant date as defined in the specific option agreement. The plans also provide for the acceleration

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

         by one year of vesting of all non-vested shares upon the termination of the employee's employment in certain circumstances or upon a change in management control.

         The Non-Employee Directors Stock Option Plan provides for the granting of options to non-employee directors of the Company. As of December 29, 2001, options to purchase 703,385 shares of common stock had been granted pursuant to this plan. The options have a term of ten years from the date of grant and may be exercised at a price of $1.75 - $9.042 per share (market value at the date of grant). The options vest 25% six months after the grant date and 25% on each anniversary date thereafter.

         The per share weighted average fair value of stock options granted during 2001, 2000 and 1999 was $0.46, $1.65 and $5.57, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted assumptions:

                                                        2001               2000               1999
                                                 --------------------------------------------------------
           Expected dividend yield                      0.0%               0.0%               0.0%
           Risk-free interest rate                     5.14%               5.28%             6.38%
           Expected life                              10 years           10 years           10 years
           Expected annual volatility              42.31-100.94%       42.31-98.64%       62.41-66.59%

         The Company applies APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements as stock options were granted at market value on the grant date. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's earnings (loss) from continuing operations would have been reduced to the pro forma amounts indicated below (in thousands, except per share):

                                                                     2001          2000          1999
                                                                 -----------------------------------------
           Net loss
                                              As reported          $(11,845)     $(19,189)    $(16,033)
                                              Pro forma            $(12,132)     $(20,415)    $(16,534)
           Basic loss per common share
                                              As reported           $(0.76)       $(1.23)      $(1.03)
                                              Pro forma             $(0.78)       $(1.31)      $(1.06)


         A summary of transactions for all stock options granted follows:


                                                         Number of     Option exercise       Weighted-avg.
                                                          shares       price per share    exercise price per
                                                                                                 share
                                                      --------------------------------------------------------
      Options outstanding at January 2, 1999            3,078,322       $2.86-10.88          $6.05
            Granted                                       111,000        1.75-2.63            2.12
            Canceled                                     (952,687)      2.63-10.29            6.43
                                                       ----------
      Options outstanding at January 1, 2000            2,236,635       1.75-10.88            5.69
                                                        =========
            Granted                                     1,129,050        0.50-1.75            1.11
            Canceled                                   (1,031,305)     2.625-10.875           7.74
                                                       ----------
      Options outstanding at December 30, 2000          2,334,380        0.50-9.50            2.43
                                                        =========
            Granted                                       703,385          0.50               0.50
            Canceled                                      (11,900)      4.125-9.50            6.38
      Options outstanding at December 29, 2001          3,025,865       0.50-9.042            2.08
                                                        =========
      Options exercisable at December 29, 2001          2,407,867       0.50-9.042           $2.46
                                                        =========


         At December 29, 2001, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $0.50-9.042 and
         7.5 years, respectively.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

         At December 29, 2001 and December 30, 2000, the number of options exercisable was 2,407,867 and 2,253,590, respectively, and the weighted-average exercise price of those options was $2.46 and $2.43, respectively.

(13)     EMPLOYEE BENEFIT PLANS

         The Company has retirement and pension plans covering substantially all of its employees. Most retirement benefits are provided by the Company under separate final-pay noncontributory pension plans for all salaried and hourly employees (excluding those covered by union-sponsored plans) who meet service and age requirements. Benefits are based principally on length of service and earnings patterns during the five years preceding retirement.

         The Company's funding policy for those plans is to contribute annually not less than the minimum amount required nor more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

         The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets based on the measurement date (October 1, 2001 and 2000) (in thousands):

                                                                    December 29,          December 30,
                                                                        2001                  2000
                                                                --------------------------------------------
       Change in benefit obligation:
            Benefit obligation at beginning of year                     $45,404              $45,991
            Service cost                                                  1,305                1,478
            Interest cost                                                 3,425                3,363
            Amendments                                                      301                    -
            Actuarial (gain)/loss                                         1,541               (2,973)
            Benefits paid                                                (2,515)              (2,455)
                                                                         ------               ------
              Benefit obligation at end of year                          49,461               45,404
                                                                         ------               ------

       Change in plan assets:
            Fair value of plan assets at beginning of year               48,881               46,683
            Actual return on plan assets                                 (4,727)               4,052
            Employer contribution                                           710                  601
            Benefits paid                                                (2,515)              (2,455)
                                                                         ------               ------
              Fair value of plan assets at end of year                   42,349               48,881
                                                                         ------               ------

       Funded status                                                     (7,112)               3,477
       Unrecognized actuarial (gain)/loss                                 8,543               (2,148)
       Unrecognized prior service cost                                      928                  725
                                                                        -------              -------
            Net amount recognized                                      $  2,359             $  2,054
                                                                        =======              =======
       Amounts recognized in the consolidated balance sheets
       consist of:
               Prepaid benefit cost                                      $2,359               $2,054
               Accrued benefit liability                                   (713)                   -
               Intangible asset                                             180                    -
               Accumulated other comprehensive income                       533                    -
                                                                         ------               ------
                     Net amount recognized                               $2,359               $2,054
                                                                         ======               ======


         During December 2001, the Company's pension plans received common stock resulting from the demutualization of an insurance company with an aggregate fair value of $4.0 million which has been considered in the determination of the amount of minimum liability reported at December 29, 2001. Since

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

         the common stock was received after the October 1, 2001 measurement date, it is not included in the fair value of plan assets at end of year in the table above. The common stock received will be considered an asset of the plans for purposes of determining Fiscal 2002 net pension cost.

         Net pension cost includes the following components (in thousands):

                                                              December 29,     December 30,    January 1, 2000
                                                                  2001             2000
                                                            ----------------------------------------------------
      Service cost                                              $1,305           $1,478            $1,781
      Interest cost                                              3,425            3,363             3,110
      Expected return on plan assets                            (4,424)          (4,217)           (3,894)
      Net amortization and deferral                                 98               98                73
                                                               -------          -------           -------
                      Net pension cost                         $   404          $   722            $1,070
                                                               =======          =======           =======


         Assumptions used in accounting for the employee benefit pension plans were:

                                                              December 29,       December 30,       January 1,
                                                                   2001              2000              2000
                                                            -------------------------------------------------------
          Weighted average discount rate                          7.50%             7.75%              7.50%
          Rate of increase in future compensation levels          5.16%             5.08%              5.17%
          Expected long-term rate of return on assets             9.25%             9.25%              9.25%

         The Company participates in several multi-employer pension plans which provide defined benefits to certain employees covered by labor contracts. These plans are not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts. Information with respect to the Company's proportionate share of the excess, if any, of the actuarially computed value of vested benefits over these pension plans' net assets is not available. The cost of such plans amounted to $1,491,000, $1,384,000 and $1,306,000 for the years ended December 29, 2001, December 30, 2000, and January 1, 2000, respectively.

(14)     CONCENTRATION OF CREDIT RISK

         Concentration of credit risk is limited due to the Company's diversified customer base and the fact that the Company sells commodities. No single customer accounted for more than 10% of the Company's net sales in 2001, 2000 and 1999.

(15)     DISCONTINUED OPERATIONS

         In 1998, the Company made a decision to discontinue the operations of the Bakery By-Products Recycling business segment in order to concentrate its financial and human resources on its other businesses. The disposal of this business was accounted for as a discontinued operation. Gain (loss) on disposal relates to an adjustment of the indemnification liability in Fiscal 1999 and write-off of the liability in Fiscal 2000 upon termination of the indemnification period.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(16)     CONTINGENCIES

         LITIGATION

         Melvindale
         ----------

         A group of residents living near the Company's Melvindale, Michigan plant has filed suit, purportedly on behalf of a class of persons similarly situated. The class has been certified for injunctive relief only. The court declined to certify a damage class but has permitted approximately 300 people to join the lawsuit as plaintiffs. The suit is based on legal theories of trespass, nuisance and negligence and/or gross negligence, and is pending in the United States District Court, Eastern District of Michigan. Plaintiffs allege that emissions to the air, particularly odor, from the plant have reduced the value and enjoyment of Plaintiffs' property, and Plaintiffs seek damages, including mental anguish, exemplary damages and injunctive relief. In a lawsuit with similar factual allegations, also pending in United States District Court, Eastern District of Michigan, the City of Melvindale has filed suit against the Company based on legal theories of nuisance, trespass, negligence and violation of Melvindale nuisance ordinances seeking damages and declaratory and injunctive relief. The court has dismissed the trespass counts in both lawsuits, and all of the damage claims in the suit filed by the City of Melvindale have been dismissed. The Company or its predecessors have operated a rendering plant at the Melvindale location since 1927 in a heavily industrialized area down river south of Detroit. The Company has taken and is taking all reasonable steps to minimize odor emissions from its recycling processes and is defending the lawsuit vigorously.

         Long Island City, NY
         --------------------

         The Company is a party to a lawsuit that seeks to require an environmental cleanup at a property in Long Island City, New York where the Company formerly operated a rendering plant (referred to as the "Site"). DMJ Associates (DMJ), which holds a mortgage on the Site, has filed suit against the Company, as a former owner of the Site, as well as others including the present tenants and operators of the Site, the owner of an abandoned hazardous waste disposal site adjoining the Site (the "Disposal Facility"), and companies that disposed of wastes at the Disposal Facility. (the "Generator Defendants"). DMJ argues that, inter alia, under federal law it is entitled to relief directed to have the defendants remediate the contamination. The Company does not have information suggesting that it contributed in any material way to any contamination that may exist at the Site. The Company is actively defending the suit and is awaiting a decision on a motion on summary judgment regarding the standing of the plaintiff.

         Sauget, Illinois
         ----------------

         The Company is a party to a lawsuit that seeks to recover costs related to an environmental cleanup in or near Sauget, Illinois. The United States had filed a complaint against Monsanto Chemical Company, Solutia, Inc., Anheuser-Busch, Inc., Union Electric, and 14 other defendants, seeking to recover cleanup costs. Monsanto (which merged with Pharmacia and Upjohn, Inc in 2000 and is now known as Pharmacia Corporation) and Solutia in turn filed a third party complaint seeking contribution from the United States, several federal agencies, and six more companies, in addition to the Company. A subsidiary of the Company had operated an inorganic fertilizer plant in Sauget, Illinois for a number of years prior to closing it in the 1960's. The Company is defending this case vigorously, and does not believe, based upon currently available information, that the fertilizer plant contributed in any significant way to the contamination that is leading to the environmental cleanup, or that its share, if any, of the cost of the cleanup will be material.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

         Other Litigation

         The Company is also a party to several other lawsuits, claims and loss contingencies incidental to its business, including assertions by certain regulatory agencies related to environmental matters.


         Self Insured Risks

         The Company purchases its workers compensation, auto and general liability insurance on a retrospective basis. The Company accrues its expected ultimate costs related to claims occurring during each fiscal year and carries this accrual as a reserve until such claims are paid by the Company.

         The Company has established loss reserves for insurance, environmental and litigation matters as a result of the matters discussed above. Although the ultimate liability cannot be determined with certainty, management of the Company believes that reserves for contingencies are reasonable and sufficient based upon present governmental regulations and information currently available to management. The accrued expenses and other noncurrent liabilities classifications in the Company's consolidated balance sheets include reserves for insurance, environmental and litigation contingencies of $10.6 million and $20.4 million at December 29, 2001 and December 30, 2000, respectively. There can be no assurance, however, that final costs related to these matters will not exceed current estimates. The Company believes that any additional liability relative to lawsuits and claims which may not be covered by insurance would not likely have a material adverse effect on the Company's financial position, although it could potentially have a material impact on the results of operations in any one year.

(17)     BUSINESS SEGMENTS

         The Company operates on a worldwide basis within two industry segments:
         Rendering and Restaurant Services. Due to unfavorable market conditions, the Esteem Products division, formerly reported as a separate segment, was combined with the Company's Rendering operations in Fiscal 2001 for internal management reporting. Accordingly, the segment information for 1999 and 1998 has been recast to conform to the Company's current operating segments. The measure of segment profit
         (loss) includes all revenues, operating expenses (excluding certain amortization of intangibles), and selling, general and administrative expenses incurred at all operating locations and excludes general corporate expenses.

              Rendering
              ---------

              Rendering consists of the collection and processing of animal by-products from butcher shops, grocery stores and independent meat and poultry processors, converting these wastes into similar products such as useable oils and proteins utilized by the agricultural and oleochemical industries.

              Restaurant Services
              -------------------

              Restaurant Services consists of the collection of used cooking oils from restaurants and recycling them into similar products such as high-energy animal feed ingredients and industrial oils. Restaurant Services also provides grease trap servicing.

Included in corporate activities are general corporate expenses and the amortization of intangibles related to "Fresh Start Reporting." Assets of corporate activities include cash, unallocated prepaid expenses, deferred tax assets, prepaid pension, and miscellaneous other assets.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

Business Segment Net Revenues (in thousands):
-----------------------------

                                                                December 29,      December 30,    January 1,
                                                                    2001              2000            2000
                                                              ---------------------------------------------------
                Rendering:
                   Trade                                           $194,960          $186,445         $204,631
                   Intersegment                                      31,182            26,011           27,970
                                                                    -------           -------          -------
                                                                    226,142           212,456          232,601
                                                                    -------           -------          -------
                Restaurant Services:
                   Trade                                             61,014            56,350           53,939
                   Intersegment                                       6,854             7,781            7,204
                                                                    -------           -------          -------
                                                                     67,868            64,131           61,143
                                                                    -------           -------          -------

                Eliminations                                        (38,036)          (33,792)         (35,174)
                                                                   --------           -------          -------
                Total                                              $255,974          $242,795         $258,570
                                                                    =======           =======          =======


Business Segment Profit (Loss)  (in thousands):
-----------------------------
                                                                December 29,      December 30,    January 1, 2000
                                                                    2001              2000
                                                              -----------------------------------------------------

                Rendering                                         $14,000         $   8,170        $   3,249
                Restaurant Services                                 7,436             3,487              922
                Corporate Activities                              (19,119)          (17,246)         (15,882)
                Interest expense                                  (14,162)          (13,971)         (14,004)
                                                                  --------          -------          -------
                Loss from continuing operations
                   before income taxes                           $(11,845)         $(19,560)        $(25,715)
                                                                  =======           =======          =======



Certain assets are not attributable to a single operating segment but instead relate to multiple operating segments operating out of individual locations. These assets are utilized by both the Rendering and Restaurant Services business segments and are identified in the category Combined Rend./Rest. Svcs. Depreciation of Combined Rend./Rest. Svcs. assets is allocated based upon an estimate of the percentage of corresponding activity attributed to each segment. Additionally, although intangible assets are allocated to operating segments, the amortization related to the adoption of "Fresh Start Reporting" is not considered in the measure of operating segment profit (loss) and is included in Corporate Activities.


Business Segment Assets (in thousands):
-----------------------

                                                  December 29,     December 30,
                                                      2001             2000
                                                --------------------------------
             Rendering                            $  56,847        $  64,199
             Restaurant Services                     14,779           17,290
             Combined Rend./Rest. Svcs.              64,155           72,722
             Corporate Activities                    23,298           20,294
                                                    -------          -------
             Total                                 $159,079         $174,505
                                                    =======          =======

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


Business Segment Property, Plant and Equipment (in thousands):
----------------------------------------------

                                                    December 29,    December 30,
                                                        2001            2000
                                                  ------------------------------
      Depreciation and amortization:
        Rendering                                     $17,823           $21,531
        Restaurant Services                             6,333             6,323
        Corporate Activities                            2,478             3,327
                                                       ------            ------
      Total                                           $26,634           $31,181
                                                       ======            ======
      Additions:
        Rendering                                    $  3,327          $  2,168
        Restaurant Services                             1,544             2,897
        Combined Rend./Rest. Svcs.                      1,292             2,159
        Corporate Activities                            2,979               460
                                                       ------            ------
      Total                                          $  9,142          $  7,684
                                                       ======            ======


The Company has no material foreign operations, but exports a portion of its products to customers in various foreign countries.

Geographic Area Net Trade Revenues (in thousands):
----------------------------------

                                                             December 29,     December 30,       January 1,
                                                                 2001             2000              2000
                                                           --------------------------------------------------
        United States                                         $117,849         $114,102          $151,165
        Korea                                                    3,538            6,041            13,029
        Spain                                                      388              963             1,798
        Mexico                                                  23,390           25,090            19,320
        Japan                                                    1,075            1,916             2,162
        N. Europe                                                1,444              707             2,095
        Pacific Rim                                              9,838              889             9,008
        Taiwan                                                     552            1,775             2,415
        Canada                                                     993              864               580
        Latin/South America                                      9,192           13,408            13,413
        Other/Brokered                                          87,715           77,040            43,585
                                                               -------          -------           -------
        Total                                                 $255,974         $242,795          $258,570
                                                               =======          =======           =======


Other/Brokered   trade  revenues   represent  product  for  which  the  ultimate
destination is not monitored.

                   DARLING INTERNATIONAL INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements



(18)   QUARTERLY FINANCIAL DATA (UNAUDITED AND IN THOUSANDS EXCEPT PER SHARE AMOUNTS):

                                                               Year Ended December 29, 2001
                                             ------------------------------------------------------------------
                                              First Quarter   Second Quarter   Third Quarter   Fourth Quarter
        Net sales                                   $63,634        $58,614           $65,045         $68,681
        Operating income (loss)                       1,503         (1,342)              942           2,865
        Loss from continuing operations              (1,149)        (5,721)           (3,519)         (1,456)
        Net loss                                     (1,149)        (5,721)           (3,519)         (1,456)
        Basic loss per share                          (0.07)         (0.37)            (0.23)          (0.09)
        Diluted loss per share                        (0.07)         (0.37)            (0.23)          (0.09)



                                                               Year Ended December 30, 2000
                                             ------------------------------------------------------------------
                                              First Quarter   Second Quarter   Third Quarter   Fourth Quarter
        Net sales                                   $62,818        $61,557           $57,629         $60,791
        Operating income (loss)                         194         (1,200)           (1,550)         (2,849)
        Loss from continuing operations              (3,026)        (4,766)           (5,169)         (6,599)
        Discontinued operations -
           Gain on disposal                               -            121                 -             250
        Net loss                                     (3,026)        (4,645)           (5,169)         (6,349)
        Basic loss per share                          (0.19)         (0.30)            (0.33)          (0.41)
        Diluted loss per share                        (0.19)         (0.30)            (0.33)          (0.41)



                                                                        ANNEX A


               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                           OF SERIES A PREFERRED STOCK

                                       OF

                           DARLING INTERNATIONAL INC.

     DARLING INTERNATIONAL INC., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation under the corporate seal of the Corporation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the "Board of Directors") by its Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Board of Directors has duly adopted the following resolutions:

     RESOLVED, that, pursuant to Article Four of the Certificate of Incorporation (which authorizes 1,000,000 shares of Preferred Stock, par value $0.01 per share, the Board of Directors hereby creates a series of preferred stock consisting of [100,000]* shares to be designated as Series A Preferred Stock (the "Series A Preferred Stock," and each such share, a "Series A Share" and all such shares, the "Series A Shares"), and fixes the designations and preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions of such Series A Preferred Stock.

                            Series A Preferred Stock
                            ------------------------

     RESOLVED, that the holders of the Series A Preferred Stock, except as otherwise provided by law, shall have and possess the following rights and preferences subject to the following qualifications, limitations and restrictions. Except as otherwise provided in this Certificate of Designation or as otherwise required by applicable law, all Series A Shares shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

     1. Designation, Number of Shares. This series of Preferred Stock shall be designated as the "Series A Preferred Stock," and the number of shares which shall constitute such series shall be [100,000]*. The par value of the Series A Preferred Stock shall be $0.01 per share.

     2. Dividends.

         (a) Dividend Preference. The Series A Preferred Stock shall rank prior to the Junior Securities with respect to dividends. The holders of shares of the Series A Preferred Stock shall be entitled to receive dividends as provided herein, when, as and if declared by the Board of Directors, as legally available. The rate of dividends per share shall be expressed as a percentage of the Stated Value and shall be six percent (6.00%) per annum. Such dividends shall accrue and be cumulative from the date of issuance of the Series A Preferred Stock, whether or not declared, and shall be payable when, as and if declared by the Board of Directors in cash or accumulated, as the Board of Directors may elect, on [_________ and ______] in each year, except that if any such date is not a Business Day then such dividends shall be payable on the next succeeding Business Day (as applicable, each a "Dividend Payment Date"). No dividends on the Series A Preferred Stock shall be payable unless and until so declared by the Board of Directors. Such dividends shall accrue and accumulate whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Corporation legally available for the payment of dividends. No interest, or sum of money in lieu of interest, shall be payable in


-------------------------------
*  Subject to increase at closing in accordance with recapitalization agreement.

respect of any dividend payment or payments on the Series A Preferred Stock which are in arrears. All dividends accrued on each Series A Share outstanding as of a Dividend Payment Date which shall not be then paid shall be added to the Stated Value of such Series A Share and shall remain a part thereof until paid, and dividends shall thereafter accrue at the dividend rate set forth above and be paid on such Series A Share on the basis of the Stated Value, as so adjusted.

         (b) Dividend Calculation. Dividends shall accrue semi-annually and be calculated on the basis of the time elapsed from and including the date of issuance of such shares to and including the Dividend Payment Date or on any final distribution date relating to redemption or to a dissolution, liquidation or winding up of the Corporation. Dividends payable on the shares of Series A Preferred Stock for any period of less than a full calendar year shall be prorated for the partial year on the basis of a 360-day year of 12 30-day months.

         (c) Dividend Payment. Dividends payable on each Dividend Payment Date shall be paid to record holders of the shares of Series A Preferred Stock as they appear on the books of the Corporation at the close of business on the tenth Business Day immediately preceding the respective Dividend Payment Date or on such other record date as may be fixed by the Board of Directors of the Corporation in advance of a Dividend Payment Date, provided that no such record date shall be less than 10 nor more than 60 calendar days preceding such Dividend Payment Date. Dividends in arrears may be declared and paid at any time to holders of record on a date not more than 60 days preceding the payment date as may be fixed by the Board of Directors. Dividends paid on shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time payable shall be allocated pro rata on a share by share basis among all shares of Series A Preferred Stock outstanding.

         (d) Priority of Dividends. So long as any shares of Series A Preferred Stock are outstanding, no dividend or other distribution, whether in liquidation or otherwise (other than those payable solely in Common Stock of the Corporation), shall be declared or paid, or set apart for payment on or in respect of, any Junior Securities.

     3. Liquidation Preference.

         (a) Priority. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation legally available for distribution to its stockholders, shall be distributed in the following order of priority:

              (i) The holders of Series A Shares shall be entitled to receive, prior and in preference to any distribution in such liquidation, dissolution or winding up of any of the assets of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise) to the holders of shares of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the Stated Value plus all accrued but unpaid dividends to the date of payment for each outstanding Series A Share then held by them. If, upon occurrence of any such distribution, the assets of the Corporation thus distributed among the holders of Series A Shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets of the Corporation legally available for distribution shall be distributed on a pro rata basis among the holders of Series A Shares (in proportion to the number of Series A Shares held by each such holder).

              (ii) After payment in full to the holders of Series A Preferred Stock described in Section 3(a)(i) hereof have been made, then, to the extent available and subject to the rights of holders of other Junior Securities, the remaining assets of the Corporation shall be distributed among the holders of shares of Common Stock pro rata based on the number of shares of Common Stock held by each.

         (b) Change of Control, etc. Neither (i) a Change of Control nor (ii) a reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3 or
Section 4.

     4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, before any distribution or payment is made upon any Junior Securities, the holders of Series A Shares shall be entitled to be paid an amount equal to the aggregate Stated Value of all such Series A Shares outstanding, plus all accrued but unpaid dividends to the date of payment, and the holders of Series A Shares as such shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed to the holders of Series A Preferred Stock shall be distributed ratably among such holders based upon the aggregate Stated Value of the Series A Shares held by each such holder. The Corporation shall mail written notice of such liquidation, dissolution or winding up, stating the circumstances for the distribution, the payment date, location and the distribution amounts not less than 30 days prior to the payment date stated therein, to each record holder of Series A Preferred Stock.

     5. Redemptions.

         (a) Mandatory Redemption. On the earliest of (x) the fifth anniversary of the date of issuance of the Series A Preferred Stock, (y) the date of consummation of a sale of all or substantially all of the consolidated assets of the Corporation and its subsidiaries and (z) the date of occurrence of a Change in Control (the "Mandatory Redemption Date"), the Corporation shall redeem all issued and outstanding Series A Shares, at a price per Series A Share equal to the Stated Value plus all accrued but unpaid dividends to the Redemption Date.

         (b) Optional Redemptions. Subject to the terms hereof, the Corporation may at its option at any time, redeem all or any portion of the shares of Series A Preferred Stock in multiples of not less than $1,000,000 then outstanding at a price per Series A Share equal to the Stated Value plus all accrued but unpaid dividends to the Redemption Date. All partial optional redemptions of Series A Preferred Stock pursuant to this Section 5(b) shall be made pro rata among the holders of such Series A Shares on the basis of the number of Series A Shares held by each such holder in the order and priority specified in Section 5(c). Redemptions made pursuant to this Section 5(b) shall not relieve the Corporation of its obligations to redeem the then outstanding Series A Shares on the Mandatory Redemption Date.

         (c) Redemption Price. For each Series A Share which is to be redeemed, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Series A Share) an amount in immediately available funds equal to the Stated Value plus all accrued but unpaid dividends to the Redemption Date. If the Corporation's funds which are legally available for redemption of Series A Shares on any Redemption Date are insufficient to redeem the total number of Series A Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series A Shares to be redeemed (if any) ratably among the holders of the Series A Shares to be redeemed based upon the aggregate Stated Value of such Series A Shares held by each such holder and other Series A Shares not so redeemed shall remain issued and outstanding until redeemed in accordance with the terms thereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Shares, such funds shall immediately be used to redeem the balance of the Series A Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed in the order and priority set forth above.

         (d) Notice of Redemption. The Corporation shall mail first class, postage pre-paid, written notice of each redemption of Series A Preferred Stock to each record holder of Series A Shares to be redeemed at least 30 days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption which relates to a redemption at the Corporation's option pursuant to
Section 5(b), the Corporation shall become obligated to redeem the total number of Series A Shares specified in such notice at the time of redemption specified therein. In case fewer than the total number of Series A Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series A Shares (including, if applicable, fractional shares) shall be issued to the holder thereof without cost to such holder within 10 Business Days after surrender of the certificate representing the redeemed Series A Shares.

         (e) Determination of the Number of Each Holder's Series A Shares to be Redeemed. Except as otherwise provided herein, the number of Series A Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Series A Shares determined by multiplying the total number of Series A Shares to be redeemed by a fraction, the numerator of which shall be the total number of Series A Shares then held by such holder and the denominator of which shall be the total number of Series A Shares then outstanding.

         (f) Dividends After Redemption Date. No Series A Share is entitled to any dividends accruing after the date on which the Stated Value of such Series A Share plus all accrued but unpaid dividends thereon is paid in full in immediately available funds. On such date all rights of the holder of such Series A Share shall cease, and such Series A Share shall not be deemed to be outstanding.

         (g) Redeemed or Otherwise Acquired Series A Shares. Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased, redeemed or exchanged, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in any resolution adopted by the Board of Directors providing for the issuance of any series of Preferred Stock; provided, however, that no such issued and reacquired shares of Series A Preferred Stock shall be, and the Corporation covenants that no such issued and reacquired shares of Series A Preferred Stock shall be, reissued or sold as Series A Preferred Stock.

         (h) Priority. The Corporation shall make all redemption payments to which the holders of the Series A Preferred Stock shall become entitled to under this Section 5 prior to making any permitted dividend or other distribution on, or any purchase, redemption or other acquisition or retirement for value of any Junior Securities or making available a sinking fund for the purchase or redemption of any Junior Securities.

     6. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Series A Preferred Stock shall have no voting rights. With respect to any issue required to be voted on and approved by holders of Series A Preferred Stock, the holders of Series A Preferred Stock shall vote as a single class.

     7. Covenants. Notwithstanding anything to the contrary contained in this Certificate of Designation, the Corporation shall not take any of the following actions without the prior written consent of the holders of 66 2/3% of the then outstanding shares of Series A Preferred Stock, voting together as a single class: (i) creating or issuing any class or series of equity security of the Corporation that is senior or pari passu in priority to the Series A Preferred Stock with respect to dividends, redemption, liquidation, winding up or dissolution of the Corporation; (ii) modifying any Junior Securities so as to become senior or pari passu in priority to the Series A Preferred Stock with respect to dividends, redemption, liquidation, winding up or dissolution of the Corporation; (iii) declaring, paying or making any dividends or other distributions on any Junior Securities (other than dividends declared in connection with any stock splits, stock dividends, share combinations, share exchanges or other recapitalizations in which such dividends are made in the form of Junior Securities); (iv) directly or indirectly redeeming, retiring, repurchasing or otherwise acquiring any shares of Series A Preferred Stock (except to the extent allowed or required by Section 5(a) or Section 5(b) hereof) or any Junior Securities (or authorizing or allowing any subsidiary of the Company to do so); (v) increasing the number of shares constituting the Series A Preferred Stock from the number of shares established by this Certificate of Designation or taking any action that adversely alters or changes the rights, preferences, or privileges of the Series A Preferred Stock; and (vi) creating or issuing any class or series of equity security of the Corporation
(a) that is subject to mandatory redemption, in whole or in part, by the Corporation while any shares of Series A Preferred Stock are outstanding (whether or not such redemption is contingent on the occurrence of any event or circumstance) or (b) the terms of which provide for protective covenants or provisions more restrictive or onerous upon the Corporation than the covenants and provisions fixed herein in favor of the Series A Preferred Stock.

     8. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series A Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series A Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered certificate.

     9. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series A Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

     10. Definitions. In addition to the terms defined elsewhere herein, as used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

     "Affiliate" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person, or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     "Business Day" means any day, excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are required or authorized by law or other governmental actions to close.

     "Change in Control" means the occurrence of: (i) any "person" (as such term is used in Section 13(d) of the Exchange Act), other than the Initial Holders and their respective Affiliates, individually or as a group, becoming a "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Corporation's outstanding capital stock; (ii) the first day on which a majority of the members of the Board of Directors of the Corporation are not Continuing Directors; or (iii) the Corporation's consolidation with, or merger with or into, any Person or any Person's consolidation with, or merger with or into, the Corporation, pursuant to a transaction in which any of the outstanding voting capital stock of the Corporation is converted into or exchanged for cash, securities or other property.

     "Common Stock" means the Corporation's Common Stock, $0.01 par value per share.

     "Continuing Directors" means those members of the Board of Directors who either (i) were members of the Board of Directors on the date of issuance of the Series A Preferred Stock, (ii) were nominated for election in accordance with the Recapitalization Agreement, or (iii) were nominated or elected by a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Initial Holders" means the banks and other lending institutions who are the initial signatories to the Recapitalization Agreement or any successor or assignee thereof as of the Consummation Date (as defined in the Recapitalization Agreement).

     "Junior Securities" means (i) the Common Stock and (ii) each other class or series of equity securities issued by the Corporation after the date hereof, the terms of which specifically provide that such class or series shall rank junior to the Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up or dissolution of the Corporation.

     "Original Series A Issue Price" means $100.00 per share of Series A Preferred Stock.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof or any other entity of any kind.

     "Recapitalization Agreement" means the Recapitalization Agreement, dated as of March 15, 2002, by and among the Corporation, Credit Lyonnais New York Branch, as an Initial Holder and as agent to the Initial Holders, and the Initial Holders, as amended, supplemented or otherwise modified from time to time.

     "Redemption Date" as to any Series A Share means (x) in reference to a mandatory redemption pursuant to Section 5(a) hereof, the Mandatory Redemption Date and (y) in reference to a redemption at the Corporation's option pursuant to Section 5(b) hereof, the date specified in the notice of any redemption at the Corporation's option as provided in Section 5(d) provided, however, that no such date shall be a Redemption Date unless the applicable redemption price specified in Section 5(c) is actually paid, and if not so paid, the Redemption Date shall be the date on which such redemption price specified in Section 5(c) is fully paid.

     "Stated Value" means, as to each Series A Share, the Original Series A Issue Price, plus adjustments for accumulated dividends as provided in Section 2(a), and appropriately adjusted for any stock splits, reverse stock splits, combinations, recapitalizations and similar transactions with respect to the Series A Preferred Stock.

     11. Amendment and Waiver.

     No amendment, supplement, modification or waiver shall be binding or effective with respect to any provision of this Certificate of Designation without the prior written consent of the holders of 66 2/3% of the shares of Series A Preferred Stock then outstanding. Notwithstanding anything to the contrary contained herein, no amendment, supplement, modification or waiver of any provision of this Certificate of Designation that adversely affects any holder of Series A Preferred Stock and is prejudicial to such holder relative to all other holders of Series A Preferred Stock shall be effective against such holder without such holder's consent.

     12. Notices.

     Except as otherwise expressly provided herein, all communications and notices provided for hereunder shall be in writing (including facsimile or electronic transmission or similar writing) and shall be given (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (or at such other address or facsimile number as such stockholder may hereafter specify for the purposes of notice to such stockholder). Each such notice or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in accordance with this Section 12 and confirmation is received, (ii) if given by mail, three (3) Business Days following such posting, if postage prepaid, and if sent via U.S. certified or registered mail, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or
(iv) if given by any other means, when received at the address specified in accordance with this Section 12.

     13. Successors and Transferees.

     The provisions applicable to shares of Series A Preferred Stock shall bind and inure to the benefit of and be enforceable by the Corporation, the successors to the Corporation, and by any record holder, as reflected on the Company's books and records, of shares of Series A Preferred Stock.

     IN WITNESS WHEREOF, Darling International Inc. has caused this Certificate of Designation, Preferences and Rights of Series A Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this ___ day of ____________, 2002.

                                  DARLING INTERNATIONAL INC.


                                  By:
                                      -----------------------------------------
                                      Denis J. Taura
                                      President
(Corporate Seal)

ATTEST:


----------------------------
Joseph P. Weaver, Jr.
Secretary

                                                                         Annex B
                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           DARLING INTERNATIONAL INC.

     DARLING INTERNATIONAL INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders. The resolution setting forth the amendment is as follows:

          RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by changing the first paragraph of Article Four thereof so that, as amended, said Article shall be read in relevant part as follows:

          "The aggregate number of shares of stock that the Corporation shall have authority to issue is one hundred one million (101,000,000) shares consisting of one hundred million (100,000,000) shares of common stock having a par value of $0.01 per share (the "Common Stock"), and one million (1,000,000) shares of preferred stock, having a par value of $0.01 per share (the "Preferred Stock")."

          RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by adding a new Article Twelve thereto, such Article Twelve to read in its entirety as follows:

                                 "ARTICLE TWELVE
                                  --------------

          1. If and whenever the Corporation issues any additional shares of Common Stock ("Additional Common Shares"), except as provided in Section 4 or Section 5 of this Article Twelve, each Bank (as defined below) will have the right, but not the obligation, to purchase such Additional Common Shares up to an amount sufficient to permit such Bank to maintain its percentage equity interest in the Corporation (based on the Common Share Ratio (as defined below) of such Bank) at the level existing immediately prior to the issuance of the Additional Common Shares. If the Corporation desires to issue Additional Common Shares, it will first give notice thereof to each Bank stating the number of Additional Common Shares proposed to be issued and the total consideration to be received by the Corporation upon issuance of the Additional Common Shares. Within 30 days after the receipt of such notice, each Bank may elect to exercise the rights under this Article Twelve by giving written notice to that effect to the Corporation. Failure to give such notice within that 30-day period or failure to pay at the required time the purchase price for any Additional Common Shares as to which a right to purchase shall have been exercised will constitute a waiver of the rights granted by this Article Twelve as to the particular issuance of Additional Common Shares specified in the Corporation's notice.

          As used in this Article Twelve, "Bank" means any bank or other lending institution that is an initial signatory to the Recapitalization Agreement, dated as of March 15, 2002, by and among the Corporation, the Banks and the agent for the Banks (as amended, supplemented or otherwise modified from time to time, the "Recapitalization Agreement") or any successor or assignee thereof as of the Consummation Date (as defined in the Recapitalization Agreement).

          As used in this Article Twelve, "Common Share Ratio" means, at any time of determination with respect to each Bank whose percentage or ratio is to be calculated, a ratio or percentage consisting of a numerator equal to all shares of Common Stock held by such Bank and a denominator equal to all issued and outstanding shares of Common Stock of the Corporation.

          2. The per share purchase price to be paid by each Bank upon exercise of the rights granted under this Article Twelve will be equal to the per share consideration (net of underwriting discounts or commissions if such Bank is not a participant in the offering) at which the Additional Common Shares are offered or proposed to be offered by the Corporation to another party. The total consideration for which Additional Common Shares are offered or proposed to be offered will be determined as follows: (i) in case of the proposed issuance of Additional Common Shares for cash, the consideration to be received by the Corporation will be the amount of cash (net of underwriting discounts or commissions if such Bank is not a participant in the offering) for which the Additional Common Shares are proposed to be issued and (ii) in case of the proposed issuance of Additional Common Shares in whole or in part for consideration other than cash, the value of the consideration to be received by the Corporation other than cash (net of underwriting discounts or commissions if such Bank is not a participant in the offering) will be the Fair Market Value of that consideration as determined by the Board of Directors of the Corporation. As used herein, "Fair Market Value" means, as to any securities or property, the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the facts, in an arm's-length transaction without time constraints, and without being under any compulsion to buy or sell.

          3. If and whenever the Corporation issues any securities convertible into or exchangeable or exercisable for Additional Common Shares or rights or options to subscribe for or to purchase Additional Common Shares, except as provided in Section 5, each Bank will have the right, but not the obligation, to purchase convertible securities, rights or options of like kind up to an amount which when converted, exchanged or exercised would be sufficient to permit such Bank to maintain its percentage equity interest in the Corporation (based on the Common Share Ratio of such Bank) at the level existing immediately prior to the issuance of the convertible securities, rights or options. If the Corporation desires to issue convertible securities, rights or options, it will first give notice thereof to each Bank describing the convertible securities, rights or options proposed to be issued (including the number of Additional Common Shares issuable upon conversion, exchange or exercise of such convertible securities, rights or options) and stating the total consideration to be received by the Corporation upon such issuance and upon conversion, exchange or exercise. Within 30 days after the receipt of such notice, each Bank may elect to exercise the rights under this Section 3 by giving written notice to that effect to the Corporation. Failure to give such notice within that 30-day period or failure to pay at the required time the purchase price for any convertible securities, rights or options as to which a right to purchase shall have been exercised will constitute a waiver of the rights granted by this Section 3 as to the particular issuance of convertible securities, rights or options specified in the Corporation's notice to such Bank.

          4. The purchase price to be paid by each Bank upon exercise of its rights under Section 3 of this Article Twelve will be in proportion to the consideration proposed to be received by the Corporation (net of underwriting discounts or commissions if such Bank is not a participant in the offering) upon the original issuance to another party of convertible securities, rights or options. The amount of consideration to be received by the Corporation upon the original issuance of such convertible securities, rights or options will be determined in the manner provided in
     Section 2 of this Article Twelve. With respect to securities convertible into or exchangeable or exercisable for Additional Common Shares or rights or options to subscribe for or purchase Additional Common Shares, the rights of each Bank (to the extent exercised) will apply only to the issuance of such convertible securities, rights, or options, and Banks will have no rights under this Article Twelve with respect to the Corporation's issuance of Additional Common Shares upon conversion, exchange or exercise of such convertible securities, rights or options. If a Bank does not exercise its right to acquire such convertible securities, rights or options hereunder, it shall have the rights set forth in Section 1 of this Article Twelve upon conversion, exchange or exercise of such convertible securities, rights or options.

          5. The provisions of this Article Twelve will not apply to (i) shares of Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock, (ii) the options outstanding under the Option Plans (as defined in the Recapitalization Agreement) as of October 31, 2001 to purchase an aggregate of 2,139,065 shares of Common Stock, (iii) the options to purchase an aggregate of 540,000 shares of Common Stock granted under the Taura Non-Plan Option Agreement (as defined in the Recapitalization Agreement),
     (iv) the options to purchase 333,000 shares of Common Stock relating to options from the 1993 restructuring which were originally referred to as Class A options and were later converted to Common Stock options, (v) options, awards, grants and other stock rights hereafter granted to employees, officers, or directors or consultants of the Corporation or any of its subsidiaries and approved by the Board of Directors or (vi) or shares of Common Stock issued pursuant to the options and other rights described in the foregoing clauses (ii), (iii), (iv) and (v).

          6. Unless otherwise agreed by the Corporation and the Banks, the purchase price to be paid by the Banks upon exercise of their rights under this Article Twelve will be paid upon terms which are the same as those being offered by third party purchasers, unless those terms provide for payment in a manner which could not be duplicated by a Bank, such as the transfer of specific property to the Corporation, in which event payment by the Bank will be in cash in an amount equal to the fair market value of such specific property.

          7. The rights contained in this Article Twelve shall be assignable to any transferee of the Common Shares (as defined in the Recapitalization Agreement), except (i) transferees who acquire such shares as purchasers in a sale made under a registration statement that has been filed and gone effective pursuant to the Registration Rights Agreement (as defined in the Recapitalization Agreement), (ii) transferees who acquire their shares in a transfer made under Rule 144 of the Securities Act of 1933 or any successor rules and (iii) subsequent transferees of shares sold or transferred to a transferee described in clauses (i) or (ii).

          8. The provisions of this Article Twelve and the rights and obligations under this Article Twelve shall terminate (i) upon the written consent of the Corporation and all Banks; (ii) on the tenth anniversary of the Consummation Date; or (iii) as to a particular Bank, if after a sale of Common Shares by the Bank, the Bank and any person or entity that, directly or indirectly, controls, is controlled by or is under common control with such Bank (each a "Bank Affiliate") and/or a fund or account managed by a Bank or a Bank Affiliate cease to hold collectively Common Shares equal to at least 2% of the shares of Common Stock outstanding at the Consummation Date."

     THIRD: That thereafter, pursuant to resolution of the Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and legally held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

     FOURTH: That said amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Denis J. Taura, its Chief Executive Officer, this ____ day of _________, 2002.

                                         DARLING INTERNATIONAL INC.


                                         By:
                                              --------------------------------
                                              Name:    Denis J. Taura
                                              Title:   Chief Executive Officer

                                                                      PROXY CARD

                           DARLING INTERNATIONAL INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 30, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of DARLING INTERNATIONAL INC., a Delaware corporation (the "Company"), does hereby constitute and appoint Joseph R. Weaver and Brad Phillips, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company's headquarters, 251 O'Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, on April 30, 2002 at 9:00 a.m., local time, and at any and all adjournments and postponements thereof (the "Annual Meeting"), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS NO. 1, 2 and 3.

Please mark your vote as indicated in this example [X]

1. Proposal to approve the issuance by the Company to its lenders of (i) approximately 46.7 million shares of our common stock, such that the lenders will collectively own 75% our issued and outstanding common stock and (ii) up to 110,000 shares of our newly created Series A Preferred Stock in connection with the Recapitalization (Proposal No. 1):

                           FOR            AGAINST         ABSTAIN
                          [   ]            [   ]           [   ]


2. Proposal to approve amendments to the Company's Certificate of Incorporation in connection with the Recapitalization to (i) increase the number of authorized shares of our common stock from 25 million to 100 million and (ii) grant to the lenders preemptive rights to purchase our common stock (Proposal No. 2):

                           FOR            AGAINST         ABSTAIN
                          [   ]            [   ]           [   ]


3.   Election of Directors (Proposal No. 3):

                          VOTE FOR ALL*                WITHHOLD FOR ALL
                              [   ]                         [   ]

     Nominees:
     Denis J. Taura                 Charles Macaluso
     O. Thomas Albrecht             Richard A. Peterson
     Fredric J. Klink



* To withhold authority to vote for one or more nominee(s), write the name(s) of the nominee(s) below:


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4.   Other Matters:

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED "FOR" PROPOSALS NO. 1, 2 AND 3 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

The undersigned hereby revokes all previous Proxies and acknowledges receipt of the Notice of Annual Meeting dated April ____, 2002, the Proxy Statement attached thereto and the Annual Report of the Company for the fiscal year ended December 29, 2001 forwarded therewith.

                                Dated: _______________________________, 2002


                                       -------------------------------
                                                   Signature

                                       -------------------------------
                                                    Signature